EXHIBIT 10.14
Turn Key Datacenter Lease for Premises
In Multi-Tenant Datacenter

200 QUANNAPOWITT PARKWAY

WAKEFIELD, MASSACHUSETTS

TURN KEY DATACENTER LEASE
Between
GIP WAKEFIELD, LLC
a Delaware limited liability company
as Landlord
and
CARBONITE, INC., a Delaware corporation
as Tenant
Dated
June 3, 2011

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Page
18.5 Return of Confidential Information.	47
18.6 Non-Exclusive Equitable Remedy.	48

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SCHEDULE “1”
CERTAIN DEFINED TERMS
“ACM” shall mean and refer to asbestos, asbestos-containing materials or presumed asbestos-containing materials.
“Additional Rent” shall mean and refer to all amounts (other than Base Rent) payable by Tenant to Landlord pursuant to this Lease, whether or not denominated as such.
“Affiliate Transfer” shall mean and refer to an assignment by Tenant of this Lease to a Tenant Affiliate where (x) Tenant gives Landlord prior written notice of the name of such Tenant Affiliate, and (y) the applicable Tenant Affiliate assumes, in writing, for the benefit of Landlord, all of Tenant’s obligations under this Lease.
“Alterations” shall mean and refer to any alterations, additions, improvements or replacements to the Tenant Space, or any other portion of the Building or Property performed by or on behalf of Tenant or any other Tenant Party.
“Applicable Laws” shall mean and refer to (a) all laws, ordinances, building codes, rules, regulations, orders and directives of any governmental authority now or hereafter having jurisdiction over the Property and the Landlord Essential Services, (b) all covenants, conditions, laws and restrictions now or hereafter affecting the Property or the Services, (c) all rules, orders, laws, regulations and requirements of any applicable fire rating bureau or other organization performing a similar function for the Property, and (d) the Environmental Laws.
“Applicable Security Deposit Laws” shall mean and refer to laws, rules and regulations applicable to security deposits under commercial leases in the State in which the Property is located.
“Back-Up Power Specifications” shall mean and refer to the specific elements of back-up power that are described in Items 2 & 3 of Exhibit “F”, Table A.
“Back-Up Power Systems” shall mean and refer to the specific equipment used by Landlord to meet the Back-Up Power Specifications.
“Base Rent” shall mean and refer to the amounts of Base Rent set forth in Item 8 of the Basic Lease Information.
“Basic Lease Information” shall mean the information contained in Section 1 of this Lease.
“Building” shall mean and refer to the Building described in Item 15 of the Basic Lease Information.
“Building Systems” shall mean and refer to the Building and/or Property systems and equipment, including all fire/life safety, electrical, HVAC, plumbing and sprinkler, access control (including Landlord’s Access Control Systems), mechanical, and telecommunications systems and equipment.

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“Cables” shall mean and refer to all fiber and/or copper cabling that is placed into the Pathway by Landlord on Tenant’s behalf, or by Tenant and/or by any other Tenant Party.
“Casualty-Complete” shall mean and refer to a Casualty Event that results in the complete destruction of the Building or the Property.
“Casualty Event” shall mean and refer to fire, explosion or any other disaster causing damage to the Property, the Building, or the Tenant Space.
“Casualty Repair” shall mean and refer to the repair and reconstruction of the damaged portion(s) of the Property, the Building and/or the Tenant Space to substantially the same condition in which they existed immediately prior to each Casualty Event.
“Casualty Repair Notice” shall mean and refer to written notice by Landlord to Tenant notifying Tenant of the Repair Period-Estimated.
“Chronic Outage” shall mean and refer to the occurrence of two (2) or more Separate/Independent Interruptions of Landlord’s Essential Services within a six (6) consecutive month period, each of which continues for eight (8) or more consecutive hours, regardless of whether or not such Interruption of Landlord’s Essential Services was caused by Force Majeure or any other event, other than the fault of Tenant, or anyone claiming by, through or under Tenant.
“Chronic Outage Termination Notice” shall mean and refer to written notice from Tenant to Landlord, delivered within five (5) business days after the occurrence of a Chronic Outage, that Tenant thereby terminates this Lease.
“Claims” shall mean and refer to all third party claims, actions, suits and proceedings, and all losses, damages, obligations, liabilities, penalties, fines, costs and expenses arising from any such claims, actions, suits, or proceedings, including reasonable attorneys’ fees, legal costs, and other costs and expenses of defending against any such claims, actions, suits, or proceedings.
“Colocation Activity” shall mean and refer to the installation, operation and maintenance by a Colocation Party of such Colocation Party’s computer, switch and/or communications equipment in the Tenant Space, and the connection of such equipment with the equipment of other Colocation Parties within the Tenant Space.
“Colocation Agreement” shall mean and refer to a license agreement, by and between Tenant and a Colocation Customer, whereby Tenant provides such Colocation Customer (and its related Colocation Parties) a license for the sole purpose of engaging in Colocation Activities within the Tenant Space.
“Colocation Customer” shall mean and refer to a non-carrier customer of Tenant, who desires to engage in Colocation Activities within the Tenant Space, under and pursuant to a Colocation Agreement.

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“Colocation Party” shall mean and refer to any person claiming, directly or indirectly, by, through or under any Colocation Customer, together with the officers, agents, servants and employees of each Colocation Customer.
“Commencement Date Conditions” shall mean and refer to the occurrence of the following:
     (a) Landlord has performed the Commissioning of the Premises, which condition shall be deemed to have been satisfied upon Landlord’s receipt of the Commissioning Complete Letter;
     (b) Landlord has completed Landlord’s Installations; and
     (c) Landlord has delivered the Tenant Space to Tenant by virtue of having provided the Commencement Date Notice to Tenant.
     Installation of the pathway from the P-POP Room to the Tenant Space shall not be a Commencement Date Condition; however, Landlord shall use diligent efforts to install such pathway as soon as reasonably possible after the Commencement Date.
“Commencement Date Notice” shall mean and refer to a notice from Landlord to Tenant, substantially in the form attached hereto as Exhibit “H”, which shall (a) memorialize Landlord’s delivery of the Tenant Space to Tenant, and (b) confirm the actual Commencement Date.
“Commissioning” shall mean and refer to the act of causing the commissioning/turn up of the Premises’ infrastructure pursuant to the Commissioning Criteria, so that such infrastructure has passed Level 5 of such Commissioning Criteria, as described in Exhibit “E-1”.
“Commissioning Agent” shall mean and refer to the third party engineering firm that performs the Commissioning.
“Commissioning Complete Letter” shall mean and refer to a letter from the Commissioning Agent, evidencing successful commissioning of the Premises, substantially in the form attached hereto as Attachment “1” to Exhibit “H”.
“Commissioning Criteria” shall mean and refer to the commissioning criteria set forth on Exhibit “E-1”.
“Common Area” shall mean and refer to that part of the Property lying outside the Premises designated by Landlord from time to time for the common use of all tenants of the Datacenter or the Building, as applicable, including among other facilities, the sidewalks, service corridors, curbs, truck ways, loading areas, private streets and alleys, lighting facilities, halls, lobbies, delivery passages, elevators, drinking fountains, meeting rooms, public toilets, parking areas and garages, decks and other parking facilities, landscaping and other common rooms and common facilities.
“Consequential Damages” shall mean and refer to consequential damages, incidental damages, indirect damages, or special damages, or for loss of profit, loss of business opportunity or loss of income.

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Confidential Treatment Requested by Carbonite, Inc.
“Continuous Outage” shall mean and refer to an Interruption of Landlord’s Essential Services that continues for twenty (20) consecutive days, regardless of whether or not such Interruption of Landlord’s Essential Services was caused by Force Majeure, other than the fault of Tenant, or anyone claiming by, through or under Tenant.
“Continuous Outage Termination Notice” shall mean and refer to written notice from Tenant to Landlord, delivered within five (5) business days after the occurrence of a Continuous Outage, that Tenant thereby terminates this Lease.
“Control”, as used in the definition of Tenant Affiliate, shall mean and refer to the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the controlled entity and/or the power to elect a majority of the controlled entity’s board of directors.
“Datacenter” shall mean and refer to the Datacenter described in Item 20 of the Basic Lease Information.
“Datacenter Connection Area” shall mean and refer to the central shared point of pathway access in the Datacenter, as designated by Landlord.
“Datacenter Rules and Regulations” shall mean and refer to Landlord’s written rules and regulations for the Datacenter, as same may be amended from time to time in accordance with Section 6.2 of the Lease and that are provided, or made available to, Tenant. The current version of the Datacenter Rules and Regulations is available on the Internet at the following URL:
http://www.digitalrealtytrust.com/leasing/
“Datacenter Utility” shall mean and refer to a utility type for which usage is billed on a “datacenter-by-datacenter” basis.
“Datacenter Utility Costs” shall mean and refer to the actual Datacenter Utility costs for the entirety of the Datacenter (i.e., based on the metering equipment that measures electrical and mechanical power [UPS, HVAC and other mechanical power] being used by the Datacenter), as set forth on the applicable Datacenter Utility bill(s) for the Datacenter (each such Datacenter Utility bill, a “Datacenter Utility Bill”) for the billing period covered by such Datacenter Utility Bill(s). In the formula set forth in Section 3.5.1(a), below, the applicable Datacenter Utility Costs are represented by the letter “N”.
“Default Rate” shall mean and refer to an interest rate equal to the lesser of (a) [***] percent ([***]%) per month or (b) the maximum lawful rate of interest.
“Delinquency Date” shall mean and refer to the date that is five (5) days after the date on which any particular payment of Rent is due from Tenant to Landlord.
“Digital” shall mean and refer to Digital Realty Trust, L.P., a Maryland limited partnership.
“ECT Default Notice” shall mean and refer to written notice from Landlord notifying Tenant of an ECT Overage.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

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“ECT Overage” shall mean and refer to a situation in which the electricity consumption in the Premises exceeds the Electricity Consumption Threshold.
“Electricity Consumption Threshold” shall mean and refer to the amount of electrical power specified in Item 1 of Exhibit “F”, Table A.
“Electricity Specifications” shall mean and refer, collectively, to the Electricity Consumption Threshold and the Back-Up Power Specifications.
“Environmental Laws” shall mean and refer to all now and hereafter existing Applicable Laws regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment.
“Event of Default by Tenant” shall mean and refer to the occurrence of any of the Events of Default by Tenant described in Sections 15.1.1-15.1.5, inclusive.
“Excess Rent” shall mean and refer to any consideration in excess of the sum of (a) the pro-rata portion of Rent applicable to the portion of the Tenant Space subject to the assignment or sublease, less (b) the reasonable leasing costs (i.e., tenant improvement allowances, attorneys’ fees, architectural fees, and broker commissions) actually incurred by Tenant in connection with such sublease or assignment.
“Financial Statements” shall mean and refer to audited annual financial statements of the indicated entity, certified by the entity’s chief financial officer, including (i) a balance sheet, and (ii) a profit and loss statement (income statement), all prepared in accordance with generally accepted accounting principles consistently applied.
“First Interruption” shall mean and refer to the first (1st) Separate/Independent Interruption of Landlord’s Essential Services occurring in any period of twelve (12) consecutive months.
“Force Majeure” shall mean and refer to any cause or reason beyond the reasonable control of the party obligated to perform hereunder, including strike (subject to the next following sentence), labor trouble (subject to the next following sentence), governmental rule, regulations, ordinance, statute or interpretation, or fire, earthquake, civil commotion, or failure or disruption of a utility’s services. Notwithstanding the foregoing, strikes or labor disputes which are directed at Landlord or its contractors (as opposed to strikes or labor disputes of regional or national nature) shall not be considered to be Force Majeure.
“Four-Plus Interruption” shall mean and refer to the fourth (4th), and any subsequent, Separate/Independent Interruption of Landlord’s Essential Services occurring in any then-current Interruption Accrual Period.
“Generator Fuel Usage” shall mean and refer to all fuel used by the element(s) of the Back-Up Power Systems described in Item 3 of Exhibit “F”, Table A.
“Generator Fuel Payment” shall mean and refer to the actual cost of all Generator Fuel Usage that is not Maintenance Fuel Usage.

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“Handle,” “Handled,” or “Handling” shall mean and refer to any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.
“Hazardous Materials” shall mean and refer to: (1) any material or substance: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing PCBs; (iv) containing ACM; (v) which is radioactive; (vi) which is infectious; or (2) any other material or substance displaying toxic, reactive, ignitable, explosive or corrosive characteristics, and is defined, or becomes defined by any Environmental Law.
“Holder” shall mean and refer to any mortgagee or beneficiary with a mortgage or deed of trust encumbering the Property or any portion thereof, or any lessor of a ground or underlying lease with respect to the Property or any portion thereof.
“HVAC” shall mean and refer to heating, ventilation and air conditioning.
“HVAC Specifications” shall mean and refer to the specifications set forth in Item 4(a) and (b) of Exhibit “F”, Table A.
“Interruption Accrual Period” shall mean and refer to the period of twelve (12) consecutive months occurring from and after each First Interruption.
“Interruption Cure Completion Notice” shall mean and refer to written notice from Landlord that a particular Interruption of Landlord’s Essential Services has been rectified.
“Interruption — Electrical” shall mean and refer to the occurrence of a partial or complete interruption of electricity to the PDUs supplying electrical power to Tenant’s Personal Property within the Premises; provided that such occurrence is not caused by any act or omission of Tenant or any other Tenant Party, nor by a Casualty Event, nor by, or during, an ECT Overage. The foregoing notwithstanding, if (a) Tenant fails to take advantage of the redundant electrical design of the Premises (e.g. Tenant “single-cords” its equipment in a scenario where “dual-cording” of Tenant’s equipment is available), (b) there occurs an interruption of electricity to one (1) or more PDUs from which Tenant draws electricity to power Tenant’s Personal Property, (c) such interruption results in a power outage in one (1) or more items of Tenant’s Personal Property, and (d) such power outage could have been avoided if Tenant had taken proper advantage of the electrical redundancies in the Premises, then such interruption will be deemed not to have been an Interruption — Electrical.
“Interruption — Electrical Duration Threshold” shall mean and refer to an aggregate of six (6) minutes in any rolling twelve (12) month period.
“Interruption — Humidity” shall mean and refer to the occurrence of the average relative humidity of the Premises measured at the return air vents in the Premises being outside of the Target Humidity Range for a period of ninety (90), or more, consecutive minutes; provided that such occurrence is not caused by any act or omission of Tenant or any other Tenant Party, nor by

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Confidential Treatment Requested by Carbonite, Inc.
a Casualty Event, nor by, or during, an ECT Overage. For the avoidance of doubt, the duration of each Interruption — Humidity shall commence from and after the expiration of the ninetieth (90th) consecutive minute of the average relative humidity of the Premises being outside of such Target Humidity Range.
“Interruption of Landlord’s Essential Services” shall mean and refer to (a) an Interruption — Electrical; (b) an Interruption — Temperature, or (c) an Interruption — Humidity.
“Interruption — Temperature” shall mean and refer to the occurrence of the average temperature of the Premises measured at the return air vents in the Premises being outside of the Target Temperature Range for a period of ninety (90), or more, consecutive minutes; provided that such occurrence is not caused by any act or omission of Tenant or any other Tenant Party, nor by a Casualty Event, nor by, or during, an ECT Overage. For the avoidance of doubt, the duration of each Interruption — Temperature shall commence from and after the expiration of the ninetieth (90th) consecutive minute of the average temperature of the Premises being outside of the Target Temperature Range.
“Land” shall mean and refer to the Land described in Item 14 of the Basic Lease Information.
“Landlord” shall mean and refer to the Landlord set forth in Item 1 of the Basic Lease Information.
“Landlord Default” shall mean and refer to the occurrence of a Landlord Default, as described in Section 16.1.1.
“Landlord Group” shall mean and refer to Landlord and its directors, officers, shareholders, members, employees, constituent partners, affiliates, beneficiaries and trustees.
“Landlord’s Access Control Systems” shall mean and refer to the following: (i) a check-in desk at the Building’s main entrance operated by Landlord twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year, (ii) an electronic “key card” system to control access to the Premises, and (iii) a video surveillance system in the Premises.
“Landlord’s Essential Services” shall mean and refer to Landlord’s obligations to meet the Electricity Specifications and the HVAC Specifications.
“Landlord’s Installations” shall mean and refer to the installations defined as such, as set forth on Exhibit “E”, attached hereto.
“Landlord’s Lease Undertakings” shall mean and refer to each representation, warranty, covenant, undertaking, and agreement contained in any of the Lease Documents that is to be provided or performed by Landlord.
“Landlord’s Liability Cap” shall mean and refer to an aggregate amount of Landlord’s interest in the Property not to exceed $5,000,000.00.
“Late Charge” shall mean and refer to a sum equal to [***] percent ([***]%) of the amount of a particular Late Payment.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

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“Late Payment” shall mean and refer to any payment of Rent that Landlord has not received from Tenant prior to the Delinquency Date.
“Late Payment Interest” shall mean and refer to interest on a particular Late Payment at the Default Rate.
“Lease Documents” shall mean and refer to this Lease and all schedules, exhibits, riders, amendments, and addenda to this Lease.
“Maintenance Fuel Usage” shall mean and refer to Generator Fuel Usage that is used for the performance of Landlord’s maintenance obligations hereunder.
“Maximum Structural Load” shall mean and refer to the Maximum Structural Load set forth in Item 19 of the Basic Lease Information.
“Metering Equipment — Tenant Space” shall mean and refer to a metering device (or metering devices) for monitoring the utilities serving, provided to and/or used in the Tenant Space.
“MMR Services” shall mean and refer to the services typically provided by companies in the primary business of providing carrier-neutral interconnections, such as Equinix, CRG West and Telehouse, including without limitation, furnishing of space, racks and pathway to telecommunications carriers for the purpose of such carriers’ placement and maintenance of computer, switch and/or communications equipment and cross-connections by such carriers with the communications cable and facilities of other parties in the Building.
“Noticed Holder” shall mean and refer to a Holder for which Tenant has been notified in writing of the address of such Holder prior to the time that Tenant is required to give a Holder the notice in question.
“Other PDU kW-hr” shall mean and refer to the number of kilowatt-hours on the PDU(s) serving all portions of the Datacenter other than the Tenant Space during the same billing period as the applicable Datacenter Utility Bill for the Datacenter.
“Outage Credit” means the quotient achieved by dividing the Base Rent for the month in which the Interruption of Landlord’s Essential Services occurred by 60.
“Outside Completion Date” shall mean and refer to the Outside Completion Date set forth in Item 4 of the Basic Lease Information.
“Partial Month” shall, in the event of a Commencement Date that occurs on a date that is other than the first (1st) day of a calendar month, mean and refer to the number of calendar days (including the Commencement Date) remaining in the month in which the Commencement Date occurs.
“Pathway” shall mean and refer to the Pathway described in Item 7 of the Basic Lease Information.
“PCBs” shall mean and refer to polychlorinated biphenyls.

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“PDUs” shall mean and refer to UPS Power Distribution Breakers.
“Periods of Premises Operation” shall mean and refer to those periods of equipment operation within the Premises (i.e., periods during electrical power is being drawn by Tenant’s Personal Property).
“Periods of Premises Underutilization” shall mean and refer to those periods during which none of Tenant’s Personal Property is operating in the Premises (i.e., periods during which there is no electrical power being drawn by Tenant’s Personal Property).
“Permitted Transfer” shall mean and refer to:
(x) the public offering of shares of Tenant on a public exchange or issuance of additional shares of the Tenant entity; and
(y) any of the following: (i) the transfer of a majority interest of the outstanding shares of stock of Tenant, (ii) the merger of Tenant with another entity or entities, and (iii) the sale of all or substantially all of Tenant’s assets, and/or (iv) Affiliate Transfers; provided that, in any event described under this clause (y), (a) the action is taken pursuant to a bona fide business transaction and not principally or exclusively as a means to evade the consent requirements under this Lease, and (b) the “Tenant” under this Lease after such transaction has the same or better financial strength as that which Tenant had, immediately prior to such transaction, as evidenced in a manner reasonably acceptable to Landlord.
“Permitted Use” shall mean and refer to the placement, installation, operation, repair and maintenance of computer, switch and/or communications equipment and connections of such equipment (subject to the terms of Section 1.3 of the Standard Lease Provisions), via telecommunications cables, with the facilities and/or equipment of other tenants in the Datacenter or the Building.
“PM Activity” shall mean and refer to each of the preventative maintenance activities contained on Landlord’s then-current PM Standards.
“PM Audit” shall mean and refer to Tenant’s inspection of the PM Books and Records.
“PM Audit Notice” shall mean and refer to written notice of Tenant’s intent to perform a PM Audit.
“PM Books and Records” shall mean and refer to the books and records used by Landlord for documenting performance of the PM Activities.
“PM Change” shall mean and refer to a change to the PM Schedule requested by Tenant.
“PM Change Cost Estimate” shall mean and refer to written notice from Landlord to Tenant of the estimated incremental costs related to the PM Change.

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Confidential Treatment Requested by Carbonite, Inc.
“PM Change Request” shall mean and refer to written notice from Tenant to Landlord of Tenant’s requested PM Change.
“PM Schedule” shall mean and refer to Landlord’s then-current schedule for the performance of the PM Activities.
“PM Standards” shall mean and refer to the activities of preventative maintenance that Landlord performs with regard to the equipment that serves the Premises. Landlord’s current list of PM Standards is available on the Internet at the following URL:
http://www.digitalrealtytrust.com/leasing
“POP Room” shall mean and refer to the POP Room described in Item 16 of the Basic Lease Information.
“Premises” shall mean and refer to the Premises described in Item 7 of the Basic Lease Information.
“Premises UPS Power Distribution Breakers kW-hr” shall mean and refer to the number of kilowatt-hours on the UPS Power Distribution Breakers serving the Premises during the same billing period as the applicable Datacenter Utility Bill for the Datacenter. In the formulas set forth in Section 3.5.1 below, the applicable Premises UPS Power Distribution Breakers kW-hr is represented by the letter “A”.
“Projected Real Property Tax Installment” shall mean and refer to an amount equal to [***] ([***]) of the product of (i) the positive difference (if any) obtained by subtracting the Taxes — Real Property (Actual) applicable to the Tax Base Year from the Taxes — Real Property (Projected) for the applicable calendar year, multiplied by (ii) Tenant’s Proportionate Share.
“Property” shall mean and refer to the Land, the Building, the improvements on the Land and in the Building, and Landlord’s personal property thereon or therein.
“Pump Room” shall mean and refer to that certain pump room which serves (but is located outside of) the Datacenter, approximately as indicated on Exhibit “A”, attached hereto.
“Rent” shall mean and refer to all Base Rent, plus all Additional Rent.
“Repair Period-Actual” shall mean and refer to the period of time that it actually takes to repair and/or restore the Building following a Casualty Event in order to enable Tenant’s use of the Tenant Space in the ordinary conduct of Tenant’s business.
“Repair Period-Estimated” shall mean and refer to the period of time, which Landlord estimates will be required for the repair and/or restoration of the Building following a Casualty Event in order to enable Tenant’s use of the Tenant Space in the ordinary conduct of Tenant’s business.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

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“Second Interruption” shall mean and refer to the second (2nd) Separate/Independent Interruption of Landlord’s Essential Services occurring in any then-current Interruption Accrual Period.
“Security Documents” shall mean and refer to the following: (i) all ground leases or underlying leases; (ii) the lien of any mortgage, deed, or deed of trust; (iii) all past and future advances made under any such mortgages, deeds, or deeds of trust; and (iv) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages, deeds, and deeds of trust.
“Separate/Independent Interruption of Landlord’s Essential Services”, and similar phrases used herein, shall mean and refer to (a) Interruptions of Landlord’s Essential Services that occur from separate and unrelated root causes; or (b) a further occurrence of a particular Interruption of Landlord’s Essential Services that occurs after Landlord has provided Tenant the Interruption Cure Completion Notice with regard to the immediately preceding occurrence of such Interruption of Landlord’s Essential Services.
“Shared Mechanical Costs” shall mean and refer to the utility costs related to all items of mechanical and electrical equipment that serve the Premises, but which are commercially impractical of being separately metered to the Premises, due to the fact that such items (and/or the utility meters monitoring same) are designed to serve (and/or monitor) more areas of the Datacenter and/or Building than just the Premises. Shared Mechanical Costs shall also include all costs related to the delivery of each utility as well as the relevant “unit consumption costs”, including recurring network charges, subscription charges or one-off maintenance charges imposed by the utility provider. For the avoidance of doubt, and for the purposes of illustration, but not limitation, the Shared Mechanical Costs include the utility costs related to shared electrical system equipment and shared HVAC system equipment, as well as the costs related to the electrical power dissipation that occurs between a utility’s power meters that monitor power consumption at the Datacenter level or the Building level and those meters that monitor power consumption at the Premises level, such dissipation being inherent to the total amount of electrical power required to operate the Datacenter.
“Shared Mechanical Equipment” shall mean certain equipment within the Tenant Space, and/or equipment located outside the Tenant Space but serving the Tenant Space, including certain cooling equipment, that is commercially impractical of being separately metered to the Tenant Space, because it utilizes equipment and/or facilities designed to serve more area of the Datacenter and/or the Building than just the Tenant Space.
“Shared Mechanical Metering Equipment” shall mean and refer to metering equipment that separately meters utilities provided specifically to the Tenant Space by the Shared Mechanical Equipment.
“SNDA” shall mean and refer to a subordination, non-disturbance and attornment agreement in a form that is reasonably acceptable to Tenant, which provides that, so long as there is no Event of Default by Tenant, Tenant may remain in possession of the Tenant Space under the terms of this Lease, even if the Holder should acquire Landlord’s title to the Building.

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“Taking” shall mean and refer to the Property, or some portion thereof, having been taken under the power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or sold to prevent the exercise thereof.
“Target Commencement Date” shall mean and refer to the Target Commencement Date set forth in Item 4 of the Basic Lease Information.
“Target Humidity Range” shall mean and refer to the range of relative humidity percentages described in Item 4(b) of Exhibit “F”, Table A.
“Target Temperature Range” shall mean and refer to the range of temperatures described in Item 4(a) of Exhibit “F”, Table A.
“Tax Base Year” shall mean and refer to fiscal tax year 2013 (i.e. July 1, 2012-June 30, 2013).
“Taxes — Equipment” shall mean and refer to all governmental fees, taxes, tariffs and other charges levied directly or indirectly against any personal property, fixtures, machinery, equipment, apparatus, systems, connections, interconnections and appurtenances located in, or used by Tenant in or in connection with, the Tenant Space.
“Taxes — Other” shall mean any excise, sales, privilege or other tax, assessment or other charge (other than income taxes) imposed, assessed or levied by any governmental or quasi governmental authority or agency upon Landlord on account of (i) the Rent (and other amounts) payable by Tenant hereunder (or any other benefit received by Landlord hereunder), including any gross receipts tax, license fee or excise tax levied by any governmental authority, (ii) this Lease, Landlord’s business as a lessor hereunder, and/or the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Tenant Space (including any applicable possessory interest taxes), (iii) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Tenant Space, or (iv) otherwise in respect of or as a result of the agreement or relationship of Landlord and Tenant hereunder.
“Taxes — Real Property” shall mean and refer to all taxes, assessments and governmental charges (foreseen or unforeseen, general or special, ordinary or extraordinary) whether federal, state, county or municipal and whether levied by taxing districts or authorities presently taxing the Property or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Property or its operation, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments or other charges herein defined; provided, however, Taxes — Real Property shall not include taxes paid by tenants of the Property as a separate charge on the value of their leasehold improvements, death taxes, excess profits taxes, franchise taxes and state and federal income taxes, except to the extent imposed in substitution for or in lieu of all or any portion of Taxes — Real Property, and shall not include any Taxes — Other.
“Taxes — Real Property (Actual)” shall mean and refer, with respect to each calendar year during the Term of the Lease, to the actual Taxes — Real Property for such year.

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“Taxes — Real Property (Projected)” shall mean and refer, with respect to each calendar year during the Term of the Lease, to Landlord’s reasonable projection of Taxes — Real Property for such year.
“Tenant” shall mean and refer to the Tenant set forth in Item 2 of the Basic Lease Information.
“Tenant Affiliate” shall mean and refer to any partnership, limited liability company, or corporation or other entity, which, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, Tenant.
“Tenant Group” shall mean and refer to Tenant and its directors, officers, shareholders, members, employees, constituent partners, and Tenant Affiliates.
“Tenant Parties” shall mean and refer, collectively to Tenant, the other members of the Tenant Group, Tenant’s Transferees, and their respective contractors, clients, servants, representatives, licensees, Colocating Parties, agents, and invitees.
“Tenant Space” shall mean and refer to the Premises together with the Pathway.
“Tenant Space Customer” shall mean and refer to each customer or other person or entity to which Tenant, any Tenant Affiliate, any other Tenant Party, or any Transferee, provides goods or services, which are in any way related to or associated with the use of the Tenant Space, including those customers, persons or entities now or hereafter conducting transactions or other operations by or through or in connection with equipment located within the Tenant Space.
“Tenant’s Datacenter Utility Payment” shall mean and refer to Tenant’s pro rata portion of the applicable Datacenter Utility Costs, during the same billing period as the applicable Datacenter Utility Bill for the Datacenter, being allocated to the Premises based on the amount of the Premises PDU kW-hr during such billing period, as compared to the Total Datacenter PDU kW-hr during the same billing period. In the formula set forth in Section 3.5.1(a), below, Tenant’s Datacenter Utility Payment, related to the applicable Datacenter Utility Bill, is represented by the letter “G”.
“Tenant’s Personal Property” shall mean and refer, collectively, to all cable, wiring, connecting lines, and other installations, equipment or property installed or placed by, for, through, under or on behalf of Tenant or any Tenant Party anywhere in the Building, the Datacenter, and/or the Tenant Space, not including any equipment or property owned, leased or licensed by Landlord or any other member of the Landlord Group. Additionally, for the purposes of clarity, the parties acknowledge that “Tenant’s Personal Property” includes all equipment or property, other than equipment or property owned, leased or licensed by Landlord or any other member of the Landlord Group, installed and/or placed anywhere in the Building, the Datacenter, and/or the Tenant Space by any party specifically and solely in order to provide any service to Tenant or any Tenant Party (e.g., data storage/archiving and data recovery type equipment that is utilized by or for Tenant or any Tenant Party in the Tenant Space, but which is actually owned by a third party, other than Landlord or any other member of the Landlord Group).

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“Tenant’s Proportionate Share” shall mean and refer to the Tenant’s Proportionate Share described in Item 17 of the Basic Lease Information. Landlord and Tenant acknowledge that Tenant’s Proportionate Share is a “deemed” share, which has been calculated by taking into consideration the rentable square feet of all space that is included collectively in and/or serving the Premises.
“Tenant’s Proportionate Share of Taxes — Real Property (Actual)” shall mean and refer, with respect to each calendar year during the Term of this Lease, to an amount equal to the product of (i) the positive difference (if any) obtained by subtracting the Taxes — Real Property (Actual) applicable to the Tax Base Year from the Taxes — Real Property (Actual) applicable to such calendar year, multiplied by (ii) Tenant’s Proportionate Share, as described in Item 17 of the Basic Lease Information.
“Tenant’s Separately Metered Utility Payment” shall mean the actual cost of all utilities, if any, that serve, are provided to and/or are used in, or for, the Tenant Space, for which the costs that are applicable to the Tenant Space are wholly and separately metered to the Tenant Space.
“Tenant’s Shared Mechanical Payment” shall mean Tenant’s Datacenter Utility Payment.
“Tenant’s Utility Payment” shall mean and refer to each Tenant’s Shared Mechanical Payment and each Tenant’s Separately Metered Utility Payment.
“Term”; “Term of this Lease”; and “Term of the Lease” shall mean and refer to the period described in Item 5 of the Basic Lease Information, subject to the terms of such Item 5.
“Third Interruption” shall mean and refer to the third (3rd) Separate/Independent Interruption of Landlord’s Essential Services occurring in any then-current Interruption Accrual Period.
“Total Datacenter UPS Power Distribution Breaker kW-hr” shall mean and refer to the number of kilowatt-hours on the UPS Power Distribution Breaker(s) serving the Datacenter during the same billing period as the applicable Datacenter Utility Bill for the Datacenter, being represented by the sum of the Premises UPS Power Distribution Breaker kW-hr plus the Other UPS Power Distribution Breaker kW-hr. In the formulas set forth in Sections 3.5.1, below, the applicable Total Datacenter UPS Power Distribution Breaker kW-hr is represented by the letter “B”.
“Transfer” shall mean and refer to (a) a sublease of all or any part of the Tenant Space, (b) an assignment of this Lease, and/or (c) any other agreement (i) permitting a third party (other than Tenant’s employees and occasional guests) to occupy or use any portion of the Tenant Space, or (ii) otherwise assigning, transferring, licensing, mortgaging, pledging, hypothecating, encumbering, or permitting a lien to attach to its interest under, this Lease.
“Transferee” shall mean and refer to any person or entity to whom a Transfer is made or sought to be made.
“Transfer Notice” shall mean and refer to a written request for Landlord’s consent to a particular Transfer, which notice shall include: (a) the name and address of the proposed Transferee; (b) all of the principal terms of the proposed Transfer; (c) current, certified financial

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statements of the proposed Transferee, and any other information and materials reasonably required by Landlord to enable Landlord to adequately review the financial responsibility of the proposed Transferee; (d) such other information and materials as Landlord may reasonably request (and if Landlord requests such additional information or materials, the Transfer Notice shall not be deemed to have been received until Landlord receives such additional information or materials); and (e) the form of the proposed assignment or other Transfer documentation that will be executed by Tenant and the proposed Transferee.
“UPS Plant” shall mean and refer to an uninterruptable power supply plant.
“UPS Room” shall mean and refer to that certain UPS room which serves (but is located outside of) the Datacenter, approximately as indicated on Exhibit “A”, attached hereto.

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200 QUANNAPOWITT PARKWAY
WAKEFIELD, MASSACHUSETTS
TURN KEY DATACENTER LEASE
     This Turn Key Datacenter Lease (this “Lease”) is entered into as of the Effective Date specified in Item 4 of the Basic Lease Information, by and between Landlord (as set forth in Item 1 of the Basic Lease Information, below) and Tenant (as set forth in Item 2 of the Basic Lease Information, below):
RECITALS
     A. Landlord is the owner of the Land (as set forth in Item 14 of the Basic Lease Information, below). The Land is improved with, among other things, the Building (as set forth in Item 15 of the Basic Lease Information, below).
     B. Tenant desires to lease (i) space in the Datacenter, and (ii) certain Pathway between the Datacenter and the POP Room.
     C. Unless otherwise specifically indicated to the contrary, all initially capitalized terms contained in this Lease shall have the meanings set forth on Schedule “1”, attached to this Lease.
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, Landlord and Tenant agree as follows:
BASIC LEASE INFORMATION

1. Landlord:	GIP Wakefield, LLC, a Delaware limited liability company

2. Tenant:	Carbonite, Inc., a Delaware corporation

3. Tenant Addresses:	Tenant Address for Notices:

Carbonite, Inc.
177 Huntington Avenue
Boston, Massachusetts 02115
Attn: General Counsel
Phone No: (617) 587-1100
E-mail: dsheer@carbonite.com

With copies to:

Foley & Lardner LLP
111 Huntington Avenue, 26th Floor
Boston, MA 02199
Attn: Susan E. Pravda
Facsimile No. 617-342-4001

Email: spravda@foley.com

Tenant Address for Invoice of Rent:

Carbonite, Inc.
177 Huntington Avenue
Boston, Massachusetts 02115
Attn: Chief Financial Officer
Phone No: (617) 587-1100
E-mail: akeenan@carbonite.com

4. Effective Date/Commencement Date:

(a) Effective Date:	June 3, 2011 (the “Effective Date”)).

(b) Target Commencement Date:	June 1, 2011.

(c) Early Delivery Date:	Not applicable

(d) Outside Liquidated Damages Date:	June 1, 2011

(e) Outside Completion Date:	June 15, 2011.

(f) Commencement Date:	The “Commencement Date” shall mean and refer to the date upon which Landlord has completed the Commencement Date Conditions.

5. Term:	The “Initial Term” shall mean and refer to approximately fifty (50) full calendar months (i.e., commencing on the Commencement Date and expiring on the last day of the fiftieth (50th) full calendar month thereafter), unless terminated or extended, as set forth in the Lease.

For the avoidance of doubt, Landlord and Tenant acknowledge and agree that, if the Commencement Date occurs on a date that is other than the first (1st) day of a calendar month, the Term of this Lease shall be deemed to have been automatically extended by the number of calendar days in the Partial Month, such that the Term of the Lease shall then be equal to the number of full calendar months described above, plus the number of calendar days in the Partial Month.

For example:

a. If the Commencement Date occurs on June 1, 2011, then the Term of this Lease would commence on June 1, 2011, and expire on July 31, 2015.

b. If the Commencement Date occurs on June 15, 2011, then the Term of this Lease would commence on June 15, 2011, and expire on August 31, 2015. In this example, the period occurring from June 15, 2011 through June 30, 2011 is the Partial Month. The Base Rent payable by Tenant hereunder during such Partial Month shall be payable by Tenant on a pro-rated basis, in accordance with Section 3.1 of the Standard Lease Provisions, at a rate equal to the rate of Base Rent that would otherwise be due and payable by Tenant hereunder with regard to the first (1st) month of the Term of this Lease (pro-rated on a per diem basis). However, in this example, the first (1st) month of the fifty (50) full calendar month Term of this Lease would, for the purposes of calculating the expiration of the Term of the Lease, be deemed to be the month of June, 2011.

6. Number of Tenant Extension Options	First Extension Term:	Three (3) years (months 51-86)
	Second Extension Term:	Three (3) years (months 87-122)
	Third Extension Term:	Five (5) years (months 123-182)
	Fourth Extension Term:	Five (5) years (months 183-242)

In lieu of Tenant’s exercising its option to extend the Term of the Lease for the five (5) year Third Extension Term or (if Tenant has previously exercised its option to extend the Term of the Lease for the Third Extension Term) in lieu of Tenant’s exercising its option to extend the Term of the Lease for the five (5) year Fourth Extension Term, Tenant may extend the term of the Lease for a one (1) year Extension Term (“One Year Extension Term”). See Section 2.3.
7. Premises/Pathway:

(a) Premises:	Approximately 3,100 square feet of area in the Datacenter (Suite [***]), caged as set forth on Exhibit “A”.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Carbonite, Inc.

(b) Pathway:	As described on Exhibit “C”.

8. Base Rent:	Initial Term:

$[***] per month for the period commencing on the Commencement Date and expiring on the last day of the twelfth (12th) full calendar month of the Term of the Lease, subject, however, to the Rent Credit described in the last sentence of this Item 8.

$[***] per month for months 13-24 of the Term.

$[***] per month for months 25-36 of the Term.

$[***] per month for months 37-48 of the Term.

$[***] per month for months 49-50 of the Term.

First Extension Term:

$[***] per month for months 51-60 of the Term.

$[***] per month for months 61-72 of the Term.

$[***] per month for months 73-84 of the Term.

$[***] per month for months 85-86 of the Term.

Second Extension Term:

$[***] per month for months 87-96 of the Term.

$[***] per month for months 97-108 of the Term.

$[***] per month for months 109-120 of the Term.

$[***] per month for months 121-122 of the Term.

Third Extension Term:

See Section 2.3.3

Fourth Extension Term:

See Section 2.3.3.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Carbonite, Inc.

One Year Extension Term:

See Section 2.3.3

Tenant shall be entitled to a credit (“Rent Credit”) against the payments of Base Rent payable by Tenant in respect of the first two months of the Initial Term in the aggregate amount of $[***]. If an Event of Default by Tenant occurs during the Initial Term, Tenant shall, upon demand from Landlord, pay the Rent Credit to Landlord.

9. Installation Fee:	Not applicable.

10. Prepaid Rent:	Intentionally deleted.

11. Landlord’s Address for Notices:	GIP Wakefield, LLC	With copies to:
c/o Digital Realty Trust, L.P.
	100 Quannapowitt Pkwy	Digital Realty Trust, L.P.
	Wakefield, MA 01880	451 D Street, Suite 912
	Attention: Property Manager	Boston, MA 02210
	Facsimile No. (781) 224-0555	Attn: Asset Manager
	E-mail:	Facsimile No. (857) 366-9998
leaseadministration@digitalrealtytrust.com

And:

Goulston & Storrs
400 Atlantic Avenue
Boston, MA 02110-3333
Attn: Raymond M. Kwasnick, Esq.

And:

Stutzman, Bromberg,
Esserman & Plifka, A
Professional Corporation
2323 Bryan Street, Suite 2200
Dallas, TX 75201
Attention: Noah K. Hansford
Facsimile No. (214) 969-4999
E-mail: hansford@sbep-law.com

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

12. Landlord’s Address for Payment of Rent:	ACH Payments:
	Bank:	Bank of America NT&SA
1850 Gateway Blvd.
Concord, CA 94520-3282

	Routing Number:	121000358
	Account Number:	1420436610
	Account Name:	GIP Wakefield, LLC
	Regarding/Reference:	Tenant Account No., Invoice No.

Wire Payments:

	Bank:	Bank of America NT&SA
100 West 33rd Street
New York, NY 10001

	Routing Number:	026009593
	SWIFT:	BOFAUS3N

	Account Number:	1420436610
	Account Name:	GIP Wakefield, LLC

	Regarding/Reference:	Tenant Account No., Invoice No.

Check Payments:

	Payee:	GIP Wakefield, LLC

	Payment Address:	Bank of America
GIP Wakefield, LLC
13450 Collections Center Drive
Chicago, IL 60693

Treasury Contact for Payment Information:

Charissa Tran
Director of Cash Management
Digital Realty Trust
560 Mission Street, Suite 2900
San Francisco, CA 94105
P: (415) 738-6509
F: (415) 495-3687

13. Brokers:	(a) Landlord’s Broker: Jones Lang LaSalle New England, LLC

(b) Tenant’s Broker: None

14. Land:	The land located at 200 Quannapowitt Parkway, Wakefield, Massachusetts. The legal description of the Land is as follows:

“A certain parcel of land with the building and improvements thereon, situate in Wakefield, Middlesex County, Massachusetts, being shown as Lot 11 on a plan entitled “Plan of Land in Wakefield, MA (Middlesex County) BEING A SUBDIVISION OF LOT 8 & 9 ON LC 25969-E, Scale 1 INCH = 120 FEET, Date: December 16, 1997, prepared by Beals & Thomas, Inc.”, which plan is numbered 25969F, as modified and approved by the Court, filed with the Land Registration Office of the County of Middlesex.

There is appurtenant to Lot 11 the right to use the “Travelled Way”, approximately shown on Land Court Plan No. 25969A, and other land, as set forth and described in deed given by the Town of Wakefield to Calvin P. Bartlett dated July 13, 1955 and registered as Document No. 296368.”

15. Building:	That certain building located on the Land containing approximately 210,775 rentable square feet.

16. POP Room:	Suite [***] located on the [***] floor of the Building.

17. Tenant’s Proportionate Share:	1.47%.

18. OS Rider.	That certain Office Space Rider dated June 3, 2011 by and between landlord and Tenant related to approximately 420 square feet of space (as more particularly described in the OS Rider, the “OS Tenant Space”) in a location to be designated by Landlord in the Building.

19. Maximum Structural Load:	250 pounds of live load per square foot.

20. Datacenter:	Suite [***] located on the [***] floor of the Building approximately as depicted on Exhibit “A” (the “Datacenter”).

21. Press Releases:	After both parties have signed this Lease Tenant shall prepare and deliver to Landlord a mutually acceptable press release (“Initial Press Release”) announcing Tenant’s occupancy of the Premises in the Building, which Landlord shall have the right

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

to publish and disseminate. Any changes to any such press release delivered by Tenant to Landlord must be mutually agreed to in writing prior to any publication or dissemination of such press release.

In addition, Landlord reserves the right to post other press releases (i.e., other than the Initial Press Release), that discloses the fact that Landlord and Tenant have entered into a lease; provided that same does not disclose the location, economics or square footage related hereto, except that each such other press release shall be subject to Tenant’s review and prior written approval, which Tenant may grant or withhold in its sole discretion.

22. Parking.	Tenant has the right to Tenant reserved parking spaces, per Exhibit “G”, and, if Tenant exercises its rights to lease Data Center Expansion Area, pursuant to Section 1.7, or Additional Office Area, pursuant to Section 1.8, common parking as provided in such Sections.
     This Lease shall consist of the foregoing Basic Lease Information, the provisions of the Standard Lease Provisions, below, Schedule “1”, above, and Exhibits “A” through “I”, the Pop Room Rider, and the Office Space Rider, inclusive, all of which are incorporated herein by this reference as of the Effective Date. In the event of any conflict between the provisions of the Basic Lease Information and the provisions of the Standard Lease Provisions, the Basic Lease Information shall control. In the event of any conflict between the provisions of the Exhibits and the Basic Lease Provisions, the provisions of the Exhibits shall control.

STANDARD LEASE PROVISIONS
1. LEASE OF TENANT SPACE.
     1.1 Tenant Space. In consideration of the covenants and agreements to be performed by Tenant, and upon and subject to the terms and conditions of this Lease, Landlord hereby leases to Tenant for the Term, (i) the Premises; and (ii) the Pathway.
     1.2 Condition of Tenant Space. Tenant has inspected the Datacenter and the Tenant Space and, subject to Landlord’s completion of the Commencement Date Conditions, Tenant accepts the Tenant Space in its “AS IS, WHERE IS” condition. Tenant acknowledges and agrees that (i) except as specifically set forth herein, no representation or warranty (express or implied) has been made by Landlord as to the condition of the Property, the Building, the Datacenter or the Tenant Space or their suitability or fitness for the conduct of the Permitted Use, its business or for any other purpose, and (ii) except as specifically set forth herein (including the requirement for Landlord to perform the Commencement Date Conditions), Landlord shall have no obligation to construct or install any improvements in or to make any other alterations or modifications to the Property, Building or the Tenant Space.
     1.3 Interconnections; Datacenter Connection Area.
          1.3.1 Interconnections. Tenant acknowledges and agrees that: (i) all interconnections (“Interconnections”) between the systems of Tenant and those of other tenants of the Datacenter, and all cross-connects between the systems of Tenant and those of carriers in the Building, must be made in the POP Room, and (ii) Landlord shall have the right to impose commercially reasonable and competitive fees as a condition to permitting any Interconnections by Tenant or others in the POP Room. Anything to the contrary contained in this Lease notwithstanding, Tenant acknowledges that the POP Room may hereafter be operated by a Third Party POP Room Operator. In such event, all operations in the POP Room (including all MMR Services), and all Tenant presences in the POP Room, including pathway, may be governed and controlled by the Third Party POP Room Operator; each and all of which would be subject to the terms of this Lease and such agreements and costs as are mutually agreed in writing, by and between Tenant and the Third Party POP Room Operator. Subject to the obtaining Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned, or delayed) and subject to the other provisions of the Lease, Tenant shall have the right, after coordination with Landlord, to perform the Interconnections and all other work necessary to prepare the Tenant Space and the OS Tenant Space for Tenant’s initial occupancy at any time prior to the Commencement Date at no additional charge to Tenant.
          1.3.2 Datacenter Connection Area. Tenant acknowledges that the Datacenter Connection Area is a Common Area that will be used by and be accessible by other tenants and their technicians.
     1.4 Relocation Right. Intentionally Deleted.
     1.5 Quiet Enjoyment; Access. Subject to all of the terms and conditions of this Lease, Tenant shall quietly have, hold and enjoy the Tenant Space, the OS Tenant Space, and the Parking Spaces, in conformity with the Permitted Use without hindrance from Landlord or any person or entity claiming by, through or under Landlord. Subject to the terms and conditions of this Lease, including the Datacenter Rules and Regulations and Landlord’s Access Control Systems and Force Majeure, Tenant shall have access to the Tenant Space, the OS Tenant Space, and the Parking Spaces, twenty-four (24) hours per day, seven (7) days per week.
     1.6 Common Area. The Common Area shall be subject to Landlord’s sole management and control and shall be operated and maintained in such manner as Landlord in Landlord’s discretion shall determine, provided that changes in the Common Area made by Landlord shall have no material adverse affect on Tenant’s use of, or access to, the Tenant Space, the OS Tenant Space, or the Parking Spaces. Tenant, and the other Tenant Parties, shall have the nonexclusive right to use the Common Area as constituted from time to time; such use to be in common with Landlord, the other members of the Landlord Group, other tenants of the Building and other persons entitled to use the same, and subject to such reasonable written rules and regulations governing use of the Common Areas as Landlord may from time to time prescribe; provided that in the event of any conflict between the provisions of the Lease and the provisions of any rule or regulation, the provisions of the Lease shall control. Landlord agrees that rules and regulations will not discriminate against Tenant, as compared to any similarly situated tenant, in either enforcement or effect. Landlord agrees that Landlord may temporarily close any part of the Common Area for such periods of time as may be necessary to prevent the public from obtaining prescriptive rights or to make repairs or alterations; Landlord agreeing, in effecting such closure, repairs or alterations, to use reasonable efforts to minimize any interference with Tenant’s use of, or access to, the Tenant Space, the OS Space.
     1.7 Tenant’s Data Center Expansion Right. Subject to the terms and conditions set forth in this Section 1.7, Tenant shall have a one-time right to request that Landlord demise to Tenant additional Data Center space in the Building (“Data Center Expansion Area”) which would provide Tenant with approximately an additional 500 KW of capacity. Tenant shall only have the right to lease a Data Center Expansion Area if Landlord determines, in Landlord’s sole, but bona fide, business judgment, that a Data Center Expansion Area and the associated additional power capacity is available for lease to Tenant. Tenant hereby acknowledges that the availability of any Data Center Expansion Area depends upon both: (i) the availability of premises in the Building for such use by Tenant, and (ii) the availability of the additional power capacity necessary to service such Data Center Expansion Area, and the availability of additional power is dependent upon Landlord’s ability to purchase such capacity from a utility company.
          1.7.1 If Tenant desires to lease a Data Center Expansion Area, Tenant must give written notice (“Data Center Expansion Request”) to Landlord requesting that Landlord advise Tenant as to whether a Data Center Expansion Area is available for lease to Tenant.
          1.7.2 Landlord shall, within fifteen (15) calendar days after Landlord receives a Data Center Expansion Request from Tenant, give Tenant written notice (“Landlord’s Data Center Offer”) advising Tenant as to whether a Data Center Expansion Area is available for lease to Tenant on or about a date one hundred eighty (180) calendar days after Landlord receives such Data Center Expansion Request, and, if so: (i) the location of the Data Center Expansion Area, (ii) the estimated Commencement Date with respect to the Data Center Expansion Area, (iii) the Base Rent and other costs which would be payable by Tenant in connection with Tenant’s demise of the Data Center Expansion Area, both during the Initial Term (if applicable), the First

Extension Term, and the Second Extension Term, and (iv) and such other terms and conditions as may be applicable to Tenant’s demise of the Data Center Expansion Area. The Base Rent for a Data Center Expansion Area shall be based upon the Prevailing Base Rent, as defined in Section 2.3.3, of the Data Center Expansion Area, as determined by Landlord in the exercise of its bona fide business judgment (except that Tenant shall not have the right to submit Landlord’s determination to Fair Market Rent Arbitration in accordance with Section 2.3.6); such Base Rent and other costs shall take into account, without limitation, costs which Landlord has incurred, or will have to incur, both capital cost and on-going costs, in order to obtain the power capacity from a utility company necessary to serve the Data Center Expansion Area; and such other terms and conditions shall be based upon the terms and conditions which are then applicable to leases then being executed for comparable data center space in the Building. Tenant shall take the Data Center Expansion Area in “as-is” condition (i.e. Landlord shall have no obligation to prepare the Data Center Expansion Area for Tenant’s use and occupancy). If Tenant leases the Data Center Expansion Area, Tenant shall not be entitled to any additional reserved Parking Spaces; however, Tenant shall be entitled to use up to three and one-half (3.5) common parking spaces in the Parking Areas per one thousand (1,000) rentable square feet of the Data Center Expansion Area in accordance with Exhibit “G”.
          1.7.3 If Landlord advises Tenant that a Data Center Expansion Area is available for lease to Tenant, then: (i) Tenant may lease the Data Center Expansion Area offered in Landlord’s Data Center Offer by giving written notice (“Data Center Expansion Exercise Notice”) to Landlord on or before the date fifteen (15) calendar days after Tenant receives the Landlord’s Data Center Offer, (ii) if Tenant timely gives Landlord a Data Center Expansion Exercise Notice, then Tenant shall lease the Data Center Expansion Area from Landlord for a Term expiring contemporaneously with the expiration of the Term with respect to the Tenant Space initially demised to Tenant, upon the terms and conditions set forth in Landlord’s Data Center Offer, and otherwise upon all of the same terms and conditions applicable to Tenant’s demise of the Tenant Space initially demised to Tenant, to the extent not inconsistent with the provisions of Landlord’s Data Center Offer, and Tenant shall have no further right to lease additional Data Center Expansion Area pursuant to this Section 1.7, and (iii) if Tenant does not timely give Landlord a Data Center Expansion Exercise Notice, Tenant shall have no further right to lease additional space pursuant to this Section 1.7.
          1.7.4 If Landlord advises Tenant that a Data Center Expansion Area is not available for lease to Tenant, then Tenant shall have the right, from time to time (but subject to the provisions of this Section 1.7) give Landlord subsequent Data Center Expansion Exercise Notices, but not more often than one time every three months.
          1.7.5 Tenant shall have the right to lease a Data Center Expansion Area only with respect to the entirety of such Data Center Expansion Area. If Tenant duly exercises its right to lease a Data Center Expansion Area, Landlord and Tenant shall execute an amendment reflecting such exercise. Notwithstanding anything to the contrary herein, any attempted exercise by Tenant of its right to lease a Data Center Expansion Area shall, at the election of Landlord, be invalid, ineffective, and of no force or effect if, on the date on which Tenant delivers a Data Center Expansion Exercise Notice, or on the Commencement Date with respect to such Data Center Expansion Area, either: (i) there shall be an uncured Event of Default by Tenant under this Lease, or (ii) the Lease is no longer in full force or effect.

     1.8 Tenant’s Right of First Offer to Lease Additional Office Area. Subject to the provisions of this Section 1.8, Tenant shall have the following one-time right to lease the Office Expansion Area, as hereinafter defined, when the Office Expansion Area becomes available for lease to Tenant.
          1.8.1 “Office Expansion Area” shall be defined as any area in the Building, containing approximately 10,000 rentable square feet, when such area becomes available for lease to Tenant during the Term of this Lease. The Office Expansion Area shall be deemed to be “available for lease to Tenant” when Landlord, in its reasonable judgment, determines that such area will become available for leasing to Tenant (i.e. when Landlord determines that (i) the lease of the tenant of the Office Expansion Area will terminate and such tenant will vacate such Office Expansion Area, (ii) the rights of another tenant of the Building, Comverse, Inc. (“Comverse”), to lease such premises as of the Effective Date of this Lease have lapsed unexercised or have been waived, and (iii) Landlord intends to offer such area for lease). Landlord represents to Tenant that Comverse has a right of first offer to lease any separately demised premises on the second floor of the Building. In no event shall Tenant have any rights under this Section 1.8 on or after the date twelve (12) months prior to the expiration of the Term of the Lease (i.e. Landlord shall have no obligation to give Landlord’s Office Offer, as hereinafter defined, to Tenant on or after the date twelve (12) months prior to the expiration of the Term of the Lease).
          1.8.2 Landlord shall give Tenant written notice (“Landlord’s Office Offer”) at the time that Landlord determines, as aforesaid, that the Office Expansion Area will become available for lease to Tenant. Landlord’ s Office Offer shall set forth: (i) the location of the Office Expansion Area, (ii) the estimated Commencement Date with respect to the Office Expansion Area, (iii) the Base Rent and other costs which would be payable by Tenant in connection with Tenant’s demise of the Office Expansion Area, both during the Initial Term (if applicable), the First Extension Term, and the Second Extension Term, and (iv) and such other terms and conditions as may be applicable to Tenant’s demise of the Office Expansion Area. The Base Rent for an Office Expansion Area shall be based upon the Prevailing Base Rent, as defined in Section 2.3.3, of the Office Expansion Area, as determined by Landlord in the exercise of its bona fide business judgment (except that Tenant shall not have the right to submit Landlord’s determination to Fair Market Rent Arbitration in accordance with Section 2.3.6); and such other terms and conditions shall be based upon the terms and conditions which are then applicable to leases then being executed for comparable office space in the Building. Tenant shall take the Office Expansion Area in “as-is” condition (i.e. Landlord shall have no obligation to prepare the Office Expansion Area for Tenant’s use and occupancy). If Tenant leases the Office Expansion Area, Tenant shall not be entitled to any additional reserved Parking Spaces; however, Tenant shall be entitled to use up to three and one-half (3.5) common parking spaces in the Parking Areas per one thousand (1,000) rentable square feet of the Office Expansion Area in accordance with Exhibit “G”.
          1.8.3 Tenant may lease the Office Expansion Area offered in Landlord’s Office Offer by giving written notice (“Office Expansion Exercise Notice”) to Landlord on or before the date fifteen (15) days after Tenant receives Landlord’s Office Offer, (ii) if Tenant timely gives Landlord a Office Expansion Exercise Notice, then Tenant shall lease the Office Expansion Area from Landlord for a Term expiring contemporaneously with the expiration of the Term with respect to the Tenant Space initially demised to Tenant, upon the terms and conditions set forth in

Landlord’s Office Offer, and otherwise upon all of the same terms and conditions applicable to Tenant’s demise of the OS Tenant Space initially demised to Tenant, to the extent not inconsistent with the provisions of Landlord’s Office Offer, and Tenant shall have no further right to lease additional Office Expansion Area pursuant to this Section 1.8, and (iii) if Tenant does not timely give Landlord a Office Expansion Exercise Notice, Tenant shall have no further right to lease additional space pursuant to this Section 1.8.
          1.8.4 Notwithstanding anything to the contrary herein contained, Tenant’s rights to lease any Office Expansion Area under this Section 1.8 shall be subject and subordinate to the rights (whether expansion rights, rights of first refusal and/or rights of first offer) of Comverse existing on the Effective Date of this Lease.
          1.8.5 Tenant shall have the right to lease an Office Expansion Area only with respect to the entirety of such Office Expansion Area. If Tenant duly exercises its right to lease an Office Expansion Area, Landlord and Tenant shall execute an amendment reflecting such exercise. Notwithstanding anything to the contrary herein, any attempted exercise by Tenant of its right to lease an Office Expansion Area shall, at the election of Landlord, be invalid, ineffective, and of no force or effect if, on the date on which Tenant delivers a Office Expansion Exercise Notice, or on the Commencement Date with respect to such Office Expansion Area, either: (i) there shall be an uncured Event of Default by Tenant under this Lease, or (ii) the Lease is no longer in full force or effect.
     1.9 Licenses and Permits. Landlord shall, at Landlord’s cost, obtain all licenses, approvals, permits and authorizations required by applicable federal, state, and local laws and regulations that Landlord is required to have in order to perform the Landlord’s Essential Services and to perform Landlord’s Installations. Landlord shall provide Tenant with all such licenses, approvals, permits and authorizations within ten (10) business days after Landlord’s receipt of Tenant’s request therefore.
2. TERM.
     2.1 Term. The term of this Lease, and Tenant’s obligation to pay Rent under this Lease, shall commence on the Commencement Date and shall continue in effect for the Term of the Lease, as the same may be extended, or earlier terminated, in accordance with the express terms of this Lease.
     2.2 Delivery of Tenant Space. Landlord shall use commercially reasonable efforts to satisfy the Commencement Date Conditions prior to the Target Commencement Date. Landlord and Tenant acknowledge and agree that, by virtue of Landlord’s delivery of the Commencement Date Notice to Tenant, Landlord shall be deemed to have delivered the Tenant Space to Tenant, and Tenant shall be deemed to have accepted the same.
          2.2.1 Failure to Meet Commencement Date Conditions. In the event that the Commencement Date Conditions have not been completed by the Target Commencement Date, subject to extension by virtue of Force Majeure, Landlord shall not be deemed in default hereunder, and the Commencement Date shall be postponed, as Tenant’s sole and exclusive

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alternative remedies, until the date on which the Commencement Date Conditions have occurred. Notwithstanding the foregoing:
               2.2.1.1 If the Commencement Date Conditions have not occurred prior to the Outside Liquidated Damages Date, subject to extension by virtue of Force Majeure, Tenant shall receive a credit (“Rent Credit”) of [***] days of Rent (calculated using the Rent amounts which would have been payable had the Tenant Space been timely delivered) for each day between the Outside Liquidated Damages Date (as extended by virtue of Force Majeure) and the date on which the Commencement Date Conditions occur, provided however that in no event shall the amount of the Rent Credit exceed 30 days of Rent (calculated using the Rent amounts which would have been payable had the Tenant Space been timely delivered); or
               2.2.1.2 If the Commencement Date Conditions have not occurred prior to the Outside Completion Date, subject to extension by virtue of Force Majeure, Tenant shall have the right to terminate this Lease, provided that:
(a) Tenant notifies Landlord of such termination prior to the earlier to occur of: (1) completion of the Commencement Date Conditions; or (2) ten (10) business days after the Outside Completion Date; and
(b) Landlord has not caused the Commencement Date Conditions to have been completed within five (5) days after its receipt of such notice of termination from Tenant.
If (aa) the Commencement Date Conditions are completed prior to Tenant’s exercise of the foregoing termination right, (bb) the Commencement Date Conditions are completed within ten (10) days after Tenant’s exercise of the foregoing termination right, or (cc) Tenant shall fail to exercise such termination right within ten (10) days after the Outside Completion Date, then such termination right shall, in any such event, be deemed to have expired and shall, thereafter, be of no further force or effect.
     2.3 Extension Options.
          2.3.1 Subject to and in accordance with the terms and conditions of this Section 2.3, Tenant shall have the following options (“Extension Options”) to extend the Term of the Lease.

First Extension Term:	Three (3) years (months 51-86)
Second Extension Term:	Three (3) years (months 87-122)
Third Extension Term:	Five (5) years (months 123-182)
Fourth Extension Term:	Five (5) years (months 183-242)
Tenant’s right to extend the Term of the Lease with respect to any Extension Term shall be conditioned upon Tenant having timely and properly exercised its right to extend the Term of the Lease for all prior Extension Terms. Notwithstanding the foregoing, in lieu of Tenant’s

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exercising its right to extend the Term of the Lease for the five (5) year Third Extension Term or (if Tenant has previously exercised its right to extend the Term of the Lease for the Third Extension Term) in lieu of Tenant’s exercising its right to extend the Term of the Lease for the five (5) year Fourth Extension Term, Tenant may extend the term of the Lease for a one (1) year Extension Term (“One Year Extension Term”). If Tenant exercise its right to extend the Term of the Lease for the One Year Extension Term, Tenant shall have no further right to extend the Term of the Lease.
          2.3.2 Each Extension Term shall be upon all of the same terms, conditions and provisions applicable to the then-current Term of this Lease (except as provided otherwise herein). Tenant shall have no further options to extend the Term, except as expressly set forth in this Section 2.3.
          2.3.3 The monthly Extension Term Base Rent payable with respect to the Tenant Space for each Extension Term shall be as follows:

First Extension Term:	See Item 8 of the Basic Lease Information
Second Extension Term:	See Item 8 of the Basic Lease Information
Third and Fourth Extension Terms:
The monthly Extension Term Base Rent payable with respect to the Tenant Space for each of the Third Extension Term and the Fourth Extension Term shall be equal to [***] ([***]%) percent of the then (i.e. as of the commencement of the Extension Term in question) prevailing base rent then being charged by Landlord for comparable space (“Prevailing Base Rent”) in the Building for new leases (or if there are new leases of comparable data center space then being entered into in the Building, then for comparable space in the Northern Market, as shown on Exhibit “I”), taking into consideration all relevant factors, including the quality, size, utility and location thereof, the length of such Extension Term, the credit standing of Tenant, the amenities provided to Tenant, the Tax Base Year, and any economic concessions given to tenants, such as free rent and allowances; provided, however, that in no event shall the monthly Base Rent payable by Tenant during the first year of either the Third Extension Term or the Fourth Extension Term be less than [***] percent ([***]%) of the monthly Base Rent that was payable during the last month immediately preceding the commencement of such Extension Term (“Floor Base Rent”); and provided further that, once the Base Rent has been determined in accordance with this Section 2.3 with regard to the first year of an Extension Term, the monthly Base Rent for each subsequent year of such Extension Term

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shall be increased hereunder as of the first (1st) day of each such subsequent year to be equal to [***] percent ([***]%) of the monthly Base Rent for the immediately preceding year of such Extension Term.

One Year Extension Term:	The monthly Extension Term Base Rent payable with respect to the Tenant Space for the One Year Extension Term shall be equal to [***] percent ([***]%) of the Base Rent payable for the month immediately preceding the commencement of the One Year Extension Term.
          2.3.4 With respect to the First Extension Option, the Second Extension Option and the One Year Extension Option, Tenant may exercise each such Extension Option only by delivering an Extension Option Exercise Notice to Landlord at least nine (9) calendar months (and not more than twelve (12) calendar months) prior to the then applicable expiration date of the Term, specifying that Tenant is irrevocably exercising its Extension Option so as to extend the Term of this Lease by an Extension Term on the terms set forth in this Section 2.3.
          2.3.5 With respect to the Third Extension Option and the Fourth Extension Option, Tenant may exercise each such Extension Option only by delivering to Landlord a written notice (an “Initial Extension Option Notice”) at least nine (9) calendar months (and not more than twelve (12) calendar months) prior to the expiration of the immediately preceding Extension Term, exercising (subject to the provisions of this Section 2.3.5), Tenant’s right to extend the Term of the Lease for either the Third Extension Option or the Fourth Extension Option, as the case may be, pursuant to this Section 2.3. Within thirty (30) calendar days after Tenant delivers such Extension Option Interest Notice, Landlord will advise Tenant of Landlord’s determination of Base Rent payable by Tenant with respect to the Extension Term in question (“Landlord’s Option Notice”). If either: (i) the Base Rent designated by Landlord for the Extension Term in question is equal to the applicable Floor Base Rent for such Extension Term, or (ii) if Landlord and Tenant agree on the Option Rent for the Extension Term in question within thirty (30) calendar days after the date Landlord provides Tenant with Landlord’s Option Notice (the “Negotiation Period”), then either the Floor Base, or the Base Rent agreed by the Parties shall be the Base Rent for the Extension Term in question. If, however, the Base Rent designated by Landlord for the Extension Term in question exceeds the applicable Floor Base Rent for such Extension Term and if Landlord and Tenant cannot agree on the rental rate for the Extension Term during the Negotiation Period, then, as an alternative, Tenant may elect to have the Base Rent for such Extension Term be determined in accordance with the arbitration method described in Section 2.3.6 by providing Landlord, within ten (10) business days after the expiration of the Negotiation Period, with Tenant’s binding notice (“Extension Option Exercise Notice”) of Tenant’s election to extend the Term of this Lease for such Extension Term with the Base Rent for such Extension Term being determined pursuant to the arbitration method (“Fair Market Rent Arbitration”) described in Section 2.3.6 below.
          2.3.6 Fair Market Rent Arbitration. The provisions this Section 2.3.6 shall only apply with respect to the determination of Prevailing Base Rent payable with respect to the Third Extension Term and/or the Fourth Extension Term, in the circumstances set forth in Section 2.3.5. Within ten (10) business days after Tenant’s delivery to Landlord of Tenant’s

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Option Exercise Notice with respect to the Third Extension Term or the Fourth Extension Term, as the case may be, pursuant to which Tenant elects to have Base Rent determined pursuant to Fair Market Rent Arbitration (the “Appointment Deadline”), each party shall give written notice to the other setting forth the name and address of the Disinterested Expert selected by such party, who has agreed to act in such capacity, to determine the Prevailing Base Rent for such Extension Term. If either party shall fail to select a Disinterested Expert within the required time period, then the Disinterested Expert selected by the other Party shall determine the Prevailing Base Rent. Each Disinterested Expert shall thereupon independently make its determination of the Prevailing Base Rent within thirty calendar (30) days after the Appointment Deadline (each, an “Initial Expert Determination”). If either Disinterested Expert shall fail to make an Initial Expert Determination of the Prevailing Base Rent within thirty (30) days after the Appointment Deadline, then the Initial Expert Determination of the other Disinterested Expert (to the extent that such Disinterested Expert makes such Initial Expert Determination within such thirty (30) day period) shall be deemed the Prevailing Base Rent. If the two (2) Disinterested Experts’ Initial Expert Determination are not the same, but the higher of such two (2) values is not more than [***] percent ([***]%) of the lower of such values, then the Prevailing Base Rent shall be deemed to be the average of the two (2) values. If, however, the higher of such two (2) values is more than [***] percent ([***]%) of the lower of such values, then the two (2) Disinterested Experts shall jointly appoint a third (3rd) Disinterested Expert (the “3rd Expert”) within ten (10) days after the second (2nd) of the two (2) Initial Expert Determinations has been rendered and delivered to the other Party. The 3rd Expert shall independently choose which of the Initial Expert Determinations is the more accurate with regard to Prevailing Base Rent, and the Initial Expert Determination chosen by the 3rd Expert shall be deemed to be the Prevailing Base Rent for the Extension Term. The 3rd Expert shall only choose from between the Initial Expert Determinations provided by each of the other Disinterested Experts and shall not be afforded the opportunity to render an independent Initial Expert Determination. For the purposes hereof, “Disinterested Expert” shall mean a broker who has been regularly engaged in the business of datacenter leasing in the Northern Market for at least the five (5) years immediately preceding such person’s appointment hereunder. Each Party shall pay for the cost of its Disinterested Expert and one-half of the cost of any 3rd Expert. If the Base Rent for the Third Extension Term or the Fourth Extension Term, as the case may be, shall not have been determined prior to the commencement of such Extension Term, then Tenant shall commence to pay Base Rent with respect to such Extension Term based upon the applicable Floor Base Rent for such Extension Term, and, after such Base Rent is determined, Tenant shall, within thirty (30) calendar days after billing, pay to Landlord any underpayment of Base Rent.
          2.3.7 In the event that Tenant shall duly exercise an Extension Option, the Term shall be extended to include the applicable Extension Term (and all references to the Term in this Lease shall be deemed to refer to the Term specified in Item 5 of the Basic Lease Information, plus all Extension Terms properly exercised by Tenant). In the event that Tenant shall fail to deliver an Extension Option Exercise Notice, or an Initial Extension Option Notice, as the case may be, within the applicable time period specified herein for the delivery thereof, time being of the essence, at the election of Landlord, Tenant shall be deemed to have forever waived and relinquished such Extension Option, and any other options or rights to renew or extend the Term effective after the then applicable expiration date of the Term shall terminate and shall be of no further force or effect.

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          2.3.8 Tenant shall have the right to exercise any Extension Option only with respect to the entire Tenant Space leased by Tenant at the time that Tenant delivers the applicable Extension Option Exercise Notice. If Tenant duly exercises an Extension Option, Landlord and Tenant shall execute an amendment reflecting such exercise. Notwithstanding anything to the contrary herein, any attempted exercise by Tenant of an Extension Option shall, at the election of Landlord, be invalid, ineffective, and of no force or effect if, on the date on which Tenant delivers an Extension Option Exercise Notice, Initial Extension Option Notice, or on the date on which the Extension Term is scheduled to commence, either: (i) there shall be an uncured Event of Default by Tenant under this Lease, or (ii) the Lease is no longer in full force or effect.
3. BASE RENT AND OTHER CHARGES.
     3.1 Base Rent. Tenant shall pay Base Rent to Landlord throughout the Term of this Lease. All Base Rent shall be paid to Landlord in monthly installments in advance on the first day of each and every calendar month throughout the Term of this Lease; provided, however, that:
(a) if the Term of this Lease does not commence on the first day of a calendar month, the Base Rent for the Partial Month shall (i) be calculated on a per diem basis determined by dividing the Base Rent above by the total number of calendar days in such Partial Month and multiplying such amount by the number of days remaining in such Partial Month from and after (and including) the Commencement Date, and (ii) be paid by Tenant to Landlord on the Commencement Date; and
(b) if the Term of this Lease is terminated on a date other than the last day of a calendar month, any prepaid Base Rent and Additional Rent shall be refunded to Tenant on a per diem and prorated basis for each day during the calendar month after the effective date of termination for which Tenant has paid Base Rent and Additional Rent, to the extent that such overpayment exceeds any amounts then due from Tenant to Landlord.
Tenant shall not pay any installment of Rent more than one (1) month in advance.
     3.2 Installation Fee. Intentionally Deleted.
     3.3 Payments Generally. Base Rent and all forms of Additional Rent payable hereunder by Tenant (i) shall be payable to Landlord when due, without any prior notice or demand therefor, in lawful money of the United States without any abatement, offset or deduction whatsoever (except as specifically provided otherwise herein), and (ii) shall be payable to Landlord at the address of Landlord specified in Item 12 of the Basic Lease Information (or to such other person or to such other place as Landlord may from time to time designate in writing to Tenant). No receipt of money by Landlord from Tenant after the termination of this Lease shall reinstate, continue or extend the Term of this Lease. No partial payment by Tenant shall be deemed to be other than on account of the full amount otherwise due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord shall be entitled to accept such payment without compromise or prejudice to any of the rights of Landlord hereunder or under any Applicable Laws. In the event that the Commencement Date or the expiration of the Term (or the date of any earlier termination of this Lease) falls on a date other than the first or last day of a calendar month, respectively, the Rent payable for such partial calendar month shall be prorated based on a per diem basis.
     3.4 Late Payments. Landlord and Tenant agree that if Landlord has not received any payment of Rent on or before the Delinquency Date, Tenant shall, in addition to Tenant’s obligation to pay the Late Payment to Landlord, also be required to pay to Landlord, as Additional Rent, (i) a Late Charge, and (ii) Late Payment Interest from the Delinquency Date until the date the foregoing are paid, collectively, to cover Landlord’s additional administrative costs and damages related to such Late Payment, which are difficult, if not impossible, to determine. Notwithstanding the foregoing, Landlord hereby agrees to waive the Late Charge with respect to the first late payment in any twelve (12) month period. In no event, however, shall the charges permitted under this Section 3.4, or elsewhere in this Lease, to the extent the same are considered to be interest under Applicable Law, exceed the maximum lawful rate of interest. Landlord’s acceptance of any Late Charge, or any Late Payment Interest, shall not be deemed to constitute a waiver of Tenant’s default with respect to the Late Payment, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord hereunder or under any Applicable Laws.
     3.5 Utilities. Tenant shall pay for all electricity and/or other utilities (e.g., chilled water) serving, provided to and/or used in, or for, the Tenant Space. Tenant shall pay each Tenant’s Utility Payment to Landlord, as Additional Rent, within thirty (30) days of receipt of each Tenant’s Utility Payment invoice. The formulas described in Section 3.5.1, below, has been designed to capture Tenant’s Shared Mechanical Payment. If, however, Landlord reasonably determines (i.e. based upon the report of a reputable engineer) that the method of calculating any of Tenant’s Shared Mechanical Payments is inadequate to capture the costs related to the Shared Mechanical Equipment that should otherwise be attributable to the Tenant Space, Landlord may utilize a different formula/calculation, as necessary, to appropriately capture such costs. In such event, the applicable Tenant’s Shared Mechanical Payment shall, from and after notice to Tenant be the cost calculated using such modified formula/calculation. In such event, Landlord and Tenant shall execute an amendment to this Lease reflecting such modification; provided, however, that the execution of such amendment shall not be necessary to effect the modification. Additionally, in the event that Landlord determines that it is no longer commercially impractical to separately meter some or all of the utility costs related to some or all of the Shared Mechanical Equipment, then Landlord may cause the relevant Shared Mechanical Equipment to be separately metered to the Tenant Space. In such event, Tenant’s Utility Payment related to the newly metered Shared Mechanical Equipment shall thereafter be the separately metered cost of the shared utilities provided to, serving and/or used in, the Tenant Space by such equipment based upon the Shared Mechanical Metering Equipment (i.e., such payment would then be a Tenant’s Separately Metered Utility Payment). Landlord and Tenant acknowledge and agree that the utility costs for which Tenant shall be responsible include the actual cost of all utilities (including electricity) serving, provided to and/or used in the UPS Room and the Pump Room. Landlord hereby represents to Tenant that Tenant’s Utility Payment is based upon the actual cost to Landlord of the utilities in question and does not include any profit or mark-up to Landlord.

          3.5.1 Calculation of Tenant’s Utility Payments.
     For the purposes of the following equation:
          (1) the applicable Total Power Consumption used by Shared Mechanical Equipment supporting interconnected DLR datacenters in the Building (in kW-hrs) is represented by the letter “C”.
          (2) the applicable Total UPS Power Distribution Breaker Consumption of all data centers (in kW-hrs) which use the shared mechanical equipment is represented by the letter “D”.
          (3) the applicable Premises UPS Power Distribution Breakers kW-hr is represented by the letter “A”.
          (4) the applicable Total Data Center UPS Power Distribution Breakers kW-hr is represented by the letter “B”.
          (5) the applicable Tenant’s Shared Mechanical Equipment Utility Costs Payment for Mechanical Equipment used by interconnected datacenters in the Building are represented by the letter “E”. The formula for “E” is as follows: E = C x (A/D) x utility rate for that given month (utility rate is in $/kW-hrs).
          (6) the applicable Datacenter Utility Costs are represented by the letter “N”.
During Periods of Premises Operation, the term Tenant’s Datacenter Utility Payment, as it relates to each Datacenter Utility Bill, shall mean the result of the following formula:
G = N x (A / B) +E
The cumulative payments represented by Tenant’s Datacenter Utility Payments are referred to herein, collectively, as Tenant’s Utility Payments.
     3.5.2 Periods of Premises Underutilization. Tenant acknowledges that Shared Mechanical Costs will be incurred for the operation of the Datacenter, regardless of whether there is any power being drawn in the Premises. As such, Section 3.5.1, above, notwithstanding, Landlord and Tenant hereby agree that, during Periods of Premises Underutilization, Tenant’s Shared Mechanical Payment shall be a reasonable proration of the Shared Mechanical Costs, based on the ratio that the square footage of the Premises bears to the square footage of the Datacenter.
     3.5.3 Additionally, Tenant shall pay Tenant’s proportionate share (based on power usage) of the cost of all Generator Fuel Usage, except for the extent to which such Generator Fuel Usage represents Maintenance Fuel Usage. Landlord shall bill Tenant not more frequently than monthly for the amount of the Generator Fuel Payment. Tenant shall pay the Generator Fuel Payment to Landlord, as Additional Rent, within thirty (30) days of delivery of each Generator Fuel Payment invoice. For the avoidance of doubt, it is the intent of the parties that this Section 3.5.3 represents a mechanism only for Landlord’s cost recovery with regard to non-maintenance related Generator Fuel Usage, and that there is no intent for Tenant’s Generator Fuel Payment to include any element of profit to Landlord in connection therewith.
          3.5.4 Billing Disputes and Reports. Landlord and Tenant shall exercise good faith efforts to resolve all billing disputes to their mutual satisfaction within thirty (30) calendar days.
4. TAXES.
     4.1 Taxes — Equipment. Tenant shall be liable for and shall pay at least ten (10) days before delinquency all Taxes — Equipment. If any such Taxes — Equipment are levied or assessed against Landlord or the Property, and if Landlord elects to pay the same, Tenant shall pay to Landlord as Additional Rent, within thirty (30) days of Landlord’s demand therefor, that part of such Taxes — Equipment for which Tenant is liable hereunder.
     4.2 Taxes — Other. Tenant shall pay to Landlord, as Additional Rent and within thirty (30) days of Landlord’s demand therefor, and in such manner and at such times as Landlord shall direct from time to time by written notice to Tenant all Taxes — Other.
     4.3 Taxes — Real Property.
          4.3.1 If the Taxes — Real Property (Actual) during any calendar year are greater than the Taxes — Real Property (Actual) applicable to the Tax Base Year, Tenant shall be obligated to pay to Landlord as Additional Rent an amount equal to Tenant’s Proportionate Share of Taxes — Real Property (Actual).
          4.3.2 Beginning with the Effective Date (or as soon thereafter as reasonably possible), Landlord shall provide to Tenant a statement of the Taxes — Real Property (Projected) for the Property for the year in which the Effective Date occurs. Tenant shall pay each Projected Real Property Tax Installment to Landlord on the first day of each month during the Term of the Lease. Until Tenant has received the statement of the Taxes — Real Property (Projected) from Landlord, Tenant shall continue to pay Projected Real Property Tax Installments to Landlord in the same amount (if any) as required for the last month of the prior calendar year. Upon Tenant’s receipt of such statement of the Taxes — Real Property (Projected), Tenant shall pay to Landlord, or Landlord shall pay to Tenant (whichever is appropriate), the difference between the amount paid by Tenant as Projected Real Property Tax Installments prior to receiving such statement and the amount payable by Tenant therefor as set forth in such statement. Landlord shall provide Tenant a statement on or before June 15 (or as soon thereafter as reasonably possible) after the end of each calendar year, showing Tenant’s Proportionate Share of Taxes — Real Property (Actual) applicable to such calendar year, as compared to the total of the Projected Real Property Tax Installments for such calendar year. If Tenant’s Proportionate Share of Taxes — Real Property (Actual) for such calendar year exceeds the aggregate of the Projected Real Property Tax Installments collected by Landlord from Tenant with regard to such calendar year, Tenant shall pay to Landlord, within thirty (30) calendar days following Tenant’s receipt of such statement, the amount of such excess. However, if Tenant’s Proportionate Share of Taxes — Real Property (Actual) for such calendar year is less than the aggregate of the Projected Real Property Tax Installments collected by Landlord from Tenant with regard to such calendar year, Landlord shall pay to Tenant, within thirty (30) calendar days following Tenant’s receipt of such statement, the amount of such excess. Landlord shall have the right from time to time during each calendar year to revise the Taxes — Real Property (Projected), based upon Landlord’s reasonable estimate of increases or decreases in Taxes — Real Property (Projected) and provide Tenant with a revised statement thereof. Thereafter, Tenant shall pay Projected Real Property Tax Installments on the basis of the revised statement. If the Commencement Date is not the first day of a calendar year, or the expiration or termination date of this Lease is not the last day of a calendar year, then Tenant’s Proportionate Share of Taxes — Real Property (Actual) shall be prorated. The foregoing adjustment provisions shall survive the expiration or termination of the Term of this Lease. If Landlord receives an abatement of Taxes — Real Property for any fiscal/tax year in respect of which Tenant pays Tenant’s Proportionate Share of Taxes — Real Property, then Landlord shall, within thirty (30) days after Landlord actually receives the proceeds of such abatement, credit or pay to Tenant with Tenant’s Proportionate Share of the net (i.e. net of the reasonable costs incurred by Landlord in obtaining such abatement) amount of such abatement proceeds, provided however, that in no event shall Tenant receive, with respect to any fiscal tax year, more than the actual amount of Tenant’s Proportionate Share of Taxes — Real Property paid by Tenant for Landlord for such fiscal tax year.
5. SECURITY DEPOSIT. Intentionally omitted.
6. PERMITTED USE; COMPLIANCE WITH RULES AND LAWS; HAZARDOUS MATERIALS.
     6.1 Permitted Use. Tenant shall use the Tenant Space only for the Permitted Use. Any other use of the Tenant Space is subject to Landlord’s prior written consent, which consent may be withheld or conditioned in Landlord’s sole and absolute discretion.
          6.1.1 Limitations on Permitted Use. Tenant agrees that neither Tenant, nor any other Tenant Party, may use the Tenant Space, or operate within the Tenant Space, the Datacenter and/or the Building, in any manner, which: (i) causes or is reasonably likely to cause damage to the Property, the Building, the Datacenter, the Tenant Space or any Building System; (ii) will invalidate or otherwise violate a requirement or condition of any fire, extended coverage or any other insurance policy covering the Property, the Building, and/or the Tenant Space, or the property located therein, or will increase the cost of any of the same, unless Tenant reimburses Landlord for the amount of increase caused by Tenant, or any Tenant Party; (iii) constitutes a nuisance and/or otherwise interferes with other tenants’ or occupants’ use of space in the Building or otherwise at the Property, and/or any equipment, facilities or systems of any such tenant or occupant; (iv) interferes with the transmission or reception of microwave, television, radio, telephone, or other communication signals by antennas or other facilities located at the Property. Additionally, and notwithstanding anything to the contrary contained in this Section 6.1, Tenant agrees that neither Tenant, nor any other Tenant Party, may (a) operate a meet-me room (i.e. a facility which has capacities and uses similar to the POP Room) in the Tenant Space or any other portion of the Building, (b) provide MMR Services in the Tenant Space or any other portion of the Building, or (c) refer to the Tenant Space as a “meet-me room”. Tenant agrees to reimburse Landlord for any losses, costs or damages caused by unauthorized parties who gain access to the Tenant Space or the Building through access cards, keys or other access devices provided to Tenant (or any other Tenant Party) by Landlord. Tenant agrees to reimburse

Landlord, as Additional Rent, for any additional insurance premium charged by Landlord’s insurance carrier for any insurance policy to the extent caused by Tenant’s failure to comply with the provisions of this Section 6.1.1.
     6.2 Datacenter Rules and Regulations. Tenant’s Permitted Use shall be subject to, and Tenant, and all other Tenant Parties, shall comply fully with the Datacenter Rules and Regulations. Landlord shall have the right, from time-to-time, to change, amend and/or supplement the Datacenter Rules and Regulations as may be deemed by Landlord, in the exercise of its sole but good faith discretion, advisable for the safety, care and/or cleanliness of the Tenant Space, the Datacenter, the Building and/or the Property, and/or for the preservation of good order in any of same; provided, however, that such changes to the Datacenter Rules and Regulations may not increase Tenant’s monetary obligations under this Lease or unreasonably interfere with Tenant’s Permitted Use of the Tenant Space. Landlord shall notify Tenant in writing promptly after making any changes to the Datacenter Rules and Regulations and shall provide Tenant with a copy of, or make available to Tenant electronically, the revised and current version of the Datacenter Rules and Regulations. In the event of a conflict between the Datacenter Rules and Regulations and the terms of this Lease, the terms of this Lease shall govern. Tenant shall be responsible for causing the other Tenant Parties to comply with the Datacenter Rules and Regulations.
     6.3 Compliance with Laws; Hazardous Materials.
          6.3.1 Compliance with Laws. Tenant, at Tenant’s sole cost and expense, shall timely take all action required to cause all Alterations and Tenant’s (and all other Tenant Parties’) use of the Tenant Space to comply at all times during the Term of this Lease in all respects with all Applicable Laws.
     6.4 Electricity Consumption Threshold. Tenant’s actual electricity consumption for the Premises, as reasonably determined by Landlord pursuant to such measurement method or methods as Landlord shall employ from time to time (including the use of sub-meters and/or pulse meters, electrical surveys and/or engineer’s estimates), shall not at any time, exceed the Electricity Consumption Threshold. The power drawn by all of Tenant’s Personal Property shall be included in the calculation of Tenant’s actual electricity consumption for the Premises, except that if Tenant leases the Data Center Expansion Area pursuant to Section 2.6, then the Electricity Consumption Threshold shall be increased by the additional electrical capacity provided to Tenant in connection with its demise of the Data Center Expansion Area. In the event that an ECT Overage occurs, Tenant agrees to take immediate action to cause power consumption in the Premises to be at or below the Electricity Consumption Threshold.
     6.5 Maximum Structural Load. Tenant shall not place a load upon the Premises or the Datacenter exceeding the Maximum Structural Load.
7. ACCESS CONTROL; LANDLORD’S ESSENTIAL SERVICES; INTERRUPTION OF SERVICES.
     7.1 Access Control. Landlord will provide Landlord’s Access Control Systems during the Term of this Lease. Landlord reserves the right, but without assuming any duty, to institute additional access control measures in order to further control and regulate access to the Building or any part thereof. Except as provided in Exhibit F, Landlord shall not, under any circumstances, be responsible for providing or supplying security services to the Datacenter, the Tenant Space or any part of the Building in excess of the Landlord’s Access Control Systems (and, unless expressly agreed in writing by Landlord, Landlord shall not under any circumstances be deemed to have agreed to provide any access control services in excess of the Landlord’s Access Control Systems). Tenant acknowledges and agrees that the activities of all persons in the Datacenter are and shall be subject to surveillance by video camera and/or otherwise by Landlord’s agents and employees.
     7.2 Landlord’s Essential Services. Landlord’s agreement to provide Landlord’s Essential Services and Tenant’s remedies for Interruptions of Landlord’s Essential Services, are described on Exhibit “F”, attached hereto. Landlord shall install temperature sensors under the floor of the Tenant Space at the either end and in the middle of each cold aisle with the Tenant Space. Landlord shall use its best efforts to make available to Tenant results of the temperature monitoring provided by such sensors throughout the Term of the Lease.
     7.3 Customer Handbook. Landlord agrees, throughout the Term of the Lease, to operate the Datacenter in accordance with the Digital Realty Trust “Customer Handbook”, Version 2.5 dated September 3, 2009 (“Handbook”), as it may be modified by Landlord from time to time; provided that: (i) Landlord shall give Tenant at least thirty (30) days prior written notice of any modifications to the Handbook, and (ii) any modifications to the Handbook shall be consistent with the then current manner of operation of the other datacenters operated by Digital Realty Trust and its affiliates in New England.
     7.4 Interruption of Services. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense of any type which Tenant may sustain or incur if the quantity or character of the utility-provided electric service is changed, is no longer available, or is no longer suitable for Tenant’s requirements for any reason other than the fault of Landlord. Additionally, except as expressly set forth on Exhibit “F”, attached hereto, with regard to Interruptions of Essential Services, no interruption or malfunction of any electrical or other service to the Premises, or to any other portion of the Building or Property, shall, in any event, (i) constitute an eviction or disturbance of Tenant’s use and possession of the Tenant Space, (ii) constitute a breach by Landlord of any of Landlord’s obligations under this Lease, (iii) render Landlord liable for damages of any type or entitle Tenant to be relieved from any of Tenant’s obligations under this Lease (including the obligation to pay Base Rent, Additional Rent, or other charges), (iv) grant Tenant any right of setoff or recoupment, (v) provide Tenant with any right to terminate this Lease, or (vi) make Landlord liable for any injury to or interference with Tenant’s business or any punitive, incidental or Consequential Damages, whether foreseeable or not, whether arising from or relating to the making of or failure to make any repairs, alterations or improvements, or whether arising from or related to the provision of or failure to provide for or to restore any service in or to any portion of the Property, the Building or the Datacenter. In the event of the interruption of any such service, however, Landlord shall employ commercially reasonable efforts to restore such service or cause the same to be restored in any circumstances in which such restoration is within the reasonable control of Landlord.

8. MAINTENANCE; ALTERATIONS; REMOVAL OF TENANT’S PERSONAL PROPERTY.
     8.1 Landlord’s Maintenance. Except as expressly provided in this Section 8.1, Landlord shall have no obligation to repair and/or maintain the Tenant Space. Landlord will maintain and keep in good repair the Pathway, the PDUs serving the Premises, Landlord’s Access Control Systems, the HVAC system serving the Premises, the UPS Plant serving the Premises, the Back-Up Power, the fire suppression systems serving the Premises, the Common Area cable management systems (comprised of ladder racks, fiber trays, under-floor cable trays and other similar equipment located within the Common Areas that are installed for the benefit of all tenants of the Building), all other common utility systems, the floors and foundation of the Building, the exterior walls and windows of the Building, the roof of the Building, the Common Areas, the Common Area HVAC system within the Building, and all other structural portions of the Building.
          8.1.1 PM Standards. Tenant acknowledges that Landlord’s PM Standards shall be updated on at least an annual basis. Landlord shall provide Tenant with Landlord’s PM Schedule as far in advance as is reasonably practicable. Landlord agrees to perform the PM Activities, to substantially adhere to the then current PM Schedule in connection with such performance, and, except in an emergency, to give Tenant at least seven (7) calendar days written notice prior to any change in the PM Schedule.
          8.1.2 Tenant’s PM Audit. During the Term, Tenant shall have the right, once per rolling six (6) month period, to perform a PM Audit. Tenant shall exercise the foregoing right by delivering its PM Audit Notice to Landlord no less than thirty (30) days before the date upon which Tenant desires to perform its PM Audit. The PM Audit Notice must detail the equipment for which Tenant wishes to inspect the PM Books and Records. Any such PM Audit shall be performed during Landlord’s normal business hours at a time and location within the Building reasonably designated by Landlord. Landlord shall respond to Tenant’s PM Audit Notice within five (5) business days after Landlord’s receipt of Tenant’s PM Audit Notice with the date, time and location of Tenant’s PM Audit. If Tenant’s PM Audit reveals that Landlord is delinquent in complying with the PM Schedule, Tenant shall deliver written notice to Landlord of such delinquency, and Landlord shall cure such delinquency within the time allowed pursuant to Section 16.1.1 of this Lease.
          8.1.3 PM Change. In connection with the foregoing, in the event that Tenant desires that Landlord make a PM Change, Tenant agrees to provide Landlord a PM Change Request no fewer than twenty (20) calendar days prior to the next scheduled occurrence of the PM Activity to which the PM Change Request applies. In the event that Landlord is reasonably able to accommodate the PM Change, Landlord shall provide Tenant PM Change Cost Estimate, within three (3) business days after Landlord’s receipt of the PM Change Request. Tenant agrees to notify Landlord within five (5) business days after Tenant’s receipt of the PM Change Cost Estimate as to whether or not Tenant elects to have the PM Change implemented. If Tenant timely elects to have the PM Change implemented, Tenant shall pay Landlord the actual incremental amount of the costs incurred by Landlord in connection with the PM Change within thirty (30) calendar days after Tenant’s receipt of an invoice for same from Landlord.

     8.2 Tenant’s Maintenance. During the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense, maintain the non-structural portions of the Tenant Space and Tenant’s equipment therein in good order and condition. If Tenant fails to maintain the non-structural portions of the Tenant Space as required by the foregoing sentence, or if Tenant or any of Tenant’s technicians or representatives physically damages the Property, the Building or any portion of the Building or the Property, or the personal property of any other tenant or occupant, or causes an interruption of services to the Premises, the Datacenter and/or in the Building, Landlord may, but shall not be obligated to: (i) perform the maintenance and repair which Tenant was required to perform, (ii) repair the damage caused by Tenant or its technicians or representatives, or (iii) restore such interruption of services, as the case may be, and any reasonable amounts expended by Landlord in connection therewith, plus an administrative charge of ten percent (10%) of such amounts, shall be reimbursed by Tenant to Landlord as Additional Rent within thirty (30) calendar days after Landlord’s demand therefor.
     8.3 Alterations; Signage.
          8.3.1 Except as expressly permitted under this Lease or as otherwise authorized by Landlord in writing, Tenant shall not make or cause to be made any Alterations to the Tenant Space, the Datacenter, or any other portion of the Building or Property without the prior written consent and approval of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. The foregoing notwithstanding, Landlord’s consent shall not be required for any usual and customary installations, repairs, maintenance, and removals of equipment and telecommunication cables within the Tenant Space if and to the extent that such installations, repairs, maintenance, and removals (i) are usual and customary within the industry, (ii) are in compliance with the Datacenter Rules and Regulations, and (iii) will not affect the Building’s structure, the provision of services to other Building tenants, or the Building’s electrical, plumbing, HVAC, life safety or mechanical systems. Landlord and Tenant acknowledge and agree that (a) Landlord’s Installations and Landlord’s OS Installations are hereby deemed to be Alterations hereunder; and (b) all Alterations shall be left as part of the Tenant Space and the OS Tenant Space without any obligation on Tenant’s part to remove the same, upon the expiration or earlier termination of this Lease, in good and operable condition, ordinary wear and tear excepted, and damage caused by a Casualty Event, Taking, or the default of Landlord excepted.
          8.3.2 Each request for Alterations consent must contain one (1) full size hard copy of all drawings together with one (1) full set of drawings on CD.
          8.3.3 In any instance where Tenant desires to conduct Alterations, Tenant’s contractors, laborers, material men and others furnishing labor or materials for Tenant’s job must work in harmony, and not interfere, with any labor utilized by Landlord, Landlord’s contractors or mechanics or by any other tenant or such other tenant’s contractors or mechanics; and if at any time such entry by one (1) or more persons furnishing labor or materials for Tenant’s work shall cause disharmony or interference for any reason whatsoever without regard to fault, the consent granted by Landlord to Tenant and/or the express or implied permission for such persons to enter the Premises may be withdrawn at any time upon written notice to Tenant. Additionally, all such contractors, laborers, material men and others must obtain (and provide Landlord evidence of) such insurance as Landlord may reasonably require, prior to any such entry; provided that, in no event shall such insurance requirements exceed those that are described on Exhibit “B-1”, attached hereto
          8.3.4 So long as Carbonite, Inc., itself, or a holder of Tenant’s interest in the Lease by reason of a Permitted Transfer, uses and occupies the entirety of the Tenant Space (“Signage Condition”), Tenant shall have the right to install, at Tenant’s cost:
     (i) a sign (“Exterior Garage Signage”) consisting of the name and/or logo of Carbonite, Inc. or such holder of Tenant’s interest in the Lease on the exterior façade of the north side wall of the Garage, similar in size to the existing “PICIS” sign located on the south facing wall, and
     (ii) a sign (“Lobby Signage”) which is 18 inches by 42 inches, inside the main lobby of the Building, provided that (a) no Event of Default of Tenant has occurred hereunder, (b) Landlord approves in writing the location, size and appearance of such Exterior Garage Signage and Lobby Signage, which approval shall not be unreasonably withheld, delayed or conditioned, (c) such Exterior Garage Signage and Lobby Signage are in compliance with all Applicable Laws, (d) Tenant obtains all necessary governmental permits and approvals for the Exterior Garage Signage and Lobby Signage, and (e) the area of the Exterior Garage Signage does not exceed the maximum area permitted under Applicable Law. Tenant shall, at Tenant cost and expense, maintain the Exterior Garage Signage and the Lobby Signage in good condition throughout the Term of the Lease and shall, on or before the earlier of: (i) the expiration or prior termination of the Term of the Lease, or (ii) Tenant’s failure to satisfy the Signage Condition, remove the Exterior Garage Signage and the Lobby Signage and repair any damage to the Garage, the Building or the Lobby caused by the installation, maintenance, or removal of the Exterior Garage Signage or the Lobby Signage.
     8.4 Removal of Tenant’s Personal Property. Tenant agrees that, upon the expiration, or on or before the date ten (10) calendar days prior to the earlier termination, of the Term this Lease, Tenant shall at Tenant’s sole cost and expense, promptly remove all of Tenant’s Personal Property, and shall restore those portions of the Building, the Datacenter, and/or the Tenant Space damaged by such removal of (or by the initial installation of) such Tenant’s Personal Property to their condition existing immediately prior to the installation or placement of such items (including the replacement of all damaged floor tiles in the Premises), ordinary wear and tear, and damage caused by a Casualty Event, Taking or default of Landlord excepted. If Tenant fails to promptly remove any such Tenant’s Personal Property pursuant to this Section 8.4, Landlord shall have the right to cause the removal of such Tenant’s Personal Property and the restoration of those portions of the Building, the Datacenter, and/or the Tenant Space damaged by such removal to their condition existing immediately prior to the installation or placement of such Tenant’s Personal Property, ordinary wear and tear, and damage caused by a Casualty Event, Taking or default of Landlord excepted, in which case Tenant agrees to reimburse Landlord within thirty (30) days of Landlord’s demand therefor, for all of Landlord’s reasonable costs of removal and restoration plus an administrative fee equal to ten percent (10%) of such costs.

9. CASUALTY EVENTS; TAKINGS; INSURANCE.
     9.1 Casualty Events; Takings.
          9.1.1 Casualty Events. If, during the Term of this Lease, any portion of the Building, the Datacenter, or the Tenant Space shall be damaged or destroyed, in whole or in part, by a Casualty Event, Landlord shall, subject to the terms of this Section 9.1.1, and Sections 9.1.1.1 and 9.1.1.2, below, cause the Casualty Repair to occur. Landlord shall provide the Casualty Repair Notice to Tenant as soon as is reasonably practicable following the Casualty Event. For the avoidance of doubt, however, such repair and reconstruction obligation shall not be deemed to include any obligation on the part of Landlord with regard to any Alteration other than Landlord’s Installations and Landlord’s OS Installations, nor any of Tenant’s Personal Property.
               9.1.1.1 Landlord’s Termination Right. Notwithstanding the foregoing, in the event that the Repair Period-Estimated exceeds ninety (90) calendar days, Landlord shall have the right to terminate this Lease by, and effective upon, written notice to Tenant as part of the Casualty Repair Notice.
               9.1.1.2 Tenant’s Termination Right. If (a) a Casualty Event causes damage to the Tenant Space, or (b) a Casualty Event causes damage to the Building, such that Tenant is prevented from accessing the Premises or the Tenant Space is unfit for use by Tenant in the ordinary course of Tenant’s business, then Tenant shall have the right to terminate this Lease by, and effective upon, written notice to Landlord if (i) the Repair Period-Estimated exceeds one hundred twenty (120) calendar days (in which case Tenant must provide written notice to Landlord of such termination within ten (10) business days after Tenant’s receipt of the Casualty Repair Notice), or (ii) the Repair Period-Actual exceeds ninety (90) calendar days (in which case Tenant must provide written notice to Landlord of such termination prior to the one hundredth (100th) calendar day of the Repair Period-Actual).
               9.1.1.3 Casualty-Complete. The foregoing notwithstanding, in the event of a Casualty-Complete, this Lease shall automatically terminate as of the date of the Casualty-Complete.
               9.1.1.4 Rent Abatement — Casualty Events. In the event that this Lease is terminated pursuant to Sections 9.1.1.1, 9.1.1.2 or 9.1.1.3, above, Landlord shall refund to Tenant any prepaid Base Rent, less any sum then owing to Landlord by Tenant. If, however, this Lease is not terminated pursuant to any of said Sections, then:
(a) the Base Rent and Tenant’s Proportionate Share of Taxes — Property payable by Tenant with respect to the Tenant Space shall be abated proportionately during the Repair Period-Actual to the extent that the Tenant Space (i) is unfit for use by Tenant in the ordinary conduct of Tenant’s business, and (ii) actually is not used by Tenant;
(b) the Base Rent payable by Tenant with respect to the OS Tenant Space shall be abated proportionately during the Repair Period-Actual to the extent that the OS Tenant Space is (i) is unfit for use by Tenant in the ordinary conduct of Tenant’s business, and (ii) actually is not used by Tenant; and
(c) if any of the reserved Parking Spaces are affected and Landlord is unable to relocate such reserved Parking Spaces to a location on the Property, then Landlord shall, at Landlord’s cost and at Landlord’s election, either: (i) provide to Tenant a method of transportation from another location designated by Landlord within the reasonable vicinity of the Building to the Building for the individuals who use the reserved Parking Spaces, or (ii) reimburse Tenant for the reasonable cost of transportation for such individuals from another location designated by Landlord within the reasonable vicinity of the Building to the Building.
          9.1.2 Takings.
     9.1.2.1 Total Taking. If all or substantially all of the Tenant Space, the Building or the Property shall be the subject of a Taking, this Lease shall terminate as of the date of the vesting of title in the condemning authority.
     9.1.2.2 Partial Taking. If only a part of the Tenant Space, the Building or the Property shall be the subject of a Taking, this Lease shall continue in full force and effect, subject to the terms of Sections 9.1.2.3-9.1.2.7, below.
     9.1.2.3 Landlord’s Termination Right — Partial Taking. If the part of the Building or the Property that is taken or condemned as part of the Taking contains a part of the Tenant Space, the Building or the Property that, in Landlord’s reasonable discretion, is material to the operation of the Tenant Space, Landlord may terminate this Lease by notice to Tenant given within sixty (60) days following the date upon which Landlord received notice of such Taking. If Landlord so notifies Tenant, this Lease shall terminate upon the date set forth in the notice, which date shall not be more than thirty (30) days following the giving of such notice.
     9.1.2.4 Tenant’s Termination Right — Partial Taking. If, by reason of a Taking of part of the Building or the Property:
(a) Tenant no longer has reasonable means of access to the Tenant Space, or the Tenant Space is unfit for use by Tenant in the ordinary course of Tenant’s business, Tenant may terminate this Lease by notice to Landlord given within sixty (60) days following the date upon which Tenant received notice of such Taking. If Tenant so notifies Landlord, this Lease shall terminate upon the date set forth in the notice, which date shall not be more than thirty (30) days following the giving of such notice, and
(b) Tenant no longer has reasonable means of access to the OS Tenant Space, or the OS Tenant Space is unfit for use by Tenant in the ordinary course of Tenant’s business, and if Landlord is unable to provide to Tenant substitute office space within the Building which is reasonably comparable to the OS Tenant Space (Landlord agreeing, in such event, to use reasonable efforts to provide such comparable substitute space to Tenant), Tenant may terminate this Lease only with respect to the OS Tenant Space by notice to Landlord given within sixty (60)

days following the date upon which Tenant received notice of such Taking. If Tenant so notifies Landlord, this Lease shall terminate with respect to the OS Tenant Space only upon the date set forth in the notice, which date shall not be more than thirty (30) days following the giving of such notice.
               9.1.2.5 Restoration — Taking. If this Lease shall not have been terminated pursuant to Sections 9.1.2.3 or 9.1.2.4, above, Landlord, at Landlord’s expense, shall, as soon as is reasonably practicable, restore that part of the Tenant Space that was not taken or condemned as part of the Taking to a self contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to occurrence of the Taking, excluding Tenant’s Personal Property; provided, however, that in the event Tenant receives an award for Tenant’s Alterations, such amounts shall be applied towards the restoration of such items.
               9.1.2.6 Rent Abatement — Taking. In the event that this Lease is terminated pursuant to Sections 9.1.2.1, 9.1.2.3 or 9.1.2.4, above, Landlord shall refund to Tenant any prepaid Base Rent and Tenant’s Proportionate Share of Taxes — Property, less any sum then owing to Landlord by Tenant. If, however, this Lease is not terminated pursuant to any of said Sections, Base Rent shall be reduced proportionately to the extent that the Premises is reduced as a result of the Taking.
               9.1.2.7 Taking Award Rights. Landlord reserves the right to receive the entirety of the condemning authority’s award related to a Taking of any portion of the Property. The foregoing notwithstanding, in the event that this Lease is terminated in connection with any Taking, Landlord expressly permits Tenant to make a separate claim against the condemning authority, in any appropriate proceeding, for the value of Tenant’s unamortized, but taken, leasehold improvements or other improvements to the Tenant Space made by Tenant and for Tenant’s moving expenses related to such Taking, but only if such claim and/or recovery does not reduce the condemnation/taking award otherwise payable to Landlord in connection with such Taking. If any such award that is made, or compensation that is paid, to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly make an accounting of same to the other.
          9.1.3 Tenant’s Remedy. Tenant’s termination rights and rights to abatement of Base Rent and Tenant’s Proportionate Share of Taxes — Property, to the extent provided above in this Article 9, shall be Tenant’s sole and exclusive remedies in the event of a Casualty Event or Taking. Notwithstanding anything to the contrary contained herein, however, if any Casualty Event is caused by any act of willful misconduct of Tenant or any Tenant Party, then Tenant shall not be entitled to terminate this Lease under Section 9.1.1.2, and there shall be no abatement of any Base Rent (or any other Rent or other amounts) due hereunder.
     9.2 Tenant’s Insurance. Tenant shall, at Tenant’s expense, procure and maintain throughout the Term of this Lease a policy or policies of insurance in accordance with the terms and requirements set forth in Exhibit “B-1” to this Lease. All of Tenant’s insurance policies with respect to the Tenant Space shall be endorsed so as to include a waiver of subrogation in accordance with and to the full extent of Tenant’s waiver of claims with respect to the Landlord Group set forth in Section 14.1.1 of this Lease.

          9.2.1 The commercial general liability policies procured by Tenant hereunder shall name Landlord and Landlord’s managing agent, and any Holders designated by Landlord as additional insureds. Prior to occupying the Tenant Space, and prior to the expiration of each such policy, Tenant shall submit to Landlord certificates of insurance evidencing such policies (and the applicable renewals thereof) being in effect. All insurance policies procured hereunder shall contain a provision stating that the insurer shall endeavor to provide at least thirty (30) days’ written notice to Landlord and all others named as additional insureds prior to any cancellation or material modification of such policy. If Tenant does not deliver to Landlord a certificate or other proof of renewal or coverage from an insurance carrier at least ten (10) business days prior to the expiration dates of each expiring policy, Landlord may, if Tenant has not cured such default within five (5) business days after receipt of written notice from Landlord, obtain such insurance on behalf of Tenant, and Tenant shall, within ten (10) days after Landlord’s demand therefor, pay to Landlord an amount equal to the cost of such insurance policies plus an administrative surcharge of ten percent (10%).
     9.3 Landlord’s Insurance. Landlord shall, at Landlord’s expense, procure and maintain throughout the Term of this Lease a policy or policies of insurance in accordance with the terms and requirements set forth in Exhibit “B-2” to this Lease. Each of such insurance policies shall be endorsed so as to include a waiver of subrogation in accordance with and to the full extent of Landlord’s waiver of claims with respect to the Tenant Group set forth in Section 14.1.2 of this Lease. For the avoidance of doubt, however, Landlord and Tenant acknowledge and agree that, in no event, shall Landlord be obligated to carry any insurance covering any of Tenant’s Personal Property, any Alteration to the Tenant Space made by or on behalf of Tenant, or covering any Tenant Party, other than Landlord’s Installations and Landlord’s OS Installations.
10. TRANSFERS.
     10.1 Restrictions on Transfers; Landlord’s Consent. Except as otherwise expressly set forth in Section 10.1.1 and Section 10.5, below, to the contrary, Tenant shall not effect a Transfer, without Landlord’s express prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Except as otherwise expressly set forth in this Lease, no Transfer (whether voluntary, involuntary or by operation of law) shall be valid or effective without Landlord’s prior written consent and, at Landlord’s election, any such Transfer or attempted Transfer shall constitute an Event of Default by Tenant under Section 15.1.2 of this Lease.
          10.1.1 Permitted Transfer. Tenant may, without the consent of Landlord (and without being subject to Landlord’s recapture rights under Section 10.3, below) undertake Permitted Transfers.
     10.2 Notice to Landlord. If Tenant desires to make any Transfer (other than a Permitted Transfer, for which Tenant must merely notify Landlord prior to the occurrence of same), then at least twenty (20) business days (but no more than one hundred eighty (180) days) prior to the proposed effective date of the Transfer, Tenant shall submit a Transfer Notice to Landlord. If, thereafter, Tenant modifies any of the terms and conditions relevant to a proposed

Transfer specified in the Transfer Notice, Tenant agrees to re-submit such Transfer Notice to Landlord for its consent pursuant to all of the terms and conditions of this Article 10.
     10.3 Landlord’s Recapture Rights. Except with regard to a Permitted Transfer, at any time within twenty (20) business days after Landlord’s receipt of all (but not less than all) of the information and documents described in Section 10.2, Landlord shall have the right (but not the obligation), exercisable by written notice to Tenant, to elect to cancel and terminate this Lease; provided however, that if the proposed Transfer is a sublease or other Transfer of only a portion of the Tenant Space and/or for a portion of the remaining Term, Landlord shall only have the right to terminate (or suspend, as the case may be) the Lease with respect to the portion of the Tenant Space for the portion of the remaining Term which Tenant proposes to sublease or Transfer. If Landlord exercises its right to terminate or suspend the Term of the Lease with respect to only a portion of the Tenant Space, then the Base Rent and Tenant’s Proportionate Share shall be reduced based pro-rata for the time period of such termination or suspension based upon the reduction in the electrical capacity available to Tenant in the remaining portion of the Tenant Space.
     10.4 No Release; Subsequent Transfers. No Transfer (whether or not a Permitted Transfer) will release the undersigned Tenant from Tenant’s obligations under this Lease or alter the primary liability of the undersigned Tenant to pay the Rent and to be responsible for the performance of all Tenant’s obligations hereunder. In no event shall the acceptance of any payment by Landlord from any other person be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer will not be deemed consent to any subsequent Transfer. In the event of breach by any Transferee in the performance of any of the terms hereof, Landlord may proceed directly against the undersigned Tenant without the necessity of exhausting remedies against such Transferee.
     10.5 Colocation. Landlord acknowledges that the business to be conducted by the undersigned Tenant in the Premises may require Tenant to enter into Colocation Agreements that will permit Colocation Parties to engage in Colocation Activities. Landlord expressly agrees that Tenant may, without Landlord’s consent, enter into such Colocation Agreements; provided, however, that (a) the Colocation Agreements, and each Colocation Party’s use of the Tenant Space, must comply with the terms of this Lease (including the Datacenter Rules and Regulations) and all Applicable Laws; (b) the Colocation Agreements, and the Colocation Parties’ rights thereunder, shall be subject and subordinate at all times to this Lease and all of its provisions, covenants and conditions; and (c) in no event may the rights of any Colocation Party, vis a vis the members of the Landlord Group, be greater than the rights of Tenant hereunder. Anything to the contrary contained herein notwithstanding, Landlord and Tenant acknowledge and agree that the Colocation Agreements shall not constitute, or be deemed to be, the grant of a leasehold interest, or otherwise constitute, or be deemed to be, a real property interest.
     10.6 Excess Rent. Landlord and Tenant agree that, if Tenant assigns this Lease, or subleases any part of the Tenant Space, for any Excess Rent, then Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of any such Excess Rent immediately upon Tenant’s receipt thereof.

11. ESTOPPEL CERTIFICATES.
     11.1 Estoppel Certificate by Tenant. At any time and from time to time, within ten (10) business days after written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing certifying all matters reasonably requested by Landlord and/or any prospective purchaser of the Building and/or the Property and/or any Holder. Tenant acknowledges and agrees that any statement delivered (or to be delivered) pursuant to this Article 11 may be relied upon by Landlord and any prospective purchaser of the Building and/or the Property and by any current and/or prospective Holder, and any assignee of any such Holder.
     11.2 Estoppel Certificate by Landlord. At any time and from time to time, within ten (10) days after written request by Tenant, Landlord shall execute, acknowledge and deliver to Tenant a statement in writing certifying all matters reasonably requested by Tenant or any current or prospective transferee of Tenant’s, purchaser of Tenant or any current or prospective lender to Tenant or such transferee, including the nature of known defaults by Tenant under the Lease, if any. Landlord acknowledges and agrees that any statement delivered (or to be delivered) pursuant to this Article 11 may be relied upon by any current or prospective transferee and/or purchaser of Tenant, and/or any lender to Tenant or such transferee.
12. SUBORDINATION AND ATTORNMENT; HOLDER RIGHTS.
     12.1 Subordination and Attornment. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any Holder, this Lease will be subject and subordinate at all times to all Security Documents, which may now exist or hereafter be executed which constitute a lien upon or affect the Property or any portion thereof, or Landlord’s interest and estate in any of said items. Notwithstanding the foregoing, Landlord reserves the right to subordinate (or cause the subordination of) any such Security Documents to this Lease. In the event of any termination or transfer of Landlord’s estate or interest in the Property, the Building, the Datacenter or the Tenant Space by reason of any termination or foreclosure of any such Security Documents (and notwithstanding any subordination of such Security Document to this Lease that may or may not have occurred), at the election of Landlord’s successor in interest, Tenant agrees to attorn to and become the tenant of such successor, in which event Tenant’s right to possession of the Property will not be disturbed as long as Tenant is not in default under this Lease. Tenant hereby waives any right under any Applicable Law or otherwise to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any termination or transfer of Landlord’s estate or interest in the Property, the Building, the Datacenter, or the Tenant Space by reason of any termination or foreclosure of any such Security Documents. Tenant covenants and agrees to execute and deliver, within ten (10) business days after receipt thereof, and in the form reasonably required by Landlord or any Holder, any additional documents evidencing the priority or subordination of this Lease and Tenant’s agreement to attorn with respect to any such Security Document; provided, however, any such agreement subordinating this Lease to such lease, mortgage or deed of trust shall contain a non-disturbance provision that is reasonably acceptable to such Holder, Landlord and Tenant in accordance with Section 12.3, below.

     12.2 Holder Protection. Tenant agrees to give each Noticed Holder, by registered or certified mail, a copy of any notice of default served upon the Landlord by Tenant. Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then within such additional time as may be necessary if Landlord has commenced such cure within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then, prior to Tenant pursuing any remedy for such default provided hereunder, at law or in equity, any Noticed Holder shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot reasonably be cured or corrected within that time, then such additional time as may be necessary if the Noticed Holder has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default).
     12.3 SNDA. At any time that the Building is hereafter made subject to any Security Document(s), Landlord shall use commercially reasonable good faith efforts to cause the Holder to deliver an SNDA to Tenant. Notwithstanding anything herein to the contrary, the subordination of this Lease to any Security Document hereafter placed upon the Building, and Tenant’s agreement to attorn to the Holder as provided in this Article 12, shall be conditioned upon the Holder entering into an SNDA. Landlord agrees to request that the holder of the Security Documents affecting the Building as of the Effective Date enter in an SNDA with Tenant. Landlord represents to Tenant that, as of the Execution Date of this Lease, the only mortgage affecting the Building is held by BANK OF AMERICA, N.A. AS SUCCESSOR TO WELLS FARGO BANK, N.A., AS TRUSTEE FOR THE REGISTERED HOLDERS OF WACHOVIA BANK COMMERCIAL MORTGAGE TRUST, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-C17.
13. SURRENDER OF TENANT SPACE; HOLDING OVER.
     13.1 Tenant’s Method of Surrender. Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease or the termination of Tenant’s right to possess the Tenant Space, Tenant shall, subject to the provisions of this Article 13 and Section 8.4, quit and surrender possession of the Tenant Space to Landlord in good working order and clean condition, ordinary wear and tear, and damage caused by a Casualty Event, Taking or a default of Landlord excepted.
     13.2 Disposal of Tenant’s Personal Property. If any property not belonging to Landlord remains in the Tenant Space after the expiration of, or within fifteen (15) calendar days after any earlier termination of, the Term of this Lease or the termination of Tenant’s right to possess the Tenant Space, Tenant shall be deemed to have abandoned such property and to have authorized Landlord to make such disposition of such property as Landlord may desire without liability for compensation or damages to Tenant or any other Tenant Party.
     13.3 Holding Over. If Tenant should remain in possession of all or any portion of the Tenant Space after the expiration of the Term of this Lease (or any earlier termination of this Lease or the termination of Tenant’s right to possess the Tenant Space), without the execution by Landlord and Tenant of a new lease or an extension of the Term of this Lease, then Tenant shall be deemed to be occupying the entire Tenant Space as a tenant-at-sufferance, upon all of the terms contained herein, except as to term and Base Rent and any other provision reasonably determined by Landlord to be inapplicable. During any such holdover period, Tenant shall pay to Landlord a monthly Base Rent in an amount equal to the Hold Over Percentage, as hereinafter defined, of the Base Rent payable by Tenant to Landlord during the last month of the Term of this Lease and one hundred percent (100%) of the Additional Rent payable by Tenant to Landlord during the last month of the Term of this Lease. The “Hold Over Percentage” shall be defined as 150% for the first sixty (60) days of hold over in the Tenant Space by Tenant, or anyone claiming by, through or under Tenant after the expiration of the Term of this Lease (or any earlier termination of this Lease or the termination of Tenant’s right to possess the Tenant Space) and 200% for any period of hold over by Tenant after the first sixty (60) days. The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession, nor shall such monthly rent be considered to be any form of Consequential Damages related to such retention of possession. Neither any provision hereof nor any acceptance by Landlord of any rent after any such expiration or earlier termination shall be deemed a consent to any holdover hereunder or result in a renewal of this Lease or an extension of the Term, or any waiver of any of Landlord’s rights or remedies with respect to such holdover. As such, and notwithstanding any provision to the contrary contained herein, Landlord expressly reserves the right to require Tenant to surrender possession of the Tenant Space upon the expiration of the Term of this Lease or upon the earlier termination hereof or at any time during any holdover and the right to assert any remedy at law or in equity to evict Tenant and collect damages in connection with any such holdover.
     13.4 Survival. The provisions of this Article 13 shall survive the expiration or early termination of this Lease.
14. WAIVERS; INDEMNIFICATION; CONSEQUENTIAL DAMAGES; LIENS.
     14.1 Waivers.
          14.1.1 Tenant hereby waives its rights against the Landlord Group with respect to any claims or damages or losses for bodily injury to persons and/or damage to any Tenant’s Personal Property, which are caused by or result from (i) risks insured against under any insurance policies which are required to be obtained and maintained by Tenant under this Lease, and were, in fact, carried by Tenant at the time of such claim, damage, loss or injury, or (ii) risks which would have been covered under any insurance required to be obtained and maintained by Tenant under this Lease had such insurance been obtained and maintained as required, including all such claims, damages and losses, which are caused by or result from the negligence or willful misconduct of any member of the Landlord Group. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.
          14.1.2 Landlord hereby waives its rights against the Tenant Group with respect to any claims or damages or losses for bodily injury to persons and/or for damage to the Building, the Property and/or Landlord’s equipment and fixtures, which are caused by or result from (i) risks insured against under any insurance policies which are required to be obtained and maintained by Landlord under this Lease and that were, in fact, carried by Landlord at the time of such claim, damage, loss or injury, or (ii) risks which would have been covered under any insurance required to be obtained and maintained by Landlord under this Lease had such insurance been obtained and maintained as required, including all such claims, damages and losses, which are caused by or result from the negligence or willful misconduct of any member of the Tenant Group. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.
     14.2 Indemnifications.
          14.2.1 Indemnification by Tenant.
               14.2.1.1 To the maximum extent permitted law, but subject to Sections 9.3 and 14.1, Tenant hereby agrees to indemnify, defend, and hold harmless Landlord and the other members of the Landlord Group from and against (and to reimburse Landlord and the other members of the Landlord Group for) any and all Claims arising from and/or in connection with:
               (i) the use or occupancy of the Tenant Space or any portion of the Building or the Property by Tenant or any other Tenant Party and/or any person claiming by, through or under Tenant or any other Tenant Party, including:
                    (a) Claims related to any Colocation Agreement;
                    (b) the acts or omissions of any Colocating Party;
                    (c) the payment (or non-payment) of Taxes — Equipment;
                    (d) the malfunctioning Tenant’s Security System;
                    (e) Claims related to any of Tenant’s Personal Property;
                    (f) Claims by any Tenant Party (or any individual accessing the Tenant Space on any Tenant Party’s behalf) for bodily injury;
                    (g) Tenant’s failure to surrender the Tenant Space upon the expiration or any earlier termination of this Lease or the termination of Tenant’s right to possess the Tenant Space in accordance with the terms of this Lease (including third party Claims for Consequential Damages related to such failure); and
                    (h) the removal, exercise of dominion over and/or disposition of any of Tenant’s Personal Property that is left in the Tenant Space after the expiration of the Term in violation of Section 13.2 (including third party Claims for Consequential Damages related to such removal).
               (ii) injuries to persons or damage to property to the extent caused by the active gross negligence or willful misconduct of Tenant or any other Tenant Party with respect to the Tenant Space, the Building or the Property;
               (iii) any person or entity making a claim for any commission or other compensation in connection with the execution of this Lease or the leasing of the Tenant Space to Tenant if based on an allegation that such claimant dealt through Tenant.

               14.2.1.2 In the event that any Claim for which Landlord is entitled to indemnification under this Lease is brought against Landlord or any other member of the Landlord Group, Tenant, upon notice from Landlord, shall defend such action or proceeding at Tenant’s cost and expense. Tenant agrees that no settlement offer that involves the admission of liability by Landlord or obligation to make payment or pay damages shall be offered or accepted by Tenant in connection with any such indemnification and/or defense without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. This indemnity provision and Tenant’s obligations under this Section 14.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant vacating the Tenant Space and the Building. Notwithstanding any provision to the contrary contained in this Section 14.2, nothing contained in this Section 14.2 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Tenant or Landlord.
          14.2.2 Subject to the limitations on Landlord’s liability expressly set forth in this Lease, Landlord hereby agrees to defend, indemnify and hold harmless Tenant and the Tenant Parties from and against (and to reimburse Tenant and any Tenant Parties for) all third party Claims to the extent arising from, in connection with, or in any manner relating to (or alleged to arise from, to be in connection with, or to be in any manner related to) injuries to persons or damage to property to the extent caused by the active gross negligence or willful misconduct of Landlord or any member of the Landlord Group at the Property, provided however, that the foregoing indemnification obligations contained in this Section 14.2.2 shall not include the obligation of Landlord to indemnify any Tenant Party to the extent that such claims are caused directly or indirectly, by the active or passive, joint, concurrent, or comparative negligence of any Tenant Party.
               14.2.2.1 In the event that any Claim for which Tenant is entitled to indemnification under this Lease is brought against Tenant or any other member of the Tenant Group, Landlord, upon notice from Tenant, shall defend such action or proceeding at Landlord’s cost and expense. Landlord agrees that no settlement offer that involves the admission of liability by Tenant or obligation to make payment or pay damages shall be offered or accepted by Tenant in connection with any such indemnification and/or defense without Tenant’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. This indemnity provision and Landlord’s obligations under this Section 14.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant vacating the Tenant Space and the Building. Notwithstanding any provision to the contrary contained in this Section 14.2, nothing contained in this Section 14.2 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Landlord or Tenant.
     14.3 Consequential Damages. Notwithstanding anything to the contrary (express or implied) contained herein, except with regard to Tenant’s obligations to indemnify Landlord, as expressly set forth in Section 14.2.1.1(i)(g) and (h) above, under no circumstances whatsoever shall Landlord or Tenant ever be liable under this Lease for first-party or third-party Consequential Damages.

     14.4 Liens. Notwithstanding anything to the contrary herein, in no event shall Tenant have any right (express or implied) to create or permit there to be established any lien or encumbrance of any nature against the Tenant Space, the Building or the Property or against Landlord’s or Tenant’s interest therein or hereunder, including for any improvement or improvements by Tenant, and Tenant shall fully pay the cost of any improvement or improvements made or contracted for by Tenant. Tenant shall require each contractor which it engages to perform any improvements or alterations within the Tenant Space or elsewhere in the Building or the Property, to acknowledge and agree in writing that it is performing its work under its agreement with Tenant solely for the benefit of Tenant and that Tenant is not acting as Landlord’s agent. Any mechanic’s lien filed against the Tenant Space, the Building or the Property, or any portion of any of the above, for work claimed to have been done, or materials claimed to have been furnished to Tenant, shall be duly discharged by Tenant, by bonding or otherwise, within thirty (30) calendar days after the later of: (i) filing of the lien, or (ii) Tenant being made aware of the lien.
15. TENANT DEFAULT.
     15.1 Events of Default By Tenant. Each of the following shall constitute an Event of Default by Tenant under this Lease:
          15.1.1 Any failure or refusal by Tenant to timely pay any Rent or any other payments or charges required to be paid hereunder, or any portion thereof, within five (5) business days after notice that the same is due.
          15.1.2 Any failure by Tenant to perform or observe any other covenant or condition of this Lease (including those contained in the Datacenter Rules and Regulations) to be performed or observed by Tenant (other than those described in Section 15.1.1, above or Sections 15.1.3, 15.1.4, or 15.1.5, below) if such failure continues for a period of twenty (20) days following written notice to Tenant of such failure; provided, however, that in the event Tenant’s failure to perform or observe any covenant or condition of this Lease to be performed or observed by Tenant cannot reasonably be cured within twenty (20) days following written notice to Tenant, Tenant shall not be in default if Tenant commences to cure same within such twenty (20) day period and thereafter diligently prosecutes the curing thereof to completion.
               15.1.2.1 Event of Default-ECT Overage. Section 15.1.2, above, notwithstanding, it shall be an Event of Default by Tenant (i) if Tenant fails to remedy an ECT Overage within one hundred twenty (120) hours after its receipt of an ECT Default Notice, and/or (ii) if three (3) ECT Overages occur in any rolling thirty (30) day period. In connection with this Section 15.1.2.1, the term “remedy” shall mean and refer to a meaningful and relatively permanent remedy of the condition causing the ECT Overage.
          15.1.3 The filing or execution or occurrence of any one of the following: (i) a petition in bankruptcy or other insolvency proceeding filed by Tenant, (i) a petition in bankruptcy or other insolvency proceeding filed against Tenant which is not dismissed within ninety (90) days of filing, (ii) a petition or answer seeking relief under any provision of the Bankruptcy Act , (iii) an assignment for the benefit of creditors, (iv) a petition or other proceeding by or against Tenant for the appointment of a trustee, receiver or liquidator of Tenant or any of Tenant’s property, (v) a proceeding by any governmental authority for the dissolution or liquidation of Tenant, or (vi) any other instance whereby Tenant or any general partner of Tenant or any guarantor of Tenant’s obligations under this Lease shall cease doing business as a going concern.
          15.1.4 Any failure by Tenant to execute and deliver any statement or document described in Article 11, Section 12.1 or Section 17.21 requested to be so executed and delivered by Landlord within the time periods specified in such Article or Section, where such failure continues for ten (10) business days after delivery of written notice of such failure by Landlord to Tenant.
     The parties hereto acknowledge and agree that all of the notice periods provided in this Section 15.1 are in lieu of, and not in addition to, the notice requirements of any Applicable Laws.
     15.2 Remedies. Upon the occurrence of any Event of Default by Tenant, Landlord shall, in addition to an action for money damages, specific performance and/or injunctive relief, have the option to pursue any one or more of the remedies described in Section 1 of Exhibit “D” attached hereto and incorporated herein by this reference, each and all of which shall, subject to applicable law, be cumulative and nonexclusive.
     15.3 Limitations on Tenant’s Liability.
          15.3.1 Liability of Certain Members of the Tenant Group. In no event shall Tenant’s directors, officers, shareholders, members, employees, constituent partners, or Tenant Affiliates have any personal liability or personal responsibility of any sort with respect to any of Tenant’s obligations under the Lease
          15.3.2 Tenant’s Liability Cap.
          The collective recourse of Landlord and its successors and assigns against Tenant (and the liability of Tenant to Landlord, its successors and assigns) with respect to (a) any actual or alleged breach or breaches by or on the part of Tenant of any of its obligations under the Lease, and (b) any other matter relating to Tenant’s occupancy of the Tenant Space, shall be limited, in the aggregate, solely to an amount equal to Five Million ($5,000,000.00) Dollars, provided that the limitations on Tenant’s liability set forth in this Section 15.3.2 not apply to: (i) rent payments due under the Lease, (ii) claims arising from breach of Tenant’s obligations with respect to hazardous materials, and (iii) claims based upon claims of third parties for injuries to persons or damages to physical property to the extent based upon the negligence or willful misconduct of Tenant Parties.
16. LANDLORD’S LIABILITY.
     16.1 Landlord Default; Tenant’s Remedies.
          16.1.1 Landlord Default. It shall constitute a Landlord Default if: (a) Landlord shall fail to perform or observe any of Landlord’s Lease Undertakings, and (b) such failure continues for a period of twenty (20) days following written notice to Landlord of such failure;

provided, however, that in the event that Landlord’s failure to perform or observe any of Landlord’s Lease Undertakings cannot reasonably be cured within twenty (20) days following written notice to Landlord, such failure to cure shall not be a Landlord Default if Landlord commences its cure within such twenty (20) day period and thereafter diligently prosecutes the curing thereof to completion.
          16.1.2 Tenant’s Remedies. Except as otherwise expressly provided herein, (a) in the event of any Landlord Default, Tenant’s sole and exclusive remedies for any such failure shall be an action for money damages, specific performance and/or injunctive relief, and (b) in no event shall Tenant have the right to terminate the Lease nor shall Tenant’s obligation to pay Base Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under the Lease. In that connection, Tenant hereby expressly waives any right conveyed to Tenant by virtue of any law granting Tenant a lien upon the property of Landlord and/or upon rental due to Landlord or granting Tenant a right to withhold Rent and/or terminate this Lease.
     16.2 Landlord’s Liability. In consideration of the benefits accruing under this Lease to Tenant, and notwithstanding anything to the contrary contained in the Lease Documents, it is expressly understood and agreed by and between the parties to this Lease that:
               (i) the collective recourse of Tenant and its successors and assigns against Landlord (and the liability of Landlord to Tenant, its successors and assigns) with respect to (a) any actual or alleged breach or breaches by or on the part of Landlord of any of Landlord’s Lease Undertakings, and (b) any other matter relating to Tenant’s occupancy of the Tenant Space, shall be limited, in the aggregate, solely to an amount equal to Landlord’s Liability Cap, provided that the limitations on Landlord’s liability set forth in this Section 16.2(i) shall not apply to: (x) claims based upon claims of third parties for injuries to persons or damages to physical property to the extent based upon the negligence or willful misconduct of the Landlord Parties, or (y) any Outage Credits, Security/Access Credits, Full SAS 70 Credits, or Partial SAS Credits to which Tenant is entitled pursuant to Exhibit F;
               (ii) other than Landlord’s Liability Cap, Tenant shall have no recourse against any other assets of Landlord and in the uncollected rent and proceeds of the Building;
               (iii) Tenant shall have no recourse against any assets of any member of the Landlord Group other than Landlord;
               (iv) except to the extent of Landlord’s Liability Cap, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings, or any alleged breach thereof, is assumed by, or shall at any time be asserted or enforceable against, Landlord; and
               (v) no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings, or any alleged breach thereof, is assumed by, or shall at any time be asserted or enforceable against, any member of the Landlord Group other than Landlord.

     16.3 Transfer of Landlord’s Interest. Landlord (and each of Landlord’s successors-in-interest) shall have the right, from time to time, to assign its interest and obligations, in writing and/or by operation of law, in and under this Lease to any third party to whom Landlord conveys its interest in the Property. Once and if Landlord (and/or any successor to Landlord) shall convey its interest in the Property to a third party, (a) Landlord (and each such successor) shall be fully released from all of the obligations and liabilities of Landlord under the Lease Documents accruing on or after the date of such transfer of Landlord’s interest in the Property to such third party, and (b) Tenant agrees to look solely to the successor-in-interest of Landlord for all such obligations and liabilities accruing on or after the date of such transfer. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord shall transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.
          16.3.1 Status as a Real Estate Investment Trust. Landlord shall have the right, from time to time, to assign part of its interest and obligations in and under this Lease to a wholly owned subsidiary of Landlord (or a wholly owned subsidiary of Landlord’s parent company), if and to the extent that Landlord determines such partial transfer is necessary or advisable in connection with the status of Landlord, or any other member of the Landlord Group, as a real estate investment trust.
17. MISCELLANEOUS.
     17.1 Severability. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect; and (ii) the invalid or unenforceable term or provision shall be replaced by a term or provision that is valid and enforceable and that comes closest to effectuating the intention of such invalid or unenforceable term or provision.
     17.2 No Waiver. No failure or delay by either party to insist on the strict performance of any obligation, covenant, agreement, term or condition of this Lease, or to exercise any right or remedy available upon such non-performance, will constitute a waiver thereof, and no breach or failure by either party to perform will be waived, altered or modified, except by written instrument signed by such party.
     17.3 Attorneys’ Fees and Costs. If either Landlord or Tenant initiates any litigation, mediation, arbitration or other proceeding regarding the enforcement, construction or interpretation of this Lease, then the non-prevailing party shall pay the prevailing party’s attorneys’ fees and costs (including all expense reimbursements, expert witness fees, litigation costs, court or arbitration tribunal costs, filing fees, exhibit fees, forensic consultant fees, litigation support costs, expert witness fees, the costs of appeals and attorneys’ fees and costs incurred in connection with post-judgment collection and enforcement efforts). In addition, if it should otherwise be necessary or proper for Landlord to consult an attorney concerning this Lease for the review of instruments evidencing a proposed Transfer or for the purpose of collecting Rent, Tenant agrees to pay to Landlord its actual attorneys’ fees whether suit be brought or not to the extent such fees exceed $500.00. The parties agree that this Section 17.3 shall survive the expiration or termination of this Lease.
     17.4 Waiver of Right to Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH EXPRESSLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY TRIAL HELD AS A RESULT OF A CLAIM ARISING OUT OF, IN CONNECTION WITH, OR IN ANY MANNER RELATED TO THIS LEASE IN WHICH LANDLORD AND TENANT ARE ADVERSE PARTIES. FOR THE AVOIDANCE OF DOUBT, THE FILING OF A CROSS-COMPLAINT BY ONE AGAINST THE OTHER IS SUFFICIENT TO MAKE THE PARTIES “ADVERSE.”
     17.5 Headings; Time; Survival. The headings of the Articles, Sections, Schedules and Exhibits of this Lease are for convenience only and do not define, limit or construe the contents thereof. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Section, subsection, or other subpart of this Lease. The words “include” and “including” shall not be construed as terms of limitation and shall, in all instances, be interpreted as meaning “including, but not limited to.” In all instances where a party is required to pay any sum or do any act at a particular indicated time or within an indicated period, it is understood that time is of the essence. Any obligations of a party accruing prior to the expiration or termination of this Lease shall survive the expiration or termination of this Lease, and such party shall promptly perform all such obligations whether or not this Lease has expired.
     17.6 Notices. Any notice which may or shall be given under the provisions of this Lease shall be in writing and may be delivered by (i) hand delivery or personal service, (ii) a reputable overnight courier service which provides evidence of delivery, (iii) facsimile (so long as a confirming copy is forwarded by a reputable overnight courier service within twenty-four (24) hours thereafter), or (iv) e-mail (so long as a confirming copy is forwarded by a reputable overnight courier service within twenty-four (24) hours thereafter), if for Landlord, to the Building office and at the address specified in Item 11 of the Basic Lease Information, or if for Tenant, at the address specified in Item 3 of the Basic Lease Information, or at such other addresses as either party may have theretofore specified by written notice delivered in accordance herewith. Such address may be changed from time to time by either party by giving notice as provided herein. Notice shall be deemed given, (a) when delivered (if delivered by hand or personal service), (b) if sent by a reputable overnight courier service, on the business day immediately following the business day on which it was sent, (c) the date the facsimile is transmitted, or (d) the date the e-mail is transmitted.
     17.7 Governing Law; Jurisdiction. This Lease shall be governed by, and construed in accordance with, the laws of the state in which the Property is located. In addition, Landlord and Tenant hereby submit to the local jurisdiction of the State in which the Property is located. Each party agrees that any action by the other against such party shall be instituted in the State in which the Property is located.

     17.8 Incorporation; Amendment; Merger. This Lease, along with any schedules, exhibits and attachments or other documents referred to herein, all of which are hereby incorporated into this Lease by this reference, constitutes the entire and exclusive agreement between Landlord and Tenant relating to the Tenant Space and the Datacenter and each of the aforementioned documents may be altered, amended or revoked only by an instrument in writing signed by the party to be charged thereby. All prior or contemporaneous oral or written agreements, understandings and/or practices relative to the leasing or use of the Tenant Space are merged herein or revoked hereby.
     17.9 Brokers. Each party hereto represents to the other that the representing party has not engaged, dealt with or been represented by any broker in connection with this Lease other than the respective broker specified in Item 13 of the Basic Lease Information.
     17.10 Examination of Lease; Binding on Parties. Each of the parties hereto acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties. This Lease shall not be binding or effective until each of the parties hereto has executed and delivered an original counterpart hereof to each other. No contractual or other rights shall exist between Landlord and Tenant with respect to the Tenant Space until both have executed and delivered this Lease, notwithstanding that Landlord has delivered to Tenant an unexecuted copy of this Lease. The submission of this Lease to Tenant shall not constitute the grant of an option for the Tenant to lease, or otherwise create any interest by Tenant in, the Tenant Space. The execution of this Lease by Tenant and return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has, in fact, executed and delivered this Lease to Tenant.
     17.11 Recordation. Neither Tenant nor any person or entity acting through, under or on behalf of Tenant shall record or cause the recordation of this Lease, but Landlord agrees to execute, acknowledge and deliver a statutory form of Notice of Lease.
     17.12 Authority. Each of Landlord and Tenant represents to the other party that the person executing this Lease on its behalf is duly authorized to execute and deliver this Lease pursuant to its respective by-laws, operating agreement, resolution or other legally sufficient authority. Further, each party represents to the other party that (i) if it is a partnership, the undersigned are all of its general partners, (ii) it has been validly formed or incorporated, (iii) it is duly qualified to do business in the state in which the Property is located, and (iv) this Lease is being executed on its behalf and for its benefit.
     17.13 Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives and permitted successors and assigns.
     17.14 Force Majeure. Except for the extent to which a party’s obligations or rights are expressly stated herein to apply notwithstanding the effect of Force Majeure events, a party shall incur no liability to the other party with respect to, and shall not be responsible for any failure to perform, any of its obligations hereunder (other than payment obligations or obligations that may be cured by the payment of money (e.g., maintaining insurance)) if such failure is caused by a Force Majeure event. The amount of time for a party to perform any of its obligations (other than payment obligations) shall be extended by the amount of time such party is delayed in performing such obligation by reason of any Force Majeure event.
     17.15 No Partnership or Joint Venture; No Third Party Beneficiaries. Nothing contained in this Lease shall be deemed or construed to create the relationship of principal and agent, or partnership, or joint venturer, or any other relationship between Landlord and Tenant other than landlord and tenant. Landlord shall have no obligations hereunder to any person or entity other than Tenant, and no other parties shall have any rights hereunder as against Landlord.
     17.16 Access by Landlord. Landlord, Landlord’s agents and employees shall have the right to enter upon any and all parts of the Tenant Space at any reasonable time upon prior reasonable oral or written notice (except in the case of an emergency when no prior notice shall be required, and except as otherwise expressly set forth below) to examine the condition thereof, to clean, to make any repairs, alterations or additions required to be made by Landlord hereunder, to show the Tenant Space to prospective purchasers or prospective or current mortgage lenders (in either case only upon forty-eight (48) hours’ prior oral or written notice), to show the Tenant Space to prospective tenants (only during the last nine (9) months of the Term, and only upon forty-eight (48) hours’ prior oral or written notice), to determine whether Tenant is complying with all of its obligations under this Lease, and/or to exercise any of Landlord’s rights or remedies hereunder. In connection with Landlord’s rights hereunder, Tenant agrees that Landlord shall at all times have and retain a key that will unlock all of the doors in, on or about the Tenant Space; and, in the absence of such a key, Landlord shall have the right to use any reasonable means to open such doors to obtain entry to the Tenant Space. Notwithstanding anything herein to the contrary, except for emergencies, Landlord shall use reasonable efforts to minimize disruption of Tenant’s business or occupancy during such entries.
     17.17 Rights Reserved by Landlord. Except as otherwise expressly provided to the contrary in this Lease, Landlord hereby expressly reserves all rights related to the Premises, the Datacenter, the Building and the Property, including the right: (i) to change the name or street address of the Building and/or the Property; (ii) to install, affix and maintain all signs on the exterior and/or interior of the Building and/or the Property; (iii) to change, from time to time, the dimensions, configurations and locations of the Common Areas, and/or to otherwise make such alterations to the Datacenter or the Building as Landlord deems desirable; (iv) to install, operate and maintain systems which monitor, by closed circuit television or otherwise, all persons entering or leaving the Building, the Datacenter, and/or the Property; (v) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Datacenter or the Tenant Space and which serve other parts or other tenants or occupants of the Datacenter, the Building and/or the Property; (vi) to create any additional improvements to structural and/or mechanical systems, interior and exterior walls and/or glass; and (vii) to lease space in the Datacenter, the Building and the Property, and to create such other tenancies in the Datacenter, the Building and the Property as Landlord shall desire. In exercising its rights under this Section 17.17, Landlord shall not (i) reduce the size or volume of the Tenant Space or the OS Tenant Space more than a de minimus amount, (ii) except in an emergency, impact the operation of Tenant’s business operations in any material manner, or the privacy of Tenant’s customers in the Tenant Space or the OS Tenant Space without having given Tenant at least seven (7) calendar days prior written notice, (iii) materially affect the visibility of Tenant’s Exterior Signage from Route 128, or materially affect the visibility of Tenant’s Lobby Signage to visitors to the lobby of the Building. In scheduling any Datacenter, Building, or Property repair or maintenance, Landlord shall use reasonable efforts to minimize any impact on Tenant’s operations in the Tenant Space or the OS Tenant Space.
     17.18 Counterparts; Delivery by Facsimile or E-mail. This Lease may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Lease. Landlord and Tenant agree that the delivery of an executed copy of this Lease by facsimile or e-mail shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Lease had been delivered.
     17.19 Confidentiality of Lease. Each party agrees that (i) the terms and provisions of this Lease are confidential and constitute proprietary information of the parties and (ii) it shall not disclose, and it shall cause its partners, officers, directors, shareholders, employees, brokers and attorneys to not disclose any term or provision of this Lease to any other person without first obtaining the prior written consent of the other party, except that each party shall have the right to disclose such information for valid business, legal and accounting purposes and/or if advisable under any applicable securities laws regarding public disclosure of business information and/or as required by Applicable Law or any court ruling.
     17.20 Incorporation of Schedules and Exhibits. All of the terms and conditions of all of the Schedules and Exhibits to this Lease are hereby incorporated into this Lease.
     17.21 Financial Statements. Within ten (10) days after Landlord’s written request therefore, which request shall be made only in the event that any actual or prospective lender, mortgagee or purchaser of the Building has required same, Tenant shall deliver Tenant’s Financial Statements to Landlord for the two (2) fiscal years immediately preceding Landlord’s request. If Tenant does not then have its Financial Statements audited, Tenant must forward unaudited Financial Statements certified by Tenant’s chief financial officer as true, complete and correct in all material respects. Landlord hereby agrees to maintain Tenant’s Financial Statements as proprietary and confidential and agrees not to disclose Tenant’s Financial Statements to any third party other than any actual or prospective lender, mortgagee, or purchaser of the Building, and Landlord’s attorneys, accountants and similar business advisors. Notwithstanding the foregoing, this Section 17.21 shall not apply with regard to Tenant’s Financial Statements if, as the case may be, (a) the entity named as “Tenant” or the entity that is named as “Guarantor” under this Lease is a publicly traded entity that is traded on a nationally recognized stock exchange, and (b) such entity’s Financial Statements are available online at no cost to Landlord.
     17.22 Non-Exclusive Remedies. Unless expressly provided otherwise in this Lease, no remedy which a party may have as set forth in this Lease is intended to be, nor shall be, exclusive of, or mutually exclusive with regard to, any other remedy which such party may have as set forth in this Lease.

18. CONFIDENTIALITY.
     18.1 Definition of Confidential Information. “Confidential Information” shall mean and refer to, with respect to a party hereto, all information or material that: (a) gives that party some competitive business advantage, gives that party the opportunity of obtaining some competitive business advantage, or the disclosure of which would be detrimental to the interests of that party; and (b) is marked “Confidential,” “Restricted,” “Proprietary,” or with some other, similar, marking. Confidential Information includes all of Tenant’s Data, prices, trade secrets, databases, hardware, software, designs and techniques, programs, engine protocols, models, displays and manuals, and the selection, coordination and arrangement of the contents of such materials, and any unpublished information concerning research activities and plans, members, potential members, employees, customers, marketing or sales plans, product development or time to market, sales forecasts or results of marketing efforts, pricing or pricing strategies, costs, operational techniques, strategic plans, and unpublished financial information, including information concerning revenues, profits and profit margins. “Tenant’s Data” shall mean and refer to all of Tenant’s data, records and information to which Landlord has access, under this Lease in connection with Landlord’s provision of the Landlord’s Essential Services and Landlord’s performance under this Lease.
     18.2 Exclusions.
     Confidential Information will not include any information or material, or any element thereof, whether or not such information or material is Confidential Information for the purposes of this Lease, to the extent any such information or material, or any element thereof:
(a)	has previously become or is generally known to the public, unless it has become generally known to the public through a breach of this Lease or a confidentiality or non-disclosure agreement;

(b)	was already rightfully known to the party receiving such information (the “Receiving Party”) prior to being disclosed by or obtained from the Party (or its agents or affiliates) disclosing such information (the “Disclosing Party”) as evidenced by written records kept in the ordinary course of business of or by proof of actual use by the Receiving Party;

(c)	has been or is hereafter rightfully received by the Receiving Party from a third person (other than the Disclosing Party) without restriction or disclosure and without breach of a duty of confidentiality to the Disclosing Party; or

(d)	has been independently developed by the Receiving Party without access to Confidential Information of the Disclosing Party.
     18.3 Use.

     The parties agree to hold each other’s Confidential Information in strict confidence during the Term of this Lease and after any termination or expiration of this Lease. Each party recognizes the importance of the other’s Confidential Information and recognizes and agrees that the Confidential Information of the other party is critical to such other party’s business and that neither party would enter into this Lease without assurance that its Confidential Information and the value thereof will be protected as provided in this Section 18 (Confidentiality) and elsewhere in this Lease. Accordingly, each party agrees as follows:
(a)	the Receiving Party will hold any and all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Lease;

(b)	the Receiving Party may disclose or provide access to its responsible employees, attorneys, auditors, affiliates, lenders, prospective lenders, investors, prospective investors and prospective purchasers of the Property who have a need to know such Confidential Information in the ordinary course of the Receiving Party’s business; provided that, in any such case, the party disclosing Confidential Information shall advise the recipient of the fact that such information is Confidential Information under this Agreement and the party’s obligations under this Article 18; and

(c)	the Receiving Party will notify the Disclosing Party of any actual or attempted unauthorized disclosure or use of the other party’s Confidential Information promptly after it becomes aware of such attempt or use, and will cooperate with the Disclosing Party, in any manner which the Disclosing Party reasonably requests and at no cost to the Receiving Party, to protect all proprietary rights in and ownership of its Confidential Information.
     18.4 Compelled Disclosures.
     To the extent required by Applicable Law or by lawful order or requirement of a court or governmental authority having competent jurisdiction over the Receiving Party, the Receiving Party may disclose Confidential Information in accordance with such law or order or requirement, provided that, promptly after becoming aware of such law, order, or requirement and, if possible, prior to disclosing Confidential Information pursuant thereto, the Receiving Party will so notify the Disclosing Party in writing. The Receiving Party will use reasonable efforts not to release Confidential Information pending the outcome of any measures taken by the Disclosing Party to contest, otherwise oppose, or seek to limit such disclosure by the Receiving Party and any subsequent disclosure or use of Confidential Information that may result from such disclosure. The Receiving Party will cooperate with and provide assistance to the Disclosing Party regarding such measures in such manner as the Disclosing Party may reasonably request, and at no cost to the Receiving Party.

     18.5 Return of Confidential Information.
     On the Disclosing Party’s written request or upon expiration or termination of this Lease for any reason, the Receiving Party will, promptly after written request from the Disclosing Party, with respect to either Landlord or Tenant, as the case may be, return or destroy, at the Disclosing Party’s option, all tangible (the parties acknowledging that information provided in electronic format shall not be considered “tangible” for the purposes of this Section 18.5) originals and copies of all documents and materials it has received containing the Disclosing Party’s Confidential Information.
     18.6 Non-Exclusive Equitable Remedy.
     Each Party acknowledges and agrees that due to the unique nature of Confidential Information there is no adequate remedy at law for any breach of its obligations hereunder and that any such breach or threatened breach may result in irreparable harm to such Party and, therefore, that upon any such breach or any threat thereof, each Party will be entitled to seek and obtain appropriate equitable and injunctive relief from a court of competent jurisdiction without the necessity of proving actual loss, in addition to whatever remedies either of them might have at law or equity.
[SIGNATURES APPEAR ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Lease on the respective dates set forth below to be effective as of the Effective Date.

LANDLORD: GIP WAKEFIELD, LLC, a Delaware limited liability company
By:	GIP WAKEFIELD HOLDING COMPANY,
LLC, a Delaware limited liability company, its Sole Member and Manager

By:	GLOBAL INNOVATION PARTNERS,
LLC, a Delaware limited liability company, its Sole Member and Manager

By:	GLOBAL INNOVATION MANAGER,
LLC, a Delaware limited liability company, its Manager

By:	/s/ David J. Caron
	Name:	David J. Caron
Authorized Signatory

Date: 6/3/2011

TENANT: CARBONITE, INC., a Delaware corporation
By:	/s/ David Friend
	Name:	David Friend
	Title:	CEO

Date: 5/26/11

EXHIBIT “A”
DEPICTION OF DATACENTER AND PREMISES
[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

EXHIBIT “B-1”
TENANT’S INSURANCE REQUIREMENTS
Policies

A. Commercial general liability insurance (including contractual liability):	$1,000,000 single limit; $2,000,000 aggregate limit, with umbrella coverage providing an additional $3,000,000 in excess coverage

B. “Special Peril Form” property insurance:	Full replacement value of Tenant’s Personal Property.

C. Workers’ compensation insurance:	In accordance with the laws of the state in which the Property is located, and Employer’s Liability insurance with a limit not less than $1,000,000 Bodily Injury Each Accident; $1,000,000 Bodily Injury By Disease - Each Person; and $1,000,000 Bodily Injury By Disease — Policy Limit.

D. Automobile liability insurance:	Primary auto liability insurance with limits of not less than $1,000,000 per occurrence covering owned, hired and non-owned vehicles used by Tenant or any other member of the Tenant Group.

E. Business interruption insurance:	In such amount as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against by the property insurance described above for a period of not less than twelve (12) months.
Requirements:
All insurance required of Tenant under this Lease shall be issued by insurers with a “General Policyholders Rating” of at least A-, VIII, as set forth in “Best’s Insurance Guide.” Such insurers shall be authorized to do business in the State in which the Property is located. Tenant’s commercial general liability policy shall be written to apply to all bodily injury (including death), property damage and personal injury losses, and shall include contractual liability, broad form property damage, cross liability and severance of interest clauses.

EXHIBIT “B-2”
LANDLORD’S INSURANCE REQUIREMENTS
Policies

A. Commercial general liability insurance (including contractual liability):	$1,000,000 single limit; $2,000,000 aggregate limit; with an umbrella policy providing an additional $3,000,000 in excess coverage.

B. “Special Peril Form” property insurance:	Full replacement value of the Building and Landlord’s personal property installed therein.

C. Workers’ compensation insurance:	In accordance with the laws of the state in which the Property is located, and Employer’s Liability insurance with a limit not less than $1,000,000 Bodily Injury Each Accident; $1,000,000 Bodily Injury By Disease - Each Person; and $1,000,000 Bodily Injury By Disease — Policy Limit.

D. Automobile liability insurance:	Primary auto liability insurance with limits of not less than $1,000,000 per occurrence covering owned, hired and non-owned vehicles used by Landlord or any other member of the Landlord Group.
Requirements:
All insurance required of Landlord under this Lease shall be issued by insurers with a “General Policyholders Rating” of at least A-, VIII, as set forth in “Best’s Insurance Guide.” Such insurers shall be authorized to do business in the State in which the Property is located. Landlord’s commercial general liability policy shall be written to apply to all bodily injury (including death), property damage and personal injury losses, and shall include contractual liability, broad form property damage, cross liability and severance of interest clauses.

EXHIBIT “C”

DESCRIPTION OF PATHWAY
One (1) Max-cell sleeve to be contained in each of two EMT conduits, from the Datacenter Connection Area to the P-POP Room via pathway as shown on Exhibit “A”.
Tenant shall have access to a Landlord 2 inch conduit in the Datacenter for the purposes of pulling its Cables from the Premises to the Datacenter Connection Area. Tenant shall be permitted to pull and/or install its Cables in the Pathway. Tenant is responsible for the costs and installation of all such Cables.

EXHIBIT “D”

MASSACHUSETTS STATE LAW PROVISIONS
     1. REMEDIES FOR EVENTS OF DEFAULT.
          1.1 Landlord’s Right to Terminate Upon Tenant Default. This Lease and the Term and estate hereby granted and the demise hereby made are subject to the limitation that if and whenever any Event of Default shall occur, Landlord may, at Landlord’s option, in addition to all other rights and remedies given hereunder or by law or equity, do any one or more of the following without notice or demand, any such notice or demand being hereby waived, to the extent that such waiver is allowed by Applicable Laws:
               1.1.1 Terminate this Lease, in which event Tenant shall immediately surrender possession of the Tenant Space to Landlord.
               1.1.2 Enter upon and take possession of the Tenant Space and expel or remove Tenant and any other occupant therefrom, with or without having terminated this Lease.
               1.1.3 Alter locks and other security devices at the Tenant Space.
               1.1.4 Terminate any and all agreements, subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant, with Landlord or with third parties, and affecting the Tenant Space or any part of the Building.
          1.2 No Surrender or Merger. Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of all or any part of the Tenant Space by Tenant, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant. No such alteration of security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others on or about the Tenant Space shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting, after any Event of Default, to the aforesaid exercise of dominion over Tenant’s property within the Building. All claims for damages by reason of such re-entry and/or possession and/or alteration of locks or other security devices are hereby waived (subject to Section 1.7 of this Exhibit “D”), as are all claims for damages by reason of any distress warrant, unlawful detainer proceedings, sequestration proceedings or other legal process, to the extent that such waiver is allowed by Applicable Laws. Tenant agrees that any re-entry by Landlord may be pursuant to judgment obtained in unlawful detainer proceedings or other legal proceedings or without the necessity for any legal proceedings, as Landlord may elect, and Landlord shall not be liable in trespass or otherwise.
          1.3 Damages Upon Default. If Landlord elects to terminate this Lease by reason of an Event of Default, then, notwithstanding such termination, Landlord may hold Tenant liable for all rental and other indebtedness accrued to the date of such termination, plus, at Landlord’s election, either:

(i) such rental and other indebtedness as would otherwise have been required to be paid by Tenant to Landlord during the period following termination of the Term of this Lease measured from the date of such termination by Landlord until the expiration of the Term of this Lease (had Landlord not elected to terminate this Lease on account of such Event of Default) diminished by any net sums thereafter received by Landlord through reletting the Tenant Space during said period (after deducting expenses incurred by Landlord in good faith as provided in Section 1.5 below), or
(ii) the amount (discounted to present value) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under clause (i) above), (x) the aggregate of the rent and other charges projected over the period commencing with such termination and ending on the last day as of which the Term of the Lease would have expired, but for such Event of Default, exceeds (ii) the aggregate projected market rental value (including other charges) for the Tenant Space for such period.
Actions to collect amounts due by Tenant provided for in clause (i) of this Section 1.3 may be brought from time to time by Landlord during the aforesaid period, on one or more occasions, without the necessity of Landlord’s waiting until the expiration of such period, and in no event shall Tenant be entitled to any excess of rental (or rental plus other sums) obtained by reletting over and above the rental provided for in this Lease.
          1.4 Repossession of Tenant Space. If Landlord elects to repossess the Tenant Space without terminating this Lease, Tenant shall be liable for and shall pay to Landlord all rental and other indebtedness accrued to the date of such repossession, plus Rent required to be paid by Tenant to Landlord during the remainder of the Term of this Lease until the expiration of the Term of this Lease, diminished by any net sums thereafter received by Landlord through reletting the Tenant Space during said period (after deducting expenses incurred by Landlord as provided in Section 1.5 below). In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved. Actions to collect amounts due by Tenant as provided in this Section 1.4 may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until the expiration of the Term of this Lease.
          1.5 Landlord’s Expenses. Upon an Event of Default, Tenant shall also be liable for and shall pay to Landlord, in addition to any sum provided to be paid pursuant to this Lease: (i) the costs and expenses of securing new tenants, including expenses for refixturing, alterations and other costs in connection with preparing the Tenant Space for the new tenant and any reasonable or necessary alterations, (ii) the cost, incurred by Landlord in good faith, of removing and storing Tenant’s or other occupant’s property, and (iii) all reasonable expenses incurred by Landlord in enforcing Landlord’s remedies, including reasonable attorneys’ fees. Past due rental and other past due payments shall bear interest from maturity at the Default Rate (as defined in Section 3.5 of this Lease) until paid.
          1.6 Cumulative Remedies; Equitable Relief. The specific remedies to which Landlord may resort under the provisions of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, subject to Applicable Laws, Landlord shall be entitled to a restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.
          1.7 Reletting. Landlord agrees to use reasonable efforts to relet the Tenant Space after Tenant vacates the Tenant Space in the event that the Lease is terminated based upon a default by Tenant hereunder. Marketing of the Tenant Space in a manner similar to the manner in which Landlord markets other premises within Landlord’s control in the Building or in 200 Quannapowitt Parkway shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts.” Tenant agrees that, in any event, Landlord has no obligation to: (i) relet the Tenant Space prior to leasing any other space within the Building; or (ii) relet the Tenant Space (A) at a rental rate or otherwise on terms below market, as then determined by Landlord in its sole discretion; (B) to any entity not satisfying Landlord’s then standard financial credit risk criteria; (C) for a use (1) not consistent with Tenant’s use prior to default; (2) which would violate then applicable law or any restrictive covenant or other lease affecting the Building; (3) which would impose a greater burden upon the Building’s facilities; or (4) which would involve any use of Hazardous Materials (other than those which Tenant is expressly permitted to use under the Lease); or (iii) solicit or entertain negotiations with any other prospective tenants for the Tenant Space until Landlord obtains full and complete possession of the Tenant Space, including the final and unappealable legal right to re-let the Tenant Space free of any claim of Tenant to occupy the Tenant Space.
          1.8 Landlord’s Right to Cure. All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense. If Tenant should fail to make any payment (other than Base Rent) or cure any default hereunder within the time herein permitted, Landlord, without being under any obligation to do so, without thereby waiving such default and in addition to and without prejudice to any other right or remedy of Landlord, may make such payment and/or remedy such other default for the account of Tenant (and enter the Tenant Space for such purpose), and thereupon Tenant shall be obligated to, and hereby agrees to, pay to Landlord as Additional Rent, within ten (10) days following Landlord’s demand therefor, all costs, expenses and disbursements incurred by Landlord in good faith (including reasonable attorneys’ fees) incurred by Landlord in taking such remedial action, plus an administrative fee of ten percent (10%) of such amount.
     2. CALCULATION OF CHARGES. Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions set forth in this Lease for determining charges, amounts and additional rent payable by Tenant (including payments under Section 3.5) are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges.

EXHIBIT “E”

LANDLORD’S INSTALLATIONS
Definition of Landlord’s Installations
Landlord shall cause:
•	The installation of cage walls on the non-dry-wall sides of the collective exterior footprint of Premises substantially in the layout depicted on Exhibit “A”.

•	The installation of Metering Equipment — Tenant Space related to electrical power.

•	The installation of the Pathway described on Exhibit “C”.

•	Installation of key card access, at Landlord’s expense, for at least one (1)opening to the Tenant Space
Landlord’s Warranty:
(A)	Landlord hereby warrants and represents to Tenant that (collectively “Landlord’s Warranty”):
(1)	Landlord’s Installations shall be performed: (i) in a good and workmanlike manner, and (ii) in compliance with all Applicable Laws; and

(2)	Landlord’s Installations will be free from defects.
(B)	Exclusions from Landlord’s Warranty

Landlord’s Warranty expressly excludes remedy for damage or defect caused by abuse, modifications not executed by the Landlord, or Landlord’s agents, employees, or contractors, improper or insufficient maintenance by Tenant or anyone claiming by, through or under Tenant, improper operation, or normal wear and tear and normal use.
(C)	Tenant’s Remedies in the Event of Breach of Landlord’s Warranty

If, on or before the Warranty Expiration Date, as hereinafter defined, Tenant gives Landlord written notice of any breach of Landlord’s Warranty promptly after Tenant becomes aware of such breach, Landlord shall, at no cost to Tenant, correct or repair such breach as soon as conditions reasonably permit and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid. The “Warranty Expiration Date” shall be defined as the date twelve (12) months after the Commencement Date. Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has breached Landlord’s Warranty, Tenant shall be deemed conclusively to have: (i) approved Landlord’s construction, (ii) waived any claim that Landlord has breached Landlord’s

Warranty, and (iii) agreed that Tenant has no claim that Landlord has failed to perform any of Landlord’s obligations with respect to Landlord’s Installations and the Commencement Date Conditions. The provisions of this Section (C) sets forth the Tenant’s sole remedies for any breach of the Landlord’s Warranty; however nothing in this Section (C) shall be deemed to relieve the Landlord of its responsibilities to perform maintenance and repairs as required pursuant to Section 8 of the Lease.

(D)	Landlord hereby represents to Tenant that, as of the Effective Date, Landlord has obtained a temporary Certificate of Occupancy from the Town of Wakefield permitting the lawful use of the Data Center (including the Tenant Space and the POP Room) for data center use.

EXHIBIT “E-1”

COMMISSIONING CRITERIA
Commissioning consists of five general levels of activities summarized as follows:
Level 1 — Factory Testing
Manufacturers’ standard test reports will be reviewed prior to shipment of equipment to the site.
Level 2 — Component Verification
Individual system components are verified at the site upon delivery for compliance with the design specifications, drawings, and approved submittals or shop drawings.
Level 3 — System Construction Verification
As the components are assembled into individual systems, the construction or installation of the overall system is verified. This includes an evaluation of interconnection between components, physical arrangement, support and anchoring, and access and clearance.
Level 4 — Individual System and Major Equipment Operation Verification
Subsequent to the completion of construction and assembly of each individual system or major equipment element, it is started-up and tested for proper functional operation and performance.
Level 5 — Integrated Systems Operation Verification
The test procedures that comprise Level 5 commissioning are designed to simulate the operation of the Premises’ infrastructure during a full range of operational situations, including loss of utility services, single and multiple equipment failure, normal sequential changes to the equipment operation, and planned maintenance operations.
This effort is dependent upon the successful completion of all prior levels of commissioning. The assembly of appropriate documentation and certifications for the completion of Level Four commissioning will be a prerequisite.
Level 5 commissioning will typically be completed in four basic steps:
•	Initial planning

•	Preparation of test procedures

•	Implementation of tests

•	Issuance by Commissioning Agent of the Commissioning Complete Letter.

EXHIBIT “F”

SERVICE LEVEL

Table A.
Landlord shall provide the following:

1. Electricity Consumption Threshold:	360 total kW.

2. Target Battery Capacity:	Six (6) minutes.

3. Back-Up Power Specifications:	2 MW Building generator configured as N + 1 supplies back-up power for the Premises.

4. HVAC Specifications.

(a) Target Temperature Range:	Average temperature of the Premises, measured at the return air vents in the Premises, between 68 degrees Fahrenheit and 78 degrees Fahrenheit.

(b) Target Humidity Range:	Average relative humidity of the Premises, measured at the return air vents in the Premises, between 35% and 55%.
Service Level — Terms.
1. Landlord’s Essential Services.
     A. Electricity. Landlord shall furnish electricity to the Premises sufficient to meet the Electricity Consumption Threshold. The obligation of Landlord to provide electricity to the Premises shall be subject to the rules, regulations and requirements of the supplier of such electricity and of any governmental authorities regulating providers of electricity and shall be limited, except as expressly set forth in the next sentence, to providing power sufficient to meet the Electricity Consumption Threshold. In addition, Landlord shall furnish back-up power for the Premises sufficient to meet the Back-Up Power Specifications, at all times except during maintenance operations and Force Majeure events. Except for the Back-Up Power Specifications, Landlord shall have no obligation to provide emergency, supplemental or back-up power systems for use in the Premises, or otherwise in, or for, the Tenant Space.
     B. HVAC. Landlord shall furnish HVAC to the Premises sufficient to cause the average temperature and humidity of the Premises (measured at the return air vents in the Premises) to meet the HVAC Specifications. The obligation of Landlord to provide HVAC to the Premises shall be limited to providing HVAC sufficient to meet the HVAC Specifications.

Confidential Treatment Requested by Carbonite, Inc.
2. Credits.
     A. Outage Credits.
     Upon the occurrence of each Separate/Independent Interruption of Landlord’s Essential Services, Tenant shall be entitled to an Outage Credit in the amount set forth opposite the duration of such Interruption of Landlord’s Essential Services in Table 2.A.(1)-A and 2.A.(1)-B, below, as applicable:
Table Related to the Calculation of Outage Credits (Table 2.A.(1)-A)

Interruption Duration:	Tenant’s Remedy:
0-4 consecutive hours	The Level-1 Outage Credit(s) described in Table 2.A.(1)-B, below.

5-8 consecutive hours	One (1) additional Outage Credit

Each eight (8) hour period thereafter during which such Interruption of Landlord’s Essential Services occurs or continues.	One (1) additional Outage Credit
Table Describing the Level-1 Outage Credits (Table 2.A.(1)-B)

Interruption Occurrence:	Level-1 Outage Credit:
Each First Interruption.	One (1) Outage Credit.

Each Second Interruption.	Two (2) Outage Credits.

Each Third Interruption	Three (3) Outage Credits.

Each Four-Plus Interruption and each Interruption after the Fourth Interruption.	Four (4) Outage Credits.
     B. Security/Access Credits.
     Any breach by Landlord of its obligations with respect to Security or Access, as set forth in the then current version of the Handbook (such security and access obligations being set forth in Section 7 of the Version 2.5 of the Handbook, dated September 3, 2009), shall be considered to be a “Security/Access Incident”. Tenant shall be entitled to a Credit (“Security/Access Credits”) against Rent in the amount of $[***] for each Security/Access Incident and $[***] for each day that any Security Access/Incident is unresolved.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

     C. SAS 70 Audit Credits.
     Landlord shall cause a SAS 70 Audit of the Datacenter be performed at least once every twelve months by a qualified independent auditor. If such audit determines that the Datacenter is not in compliance with then current SAS 70 standards (or equivalent successor standards) and either: (i) Tenant is unable to use the Tenant Space for the purposes permitted under the Lease by reason of such non-compliance for any period of time, then Tenant shall be entitled a Credit (“Full SAS 70 Credit”) equal to 100% of the Rent payable by Tenant for each day that Tenant is unable use the Datacenter by reason of such non-compliance, or (ii) if, despite such non-compliance, Tenant is able to use the Tenant Space for the purposes permitted under the Lease for a period after the date (“SAS 70 Cure Date”) which is (20) days after Landlord receives notice from such auditor of such non-compliance, then Tenant shall be entitled to a Credit (“Partial SAS 70 Credit”) equal to 10% of the Rent payable by Tenant for each day between SAS 70 Cure Date and the date that Landlord cures such non-compliance.
     D. Procedures.
     In the event that Tenant is entitled to an Outage Credit, Security/Access Credit, Full SAS 70 Credit, or Partial SAS 70 Credit, such Credit shall be applied as a credit towards Tenant’s Base Rent due in the immediately following month of the Term; provided, however, in the event that a Credit accrues during the final month of the Term, Landlord will pay to Tenant the amount of such Credit within thirty (30) days following the expiration of the Term.
     E. Limits on Credits.
     The foregoing notwithstanding, (a) the total aggregate amount of Outage Credits, Security/Access Credits, Full SAS 70 Credits, and Partial SAS 70 Credits to which Tenant may become entitled in any calendar month shall not exceed Tenant’s total monthly Base Rent (at the time of the event); and (b) Tenant’s entitlement to, and accrual of, Outage Credits related to any Interruption — Electrical shall occur only from and after the point at which the aggregate duration of all Interruptions — Electrical during any rolling twelve (12) month period exceeds the Interruption — Electrical Duration Threshold.
     F. Cure Notices. Once Landlord has rectified a particular Interruption of Landlord’s Essential Services, Security/Access Incident, or SAS 70 non-compliance, Landlord shall provide notice of such rectification or cure to Tenant as soon as is reasonably practicable thereafter.
3. Termination Rights.
     A. Continuous Outage Termination Right. In the event of a Continuous Outage, Tenant may terminate this Lease by timely delivery of the Continuous Outage Termination Notice to Landlord. Tenant’s failure to timely deliver Tenant’s Continuous Outage Termination Notice shall automatically extinguish Tenant’s right to terminate this Lease with respect to that particular Continuous Outage. If Tenant exercises its termination right under this Paragraph B, then Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant in moving Tenant’s Personal Property from the Tenant Space and OS Space to a new location.
     B. Chronic Outage Termination Right. In the event of a Chronic Outage, Tenant may terminate this Lease by timely delivery of the Chronic Outage Termination Notice to Landlord. Tenant’s failure to timely deliver Tenant’s Chronic Outage Termination Notice shall automatically extinguish Tenant’s right to terminate this Lease with respect to that particular Chronic Outage.
4. Remedies Exclusive. Tenant agrees that Tenant’s entitlement to Outage Credits, Security/Access Credits, Full SAS 70 Credits, and Partial SAS 70 Credits and the termination rights set forth above, all as expressly set forth in this Exhibit “F”, shall be Tenant’s sole and exclusive remedies with regard to each Interruption of Landlord’s Essential Services.

EXHIBIT “G”

PARKING
     (1) During the Term of this Lease, Tenant shall have the right to use 10 reserved parking spaces (“Parking Spaces”) in the parking garage in the Building and/or surface parking areas serving the Building (collectively, the “Parking Areas”), in a location designated by Landlord. Said Parking Spaces shall be at no cost to Tenant during the Term of the Lease. Said parking spaces will be reserved for Tenant’s use only and Landlord shall mark, or otherwise install signage identifying such reserved spaces for Tenant’s exclusive use; provided however, that Landlord shall have no obligation to police the use of the Parking Spaces.
     (2) No Liability. Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Parking Areas regardless of whether such loss or theft occurs when the Parking Areas or other areas therein are locked or otherwise secured. Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Parking Areas or automobiles or other property therein, it being agreed that, to the fullest extent permitted by Law, the use of the Parking Areas shall be at the sole risk of Tenant and its employees.
     (3) Parking Rules and Regulations. Landlord shall have the right from time to time to promulgate reasonable rules and regulations regarding the Parking Areas, the parking passes and the use thereof, including rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations as well as all reasonable additions and amendments thereto.
     (4) No Overnight Storage. Tenant shall not store or permit its employees to store any automobiles in the Parking Areas overnight without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Areas or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Parking Areas overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.
     (5) Temporary Closure. Landlord shall have the right to temporarily close the Parking Areas or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Parking Areas.
     (6) Access Cards. Landlord may elect to provide parking cards or keys to control access to the Parking Areas. In such event, Landlord shall provide Tenant with one card or key for each parking pass that Tenant is entitled to hereunder, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys. Except for the charge for lost cards, Tenant and its employees shall have no obligation to pay an fee for the use of such access cards or for the use of the Parking Spaces.

EXHIBIT “H”
COMMENCEMENT DATE NOTICE
_________ __, 2011
VIA [FAX/E-MAIL]: [# OR E-MAIL ADDRESS]
AND FEDERAL EXPRESS
CARBONITE, INC.
_________________
_________________
Re:	That certain TURNKEY DATA CENTER LEASE with an effective date of ______ __, 2011 (as amended and modified from time to time, the “Lease”), by and between CARBONITE, INC. (“Tenant”), as tenant, and GIP WAKEFIELD, LLC (“Landlord”), as landlord, covering certain premises more particularly described in the Lease at that certain building located at 200 QUANNAPOWITT PARKWAY, WAKEFIELD, MASSACHUSETTS. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.
Ladies and Gentlemen:
     Please be advised that Landlord has caused each of the Commencement Date Conditions to occur. In that connection, please find the Commissioning Complete Letter, attached hereto as Attachment “1”. Accordingly, Landlord confirms the following:
1.	The Commencement Date of the Lease is _______ ___, 20_.

2.	Tenant’s Base Rent schedule is as follows:

$_________ for the period _______ __, 20__ through _______ __, 20__

(the Partial Month) [DELETE IF COMMENCEMENT DATE IS THE 1ST]

$_________ per month for the period _______ __, 20__ through _______ __, 20__

(months 1-12 of the Term)

$_________ per month for the period _______ __, 20__ through _______ __, 20__

(months 13-24 of the Term)

$_________ per month for the period _______ __, 20__ through _______ __, 20__

(months 25-36 of the Term)

$_________ per month for the period _______ __, 20__ through _______ __, 20__

(months 37-48 of the Term)

$_________ per month for the period _______ __, 20__ through _______ __, 20__

(months 49-60 of the Term)

     Should you have any questions, please contact Ana McKenna (Property Manager) at 781-224-1700, who will be glad to assist you.

Sincerely, GIP WAKEFIELD, LLC, a Delaware limited liability company
By:	GIP WAKEFIELD HOLDING COMPANY, LLC,
a Delaware limited liability company, its Sole Member and Manager

By:	GLOBAL INNOVATION PARTNERS, LLC,
a Delaware limited liability company, its Sole Member and Manager

By:	GLOBAL INNOVATION MANAGER, LLC, a
Delaware limited liability company, its Manager

By:
	Name:	Chun Lee Authorized Signatory On behalf of Landlord

cc: ADDITIONAL TENANT NOTICE ADDRESSES

ATTACHMENT “1”
COMMISSIONING COMPLETE LETTER
[USE COMMISSIONING AGENT’S LETTERHEAD]
COMMISSIONING COMPLETE LETTER
_________ __, 2011
VIA [INSERT METHOD]
[LANDLORD]
c/o Digital Realty Trust, L.P.
[LANDLORD’S ADDRESS]
Re:	Commissioning of Suite ___ (the “Datacenter”), located in that certain building located at 200 Quannpowitt Parkway, Wakefield, Massachusetts.
Ladies and Gentlemen:
     We are pleased to advise you that, as of __:__ [AM/PM] on [MONTH] [DATE], 20__, Level 4 and Level 5 Commissioning of the above-referenced Datacenter are complete. We have concluded that the mechanical and electrical systems supporting the Datacenter are operating in accordance with the design intent. Please note that we will be accumulating the testing data and will forward our final report to you no later than [MONTH] [DATE], 20__.
     We understand that third parties (e.g. tenants or potential tenants of the Datacenter and your lenders or potential lenders) may rely on the statements made in this letter (this “Commissioning Complete Letter”), and we authorize you to share this Commissioning Complete Letter with third parties as you see fit.
     Should you have any questions, please contact [COMMISSIONING REPRESENTATIVE] at [PHONE #], who will be glad to assist you.

Sincerely, [COMMISSIONING AGENT]
By:
Name:
Title:

EXHIBIT “I”

NORTHERN MARKET

200 QUANNAPOWITT PARKWAY
WAKEFIELD, MASSACHUSETTS

POP ROOM RIDER
Between
GIP WAKEFIELD, LLC
a Delaware limited liability company
as Landlord
and
CARBONITE, INC., a Delaware corporation
as Tenant
Dated
June 3, 2011

SCHEDULE “1”
CERTAIN DEFINED TERMS
“Alterations — POP Room” shall mean and refer to any alterations, additions, improvements or replacements made or caused to be made to the POP Tenant Space.
“Back-Up Generator” shall mean and refer to emergency power.
“Back-Up Power” shall mean and refer to all emergency, supplemental or back-up power systems for use in the POP Tenant Space.
“HVAC — POP Room” shall mean and refer to the heating, ventilation and air conditioning system serving the POP Room.
“Landlord” shall mean and refer to the Landlord set forth in Item 1 of the Basic Rider Information.
“Landlord’s POP Room Access Control Systems” shall mean and refer to: (i) a check-in desk at the Building’s main entrance operated by Landlord twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year, (ii) an access control system to regulate access to the POP Room, and (iii) a video surveillance system in the POP Room.
“Landlord’s POP Room Repair Obligations” shall mean and refer to Landlord’s obligations to arrange for the repair and maintenance of Landlord’s POP Room Access Control Systems, HVAC — POP Room and fire suppression systems, common area cable management systems comprised of ladder racks, fiber trays, under-floor cable trays and other similar equipment installed for the benefit of all tenants of the POP Room and all common utility systems and all portions of the POP Room other than the POP Tenant Space.
“Lease” shall mean that certain Turnkey Datacenter Lease related to Suite [***] in the Building, having an Effective Date of June 3, 2011 by and between Landlord and Tenant, as amended from time to time.
“Master Lease” shall mean and refer to a master lease that Landlord may enter into with a Third Party Tenant for the entire POP Room.
“Maximum Structural Load — POP Room” shall mean and refer to the Maximum Structural Load — POP Room set forth in Item 11 of the Basic Rider Information.
“POP Base Rent” shall mean and refer to the amounts of POP Base Rent set forth in Item 6 of the Basic Rider Information.
“POP Commencement Date” shall mean and refer to the POP Commencement Date described in Item 3(b) of the Basic Rider Information.
“POP Pathway” shall mean and refer to the POP Pathway set forth in Item 5(b) of the Basic Rider Information.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

i

“POP Premises” shall mean and refer to the POP Premises set forth in Item 5(a) of the Basic Rider Information.
“POP Rent” shall mean and refer to the POP Base Rent and all other charges under this Rider, which, for the avoidance of doubt, are in addition to, and not in lieu of, POP Base Rent and all other charges under the Lease.
“POP Rider Term” shall mean and refer to the period described in Item 4 of the Basic Rider Information, subject to the terms of such Item 4.
“POP Room” shall mean and refer to the POP Room described in Item 10 of the Basic Rider Information.
“POP Room Rules and Regulations” shall mean and refer to Landlord’s rules and regulations for the POP Room, which such rules and regulations may be amended by Landlord from time to time. Landlord agrees that it will not discriminate against Tenant in the enforcement of POP Rules and Regulations as compared to other similarly-situated tenants. The terms of the Lease shall supersede and prevail over any inconsistent or conflicting POP Rules and Regulations. The current version of the POP Room Rules and Regulations is available on the Internet at the following URL:
http://www.digitalrealtytrust.com/leasing/
“POP Tenant Space” shall mean and refer to the POP Tenant Space described in Item 5 of the Basic Rider Information.
“Tenant” shall mean and refer to the Tenant set forth in Item 2 of the Basic Rider Information.
“Third Party Tenant” shall mean and refer to an entity, who is not an affiliate of Landlord, with whom Landlord may hereafter contract for the operation and control of the POP Room.

ii

200 QUANNAPOWITT PARKWAY
WAKEFIELD, MASSACHUSETTS

POP ROOM RIDER
     This POP Room Rider (this “Rider”) is entered into as of the POP Effective Date by and between Landlord and Tenant with reference to the following:
R E C I T A L S
     A. Tenant leases Tenant Space in the Building from Landlord pursuant to the Lease.
     B. Landlord desires to lease Tenant certain space within the Building’s POP Room and Tenant desires to lease such space, pursuant to the terms and conditions of this Rider.
     C. Unless otherwise specifically indicated to the contrary, all initially capitalized terms contained in this Rider shall have the meanings set forth on Schedule “1”, above. All initially capitalized terms contained in this Rider not otherwise defined herein shall have the same meanings ascribed to them in the Lease.
     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, Landlord and Tenant agree to the following terms of this Rider, which shall amend and modify the Lease as of the POP Commencement Date:
BASIC RIDER INFORMATION

1. Landlord:	GIP Wakefield, LLC, a Delaware limited liability company

2. Tenant:	Carbonite, Inc., a Delaware corporation

3. POP Effective Date/POP Commencement Date: (a) POP Effective Date: (b) POP Commencement Date:	June 3, 2011, being the latest of the parties’ respective dates of execution of this Rider, as set forth on the signature page of this Rider (and which date shall be inserted in this Item 3 by Landlord, upon Landlord’s counter-execution of this Rider).

The commencement date of this Rider shall, subject to the terms of Section 2.1, below, be equal to the Commencement Date under the Lease.

4. POP Rider Term:	Commencing on the POP Commencement Date and continuing until the expiration or earlier termination of the term of the Lease (as same may be extended or reduced from time to time in accordance with the terms of the Lease), such that the POP Rider Term shall be coterminous with the Term of the Lease.

5. POP Tenant Space:	The POP Tenant Space consists of the POP Premises described in Item 5(a) below, and the POP Pathway described in Item 5(b) below:

(a) POP Premises:	One (1) one-quarter rack in the POP Room, as set forth on Exhibit “A”, and labeled by Tenant per Landlord’s standards.

(b) POP Pathway:	See Exhibit C to the Lease.

6. POP Base Rent:	N/A

7. POP Installation Fee:	N/A

8. Intentionally Omitted

9. Intentionally Omitted

10. POP Room:	Suite [***] of the Building located on the [***] floor of the Building.

11. Maximum Structural Load — POP Room:	250 pounds of live load per square foot.
     This Rider shall consist of the foregoing Basic Rider Information, and the provisions of the Standard Rider Provisions, below “Schedule 1” and Exhibit “A”, all of which are incorporated herein by this reference as of the POP Effective Date. In the event of any conflict between the provisions of the Basic Rider Information and the provisions of the Standard Rider Provisions, the Basic Rider Information shall control.
[no further text on this page]

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

STANDARD RIDER PROVISIONS
     1. POP TENANT SPACE.
          1.1 POP Tenant Space. Upon and subject to the terms and conditions of this Rider, the Lease is hereby modified to reflect that Landlord does hereby lease, demise and let unto Tenant and Tenant does hereby lease from Landlord, (i) the POP Tenant Space and (ii) the POP Pathway, to have and hold for the POP Rider Term. Notwithstanding anything to the contrary in the Lease, Tenant shall not be permitted to access the Building’s risers or to install conduits between the POP Premises or other parts of the Building and the POP Room, except as permitted by the Lease or this Rider.
          1.2 Condition of POP Tenant Space. Tenant agrees that Tenant shall be deemed to have accepted the POP Tenant Space in its “AS IS, WHERE IS” condition on the POP Commencement Date. Tenant acknowledges that, except as expressly set forth herein or in the Lease, no representation or warranty (express or implied) has been made by Landlord as to the condition of the POP Room or the POP Tenant Space or their suitability or fitness for Tenant’s intended purpose.
          1.3 POP Room. Tenant acknowledges that the POP Room is a non-exclusive common use area that will be used by and be accessible by carriers, other tenants and their respective technicians. Tenant agrees that Landlord will not have any responsibility or liability for any damage to Tenant’s equipment or interruption of Tenant’s operations which is caused by any other tenant or its employees, technicians or representatives.
          1.4 Rights Reserved to Landlord. Landlord reserves the right to relocate the POP Premises within the POP Room or its associated expansions within the Building without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoffs or abatement of rent due under this Rider or the Lease. Landlord shall use commercially reasonable efforts to effect such relocation or reconfiguration in a manner that minimizes any interruption or adverse effect on Tenant’s telecommunications systems. Specifically, Landlord understands the need to minimize the disruption of Tenant’s service and will schedule work impacting such service during non-business hours and any other hours designated by Tenant. Landlord shall provide Tenant no less than ninety (90) calendar days’ prior notice of all such relocations or reconfigurations. Following receipt of such notice, if said relocation or reconfiguration requires the movement of any of Tenant’s equipment or property, Tenant shall relocate Tenant’s equipment or property to the new location designated by Landlord within the POP Room or its associated expansions. Landlord shall reimburse Tenant for all reasonable direct out-of-pocket costs incurred by Tenant in relocating its equipment or property.

     2. POP RIDER TERM.
          2.1 POP Rider Term. The term of this Rider, and Tenant’s obligation to pay POP Base Rent and other sums due under this Rider, shall commence on the POP Commencement Date and shall continue in effect for the POP Rider Term specified in Item 4 of the Basic Rider Information, above, unless this Rider is earlier terminated as provided herein.
          2.2 Delivery of POP Tenant Space. Landlord will deliver the POP Tenant Space to Tenant on the POP Commencement Date. Notwithstanding anything contained herein to the contrary, in the event the POP Premises has not been installed by Landlord by the Commencement Date, the POP Commencement Date shall be extended until such installation has been completed; in which case the POP Commencement Date shall be evidenced by written notice from Landlord to Tenant of such completion.
     3. POP BASE RENT AND OTHER CHARGES.
          3.1 POP Base Rent. Intentionally Deleted.
          3.2 POP Installation Fee. Intentionally Deleted.
          3.3 POP Base Rent and Charges. Intentionally Deleted.
     4. USE.
          4.1 Permitted Use. Subject to Section 1.3 above, Tenant shall use the POP Tenant Space only for the placement and maintenance of computer, switch and/or communications equipment and connections with the communications cable and facilities of other tenants in the POP Room or the Building. Any other use of the POP Tenant Space is subject to Landlord’s consent, which consent may be withheld or conditioned in Landlord’s sole and absolute discretion. Tenant may not provide MMR Services in the POP Tenant Space or any other portion of the Building, or refer to the POP Tenant Space as a meet-me room.
          4.2 Security; Surveillance. Notwithstanding anything to the contrary in the Lease or this Rider, Landlord has installed (or prior to the POP Commencement Date, will install), Landlord’s POP Room Access Control Systems. Landlord disclaims any and all other responsibility or obligation to provide security to the Building, POP Room or the POP Tenant Space. Landlord reserves the right, to be exercised by Landlord in its sole and absolute discretion but without assuming any duty, to institute additional measures to control and regulate access to the Building, the POP Room or any part thereof. Landlord shall not be responsible for supplying security services to the POP Tenant Space or any part of the POP Room or the Building in excess of those security services expressly set forth in this Section 4.2. Tenant acknowledges that all persons in the POP Room and the activities of such persons are subject to surveillance by video camera and/or Landlord’s agents and employees.
          4.3 POP Tenant Space Access. Tenant shall have access to the POP Tenant Space twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year, subject to the terms and conditions of the Lease and this Rider, including, without limitation, the POP Room Rules and Regulations, Landlord’s Access Control Systems and Force Majeure. Tenant and the Tenant Parties shall comply with Landlord’s POP Room Rules and Regulations.

Tenant acknowledges that Landlord may revise the Landlord’s POP Room Rules and Regulations from time to time.
          4.4 Ventilation and Air Conditioning. Landlord shall, at no additional charge (provided, however, that the cost of such service may be included in Operating Expenses) furnish ventilation and air conditioning to the POP Room in a commercially reasonable amount.
          4.5 Interruption of Services. Except as provided in the Lease, no interruption or malfunction of any service to the POP Tenant Space shall (i) constitute an eviction or disturbance of Tenant’s use and possession of the POP Tenant Space, (ii) a breach by Landlord of any of Landlord’s obligations under this Rider or the Lease, (iii) render Landlord liable for damages or entitle Tenant to be relieved from any of Tenant’s obligations under this Rider or the Lease (including the obligation to pay POP Base Rent under this Rider, Base Rent under the Lease or any other charges), (iv) grant Tenant any right of setoff or recoupment, or (v) make Landlord liable for any injury to or interference with Tenant’s business or any punitive, incidental or consequential damages, whether foreseeable or not, arising from the making of or failure to make any repairs, alterations or improvements, or provision of or failure to provide or restore any service in or to any portion of the Building or the POP Room. In the event of any interruption, however, Landlord shall use good faith diligence to restore such service or cause the same to be restored in any circumstances in which such restoration is within the reasonable control of Landlord and the interruption was not caused in whole or in part by Tenant’s fault. Further, Tenant acknowledges that it may not use or store batteries in the POP Room without Landlord’s prior written consent, which consent may be withheld or conditioned in Landlord’s sole and absolute discretion.
          4.6 Maximum Structural Load — POP Room. Tenant shall not place a load within the POP Premises exceeding the Maximum Structural Load — POP Room.
     5. MAINTENANCE; ALTERATIONS.
          5.1 Landlord Maintenance. Landlord shall have no repair and maintenance obligations in connection with the POP Tenant Space. Landlord shall be responsible for Landlord’s POP Room Repair Obligations, all as necessary to maintain the POP Room in a clean and safe condition. In the event that the POP Room becomes in need of repairs which are within Landlord’s POP Room Repair Obligations, Tenant may give notice to Landlord of the nature of such repair needs; but Landlord shall not be in default for failure to complete such repairs until thirty (30) days, or such additional reasonable period of time as is necessary to assess and repair such condition(s), have elapsed after receipt by Landlord of such written notice.
          5.2 Tenant’s Maintenance. During the POP Rider Term, Tenant shall, at Tenant’s sole cost and expense, maintain the POP Tenant Space and Tenant’s equipment therein in clean and safe condition, in as good condition as when Tenant took possession, ordinary wear and tear and damage by Casualty Event, Taking or Landlord breach excepted. If Tenant fails to perform its covenants of maintenance and repair hereunder, or if Tenant or any of Tenant’s technicians or representatives physically damages the POP Room, the personal property of any other tenant or anything else therein, Landlord may, but shall not be obligated to, perform all necessary or appropriate maintenance and repair, and any amounts expended by Landlord in connection therewith, plus an administrative charge of ten percent (10%), shall be reimbursed by Tenant to Landlord as Additional Rent upon demand.
          5.3 Alterations — POP Room. Notwithstanding any provision in the Lease or this Rider to the contrary, Tenant shall not make or cause to be made any Alterations — POP Room to the POP Room without the written approval of Landlord, which approval may be withheld, conditioned or delayed in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, Tenant may install, operate, maintain and repair Tenant’s Personal Property located in the POP Tenant Space in a manner that complies with the POP Room Rules and Regulations.
     6. MISCELLANEOUS.
          6.1 Incorporation; Amendment; Merger. The POP Tenant Space shall be deemed to be a part of the Tenant Space under the Lease for the purposes of Sections 1.8.3, 2.3 (except for rent), 4.1, 6.3.1, 8.1, 8.4, 9, 10, 11, 12, 13, 14, 15 and 16 of the Lease. This Rider, along with any exhibits and attachments or other documents referred to herein, all of which are hereby incorporated into this Rider by this reference, constitutes the entire and exclusive agreement between Landlord and Tenant relating to the POP Tenant Space and the POP Room, and each of the aforementioned documents may be altered, amended or revoked only by an instrument in writing signed by the party to be charged thereby. All prior or contemporaneous oral agreements, understandings and/or practices relative to the leasing or use of the POP Tenant Space or the POP Room are merged herein or revoked hereby. This Rider is hereby incorporated into the Lease by this reference.
          6.2 Effectiveness of Rider. This Rider shall not be binding or effective until the parties have executed and delivered an original or counterpart hereof to each other.
          6.3 Authority. Landlord and Tenant hereby represent to one another that the persons executing this Rider on behalf of Landlord and Tenant are duly authorized to execute and deliver this Rider pursuant to their respective by-laws, operating agreement, resolution or other legally sufficient authority. Further, Landlord and Tenant represent to one another that (i) it is duly qualified to do business in the state in which the Property is located, and (ii) this Rider is being executed on its behalf and for its benefit.
          6.4 Counterparts; Delivery by Facsimile or E-mail. This Rider may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Rider. Landlord and Tenant agree that the delivery of an executed copy of this Rider by facsimile or e-mail shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Rider had been delivered.
          6.5 Confidentiality. Each party agrees that (i) the terms and provisions of this Rider are confidential and constitute proprietary information of the parties; and (ii) as such, the terms and provisions of this Rider are, and shall be, subject to the terms of Section 17.19 of the Lease.

          6.6 POP Room Master Lease. Without limiting the generality of the foregoing, Landlord may enter into a Master Lease, and in such event, this Rider will automatically, without consent or further action of Tenant, be deemed a sublease between the Third Party Tenant, and Tenant, as subtenant. This provision is self-operating; however, Tenant agrees to execute any documents needed to confirm such sublease, and if the Master Lease is entered into and Third Party Tenant defaults thereunder, Tenant will attorn to Landlord, as substitute sublandlord, and, provided Tenant is not in default under the Lease after the expiration of any applicable notice and cure periods, Tenant may remain in possession of the POP Tenant Space under the terms of this Rider, even if Landlord should terminate the Master Lease. Landlord shall, as a condition to causing Tenant’s rights in the POP Room to be a sublease with the Third Party Tenant, enter into a commercially reasonable form of Subordination, Nondisturbance and Attornment Agreement with Tenant with respect to this Rider and the POP Room.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Rider on the respective dates set forth below to be effective as of the POP Effective Date.
LANDLORD:
GIP WAKEFIELD, LLC,
a Delaware limited liability company
By:	GIP WAKEFIELD HOLDING COMPANY, LLC, a Delaware limited liability company, its Sole Member and Manager

By:	GLOBAL INNOVATION PARTNERS, LLC, a Delaware limited liability company, its Sole Member and Manager

By:	GLOBAL INNOVATION MANAGER, LLC, a Delaware limited liability company, its Manager

By:	/s/ David J. Caron
	Name:	David J. Caron
Authorized Signatory

Date:	6/3/2011
TENANT:

CARBONITE, INC.,
a Delaware corporation

By:	/s/ David Friend
	Name:	David Friend
	Title:	CEO

Date: 5/26/11

EXHIBIT “A”
DEPICTION OF POP ROOM, POP CONNECTION AREA AND POP PREMISES
[***]

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

200 QUANNAPOWITT PARKWAY
WAKEFIELD, MASSACHUSETTS

OFFICE SPACE RIDER
Between
GIP WAKEFIELD, LLC
a Delaware limited liability company
as Landlord
and
CARBONITE, INC., a Delaware corporation
as Tenant
Dated
June 3, 2011

SCHEDULE “1”

CERTAIN DEFINED TERMS
“Building Office Standard” shall mean and refer to the type, grade, quantity and design of materials and construction as are customarily utilized by Landlord in the Building for the construction of “garden-variety” office uses.
“Controllable Operating Expenses” shall be defined as any Operating Expenses which are within the reasonable control of Landlord, and shall expressly exclude: fuel, other utility costs, insurance, taxes, snow removal, and only capital improvements that are required by Applicable Laws enacted after the Effective Date, or that are reasonably projected by Landlord to achieve savings in Operating Expenses.
“Landlord” shall mean and refer to the Landlord set forth in Item 1 of the Basic Rider Information.
“Landlord’s OS Installations” shall mean and refer to the installations defined as such, as set forth on Exhibit “E”, attached hereto.
“Landlord’s Repair Obligations” shall mean and refer to Landlord’s obligations to arrange for the repair and maintenance of the foundation, exterior walls and roof of the Building; the Common Areas within the Building; and the HVAC systems serving the OS Premises and/or the Common Areas of the Building, and all other common utilities serving the Building and the Common Areas.
“Lease” shall mean that certain Turnkey Datacenter Lease related to Suite [***] in the Building, having an Effective Date of June 3, 2011 by and between Landlord and Tenant, as amended from time to time.
“Maximum Structural Load — OS” shall mean and refer to the Maximum Structural Load — OS set forth in Item 12 of the Basic Rider Information.
“Operating Expenses” shall mean all expenses, costs and disbursements of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, operation, maintenance, repair, replacement, protection and security of the Property, determined on an accrual basis in accordance with generally accepted accounting principles, including, without limitation, the following:
          (i) Salaries and wages of all employees (general manager and below) engaged in the operation, maintenance and security of the Property, including taxes, insurance and benefits (including pension, retirement and fringe benefits) relating thereto (Landlord agreeing that the salaries and wages of any employee who performs services with respect to the Property and properties other than the Property shall be reasonably allocated by Landlord between the Property and such other properties);
          (ii) Cost of all supplies and materials used in the operation, maintenance and security of the Property;
          (iii) Cost of all electricity supplied to the Common Areas of the Property and all water and sewage service supplied to the Property;
          (iv) Cost of all maintenance and service agreements for the Property and the equipment therein, including, without limitation, alarm service, parking facilities, security (both on-site and off-site), janitorial service, landscaping, fire protection, sprinklers, window cleaning and elevator maintenance;
          (v) Cost of all insurance relating to the Property, including the cost of casualty, rental and liability insurance applicable to the Property and Landlord’s personal property used in connection therewith;

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

-i-

          (vi) Cost of repairs and general maintenance, excluding, depreciation charges applicable to all equipment used in repairing and maintaining the Property, and excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or by other third parties;
          (vii) Cost of capital improvement items, including installation thereof, which are acquired primarily for the purpose of reducing Operating Expenses; and
          (viii) Management fees paid, in any calendar year, by Landlord to third parties or to management companies owned by, or management divisions of, Landlord, not to exceed, five percent (5%) of the gross income of the Property for such calendar year.
     To the extent that any Operating Expenses are attributable to the Property and other properties of Landlord, a fair and reasonable allocation of such Operating Expenses shall be made between the Property and such other properties.
     However, the term “Operating Expenses” shall exclude the costs set forth on Exhibit “D”.
“Operating Expenses (Actual)” shall mean and refer to, with respect to each calendar year during the Rider Term, the actual Operating Expenses for such year.
“Operating Expenses (Projected)” shall mean and refer to, with respect to each calendar year during the Rider Term, to Landlord’s reasonable projection of Operating Expenses for such year.
“OS Base Rent” shall mean and refer to the amounts of OS Base Rent set forth in Item 6 of the Basic Rider Information.
“OS Commencement Date Conditions” shall mean and refer to Landlord’s completion of Landlord’s OS Installations.
“OS Commencement Date Notice” shall mean and refer to a notice from Landlord to Tenant, substantially in the form attached hereto as Exhibit “F”, which shall memorialize Landlord’s delivery of the OS Tenant Space to Tenant and confirm the actual OS Commencement Date.
“OS Demising Walls” shall mean and refer to Building Office Standard drywall office demising walls.
“OS Electrical Metering Equipment” shall mean and refer to a Building Office Standard electrical metering device (or electrical metering devices) compatible with Landlord’s energy management system for separately (i.e., by either direct meter or check meter) monitoring electricity only in the OS Tenant Space.
“OS Electricity Consumption Threshold” shall mean and refer to the amount of electrical power specified in Item 11 of the Basic Rider Information.
“OS Partial Month” shall, in the event of an OS Commencement Date that occurs on a date that is other than the first (1st) day of a calendar month, mean and refer to the number of calendar days (including the OS Commencement Date) remaining in the month in which the OS Commencement Date occurs.
“OS Permitted Use” shall mean and refer to the OS Tenant Space being used only for general office purposes and storage purposes related to Tenant’s use of the Tenant Space only.
“OS Power Payment” shall mean and refer to the actual cost of all electricity provided to and/or used in the OS Tenant Space based solely upon the OS Electrical Metering Equipment and shall exclude any fees and profit to Landlord or any other “markup” above the actual cost of electricity charged to Landlord by the utility company.
“OS Rider Term” shall mean and refer to the period described in Item 4 of the Basic Rider Information, subject to the terms of such Item 4.

-ii-

“OS Rules and Regulations” shall mean and refer to Landlord’s written rules and regulations for the OS Tenant Space, as same may be amended from time to time by Landlord in Landlord’s reasonable discretion. Landlord agrees that it will not discriminate against Tenant in the enforcement of OS Rules and Regulations as compared to other similarly-situated tenants. The terms of the Lease shall supersede and prevail over any inconsistent or conflicting OS Rules and Regulations.
“OS Tenant Space” shall mean and refer to the OS Tenant Space set forth in Item 5 of the Basic Rider Information.
“OS Tenant Work” shall mean and refer to any and all work (other than the completion of Landlord’s OS Installations) for the OS Tenant Space that Tenant shall be responsible for installing, at Tenant’s sole cost and expense.
“Projected Operating Expenses Installment — OS” shall mean and refer to an amount equal to one-twelfth (1/12) of the Operating Expenses (Projected).
“Projected Tax Installment — OS” shall mean and refer to an amount equal to one-twelfth (1/12) of the Taxes (Projected).
“Substantial Completion” shall mean and refer to the final completion of the Tenant Finish Work, as reasonably determined by a representative of Landlord.
“Target OS Commencement Date” shall mean and refer to the Target OS Commencement Date set forth in Item 3 of the Basic Rider Information, subject to the terms of Section 1.3 of the Standard Rider Provisions.
“Taxes” shall mean all taxes, assessments and governmental charges (foreseen or unforeseen, general or special, ordinary or extraordinary) whether federal, state, county or municipal and whether levied by taxing districts or authorities presently taxing the Property or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Property or its operation, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments or other charges herein defined; provided, however, Taxes shall not include taxes paid by tenants of the Property as a separate charge on the value of their leasehold improvements, death taxes, excess profits taxes, franchise taxes and state and federal income taxes, except to the extent imposed in substitution for or in lieu of all or any portion of Taxes.
“Taxes (Actual)” shall mean and refer to, with respect to each calendar year during the Rider Term, the actual Taxes for such year.
“Taxes (Projected)” shall mean and refer to, with respect to each calendar year during the Rider Term, to Landlord’s reasonable projection of Taxes for such year.
“Tenant” shall mean and refer to the Tenant set forth in Item 2 of the Basic Rider Information.
“Tenant’s Proportionate OS Share of Operating Expenses (Actual)” shall mean and refer to, with respect to each calendar year during the OS Rider Term, to an amount equal to the product of (i) the Operating Expenses (Actual), multiplied by (ii) .20% (i.e. 420 square feet/210,755 square feet).
“Tenant’s Proportionate OS Share of Taxes (Actual)” shall mean, with respect to each calendar year during the Rider Term, to an amount equal to the product of (i) the Taxes (Actual), multiplied by (ii) .20% (i.e. 420 square feet/210,755 square feet).

-iii-

200 QUANNAPOWITT PARKWAY
WAKEFIELD, MASSACHUSETTS
OFFICE SPACE RIDER
     This Office Space Rider (this “Rider”) is entered into as of the OS Effective Date by and between Landlord and Tenant with reference to the following:
R E C I T A L S
     A. Tenant leases Tenant Space in the Building from Landlord pursuant to the Lease.
     B. Landlord desires to lease to Tenant certain office space within the Building and Tenant desires to lease such space, pursuant to the terms and conditions of this Rider.
     C. Unless otherwise specifically indicated to the contrary, all initially capitalized terms contained in this Rider shall have the meanings set forth on Schedule “1”, attached to this Rider. All initially capitalized terms contained in this Rider not otherwise defined herein shall have the meanings ascribed to them in the Lease.
     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, Landlord and Tenant agree to the following terms of this Rider, which shall supplement the Lease as of the OS Effective Date:
BASIC RIDER INFORMATION

1. Landlord:	GIP Wakefield, LLC, a Delaware limited liability company

2. Tenant:	Carbonite, Inc., a Delaware corporation

3. OS Effective Date/OS Commencement Date:
a. OS Effective Date:	June 3, 2011, being the latest of the parties’ respective dates of execution of this Rider, as set forth on the signature page of this Rider (and which date shall be inserted in this Item 3 by Landlord, upon Landlord’s counter-execution of this Rider).

b. Target OS Commencement Date:	June 1, 2011.

c. OS Commencement Date:	Subject to the terms of Section 1.3 of the Standard Rider Provisions, the date as of which: (x) Landlord has completed the OS Commencement Date Conditions, (y) the Commencement Date with respect to the Tenant’s Space has occurred, and (z) POP Commencement Date has occurred

4. OS Rider Term:	Commencing on the OS Commencement Date and continuing until the expiration or earlier termination of the term of the Lease (as same may be extended or reduced from time to time in accordance with the terms of the Lease), such that the OS Rider Term shall be coterminous with the Term of the Lease.

5. OS Tenant Space:	Approximately 420 rentable square feet in Suite #[***] on the [***] ([***]) floor of the Building, as depicted on the diagram of the OS Tenant Space contained on Exhibit “A”, attached hereto.

Tenant acknowledges that Tenant has had the opportunity to measure the OS Tenant

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Space. Therefore, Landlord and Tenant hereby stipulate that notwithstanding anything herein to the contrary, the OS Tenant Space shall be deemed to consist of 420 rentable square feet, and that no shortage or overage in the rentable square feet of the OS Tenant Space purported by either party shall be the basis for changing the number of rentable square feet herein stipulated.

6. OS Base Rent:	$100.00 per year

7. Intentionally Deleted.	Intentionally Deleted.

8. OS Installation Fee:	None.

9. Intentionally Deleted.	Intentionally Deleted.

10. Intentionally Deleted.	Intentionally Deleted.

11. OS Electricity Consumption Threshold:	Four (4) watts per rentable square foot for lighting and below ceiling convenience power.

12. Maximum Structural Load - OS:	250 pounds of live load per square foot.

13. OS Rules and Regulations:	The current version of the OS Rules and Regulations is attached hereto as Exhibit “G”.
     This Rider shall consist of the foregoing Basic Rider Information, and the provisions of the Standard Rider Provisions below “Schedule 1”, above, and Exhibits “A” through “H”, all of which are incorporated herein by this reference as of the OS Effective Date. In the event of any conflict between the provisions of the Basic Rider Information and the provisions of the Standard Rider Provisions, the Basic Rider Information shall control.
[no further text on this page]

STANDARD RIDER PROVISIONS
     1. OS TENANT SPACE.
          1.1 OS Tenant Space. Upon and subject to the terms and conditions of this Rider, the Lease is hereby modified to reflect that Landlord does hereby lease, demise and let unto Tenant and Tenant does hereby lease from Landlord the OS Tenant Space, to have and to hold for the OS Rider Term, together with the non-exclusive right to use the Common Areas of the Building (as they may be changed from time to time by Landlord pursuant to the provisions of the Lease), appurtenant to or necessary for the use of the OS Tenant Space.
          1.2 Condition of OS Tenant Space. Tenant agrees that Tenant shall be deemed to have accepted the OS Tenant Space in its “AS IS, WHERE IS” condition on the OS Commencement Date. Tenant acknowledges that, aside from Landlord’s Repair Obligations, Landlord shall have no obligation to perform any work in the OS Tenant Space (including, without limitation, demolition of any improvements existing therein or construction of any tenant finish-work or other improvements therein), and Landlord shall not be obligated to reimburse Tenant or provide an allowance for any costs related to the demolition or construction of improvements therein. Tenant acknowledges that, except as expressly set forth herein, no representation or warranty (express or implied) has been made by Landlord as to the condition of the OS Tenant Space or its suitability or fitness for Tenant’s intended purpose.
          1.3 Delivery of OS Tenant Space. Landlord and Tenant acknowledge and agree that, by virtue of Landlord’s delivery of the OS Commencement Date Notice to Tenant, Landlord shall be deemed to have delivered the OS Tenant Space to Tenant, and Tenant shall be deemed to have accepted the same. Landlord shall use commercially reasonable efforts to cause Landlord’s OS Installations to be completed prior to the Target OS Commencement Date. Upon the completion of Landlord’s OS Installations, Landlord shall deliver the OS Commencement Date Notice to Tenant. In the event, however, that Landlord’s OS Installations have not been completed by the Target OS Commencement Date, Landlord shall not be deemed in default hereunder, and the OS Commencement Date shall be postponed, as Tenant’s sole and exclusive remedy, until the date on which Landlord’s OS Installations have been completed and Landlord shall have delivered the OS Commencement Date Notice to Tenant.
          1.4 Rights Reserved to Landlord. Intentionally Deleted.
     2. OS RIDER TERM. The term of this Rider, and Tenant’s obligation to pay OS Base Rent and other sums due under this Rider, shall commence on the OS Commencement Date and shall continue in effect for the OS Rider Term, unless this Rider is earlier terminated as provided herein.
     3. OS BASE RENT AND OTHER CHARGES.
          3.1 OS Base Rent. Landlord hereby acknowledges receipt of all the OS Base Rent due and payable for the entire OS Rider Term.
          3.2 Operating Expenses and Taxes.
               3.2.1 Tenant shall be obligated to pay to Landlord as Additional Rent an amount equal to Tenant’s Proportionate OS Share of Operating Expenses (Actual). In addition, Tenant shall be obligated to pay to Landlord as Additional Rent an amount equal to Tenant’s Proportionate OS Share of Taxes (Actual).
               3.2.2 Beginning with the OS Commencement Date (or as soon thereafter as reasonably possible), Landlord shall provide to Tenant a statement of the Operating Expenses (Projected) and the Taxes (Projected). Tenant shall pay each Projected Operating Expense Installment — OS and each Projected Tax Installment — OS to Landlord the first day of each month during the Rider Term. Until Tenant has received the statement of the Operating Expenses (Projected) and the Taxes (Projected) from Landlord, Tenant shall continue to pay Projected Operating Expenses Installments — OS and Projected Tax

Installment — OS to Landlord in the same amount (if any) as required for the last month of the prior calendar year. Upon Tenant’s receipt of such statement of the Operating Expenses (Projected), Tenant shall pay to Landlord, or Landlord shall pay to Tenant (whichever is appropriate), the difference between the total of the monthly amounts paid by Tenant as Projected Operating Expenses Installment — OS prior to receiving such statement and the amount payable by Tenant therefor as set forth in such statement. In addition, upon Tenant’s receipt of such statement of the Taxes (Projected), Tenant shall pay to Landlord, or Landlord shall pay to Tenant (whichever is appropriate), the difference between the total of the monthly amounts paid by Tenant as Projected Tax Installment — OS prior to receiving such statement and the amount payable by Tenant therefor as set forth in such statement. Landlord shall provide Tenant a statement on or before June 15 (or as soon thereafter as reasonably possible) after the end of each calendar year, showing the Operating Expenses (Actual) as compared to the Operating Expenses (Projected) for such calendar year and the Taxes (Actual) as compared to the Taxes (Projected) for such calendar year. If Tenant’s Proportionate OS Share of Operating Expenses (Actual) for such calendar year exceeds the aggregate of the Projected Operating Expenses Installment — OS collected by Landlord from Tenant, Tenant shall, subject to the provisions of Section 3.2.4 below, pay to Landlord, within thirty (30) days following Tenant’s receipt of such statement, the amount of such excess. However, if Tenant’s Proportionate OS Share of Operating Expenses (Actual) for such calendar year is less than the total of the monthly amounts of Projected Operating Expenses Installment — OS collected by Landlord from Tenant, Landlord shall pay to Tenant, within thirty (30) days following Tenant’s receipt of such statement, the amount of such excess (but such payment shall be made by Landlord by no later than the June 30th next following the calendar year in question). If Tenant’s Proportionate OS Share of Taxes (Actual) for such calendar year exceeds the total of the monthly amounts of the Projected Tax Installments — OS collected by Landlord from Tenant, Tenant shall pay to Landlord, within thirty (30) days following Tenant’s receipt of such statement, the amount of such excess. However, if Tenant’s Proportionate OS Share of Taxes (Actual) for such calendar year is less than the total of the monthly amounts of the Projected Tax Installments — OS collected by Landlord from Tenant, Landlord shall pay to Tenant, within thirty (30) days following Tenant’s receipt of such statement, the amount of such excess (but such payment shall be made by Landlord by no later than the June 30th next following the calendar year in question). Landlord shall have the right from time to time during each calendar year to revise the Operating Expenses (Projected) and/or Taxes (Projected) and provide Tenant with a revised statement thereof. Thereafter, Tenant shall pay Projected Operating Expenses Installments — OS and Projected Tax Installments — OS on the basis of the revised statement. If the OS Effective Date is not the first day of a calendar year, or the expiration or termination date of this Rider is not the last day of a calendar year, Tenant’s Proportionate OS Share of Operating Expenses (Actual) and Tenant’s Proportionate OS Share of Taxes (Actual) shall be prorated. The foregoing adjustment provisions shall survive the expiration or termination of the Rider Term.
               3.2.3 Notwithstanding any other provision herein to the contrary, it is agreed that if the Building is not ninety-five percent (95%) or more occupied during any calendar year an adjustment shall be made in computing the Operating Expenses (Actual) that vary with occupancy for such year so that the Operating Expenses (Actual) that vary with occupancy are computed as though the Building had been ninety-five percent (95%) occupied during such year.
               3.2.4 Notwithstanding anything to the contrary herein contained, for the purposes of computing Tenant’s Proportionate OS Share of Operating Expenses (Actual), Controllable Operating Expenses shall not increase by more than 3% per calendar year on a compounding and cumulative basis over the course of the Term of this Lease. In other words, the amount of Controllable Operating Expenses for each calendar year during the Term of this Lease which may be included in Operating Expenses (Actual) shall not exceed the Controllable Expense Cap, as hereinafter defined, for such calendar year (see Exhibit B for an example of the definition of the Controllable Expense Cap). The “Controllable Expense Cap” for 2012 shall be one hundred five (103%) percent of the amount of Controllable Operating Expenses (as the same may be adjusted pursuant to Section 3.2.3 included in Operating Expenses Actual for 2011. The “Controllable Expense Cap” for each calendar after 2012 shall be one hundred three (103%) percent of the Controllable Expense Cap for the immediately preceding calendar year (as the same may be adjusted pursuant to Section 3.2.3).

               3.2.5 Landlord agrees to keep books and records reflecting the Operating Expenses and Taxes of the Property in accordance with generally accepted accounting principles. Tenant, at its expense, shall have the right, within eight (8) months after receiving Landlord’s statement of Operating Expenses (Actual) and Taxes (Actual) for a particular year, to audit Landlord’s books and records relating to the Operating Expenses and Taxes as the case may be for such year. If conducted by Tenant, such audit shall be conducted only during regular business hours at Landlord’s office and only after Tenant gives Landlord fourteen (14) days written notice. Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days of its receipt by Tenant. No audit shall be conducted at any time that Tenant is in default (beyond the expiration of applicable grace, notice or cure periods) of any of terms of the Lease or this Rider. No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the OS Tenant Space. Such audit must be conducted by an independent nationally recognized accounting firm that is not being compensated by Tenant on a contingency fee basis. All information obtained through the Tenant’s audit with respect to financial matters (including, without limitation, costs, expenses, income) and any other matters pertaining to the Landlord and/or the Property as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of the audit shall be held in strict confidence by the Tenant and its officers, agents, and employees; and Tenant shall cause its auditor and any of its officers, agents, and employees to be similarly bound. As a condition precedent to Tenant’s exercise of its right to audit, Tenant must deliver to Landlord a signed covenant from the auditor in a form reasonably satisfactory to Landlord acknowledging that all of the results of such audit as well as any compromise, settlement, or adjustment reached between Landlord and Tenant shall be held in strict confidence and shall not be revealed in any manner to any person except upon the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, or if required pursuant to any litigation between Landlord and Tenant materially related to the facts disclosed by such audit, or if required by Applicable Law. Tenant understands and agrees that this provision is of material importance to Landlord and that any violation of the terms of this provision shall result in immediate and irreparable harm to Landlord. Landlord shall have all rights allowed by law or equity if Tenant, its officers, agents, or employees and/or the auditor violate the terms of this provision, including, without limitation, the right to terminate this Rider or the right to terminate Tenant’s right to audit in the future pursuant to this paragraph. Tenant shall indemnify, defend upon request, and hold Landlord harmless from and against all costs, damages, claims, liabilities, expenses, losses, court costs, and attorneys’ fees suffered by or claimed against Landlord, based in whole or in part upon the breach of this paragraph by Tenant and/or its auditor, and shall cause its auditor to be similarly bound. If within such eight (8) month period Tenant does not give Landlord written notice stating in reasonable detail any objection to the statement of Operating Expenses (Actual) and/or Taxes (Actual), Tenant shall be deemed to have approved such statement in all respects.
          3.3 OS Base Rent and Charges. The OS Base Rent and all other charges under this Rider are in addition to, and not in lieu of, Base Rent and all other charges under the Lease, and shall constitute Rent under the Lease. For the avoidance of doubt, Tenant acknowledges and agrees that all Rent due under this Rider shall be subject to the terms of Section 3.4 of the Standard Lease Provisions of the Lease.
          3.4. OS Installation Fee. Intentionally Deleted.
          3.5. Electrical Power.
               3.5.1 Landlord shall furnish electricity to the OS Tenant Space in the amount of the Electricity Consumption Threshold set forth in Item 11 of the Base Rider Information of this Rider. The obligation of Landlord to provide electricity to the OS Tenant Space shall be subject to the rules, regulations and requirements of the supplier of such electricity and of any governmental authorities regulating providers of electricity and shall be limited to providing the OS Electricity Consumption Threshold. Landlord shall have no responsibility to provide Back-Up Power for use in the OS Tenant Space.
               3.5.2 Tenant shall pay for all electricity used in the OS Tenant Space. Landlord shall bill Tenant monthly for the OS Power Payment. Tenant shall pay the OS Power Payment to Landlord, as Additional Rent, within thirty (30) days of delivery of such OS Power Payment invoice.

          3.6. OS Electricity Consumption Threshold. Tenant’s actual electricity consumption for the OS Tenant Space, as determined by the use of the OS Electrical Metering Equipment shall not at any time, exceed the OS Electricity Consumption Threshold. The electrical power draw by all equipment (belonging to Tenant or otherwise, Landlord hereby agreeing that Landlord will not permit the installation of any equipment in the OS Tenant Space using electricity belonging to Landlord or other tenants/occupants of the Property) located within the OS Tenant Space shall be included in the calculation of Tenant’s actual electricity consumption for the OS Tenant Space. In the event that the power consumption in the OS Tenant Space exceeds the OS Electricity Consumption Threshold, Tenant agrees to take immediate action to cause power consumption in the OS Tenant Space to be at or below the OS Electricity Consumption Threshold.
          3.7. Maximum Structural Load — OS. Tenant shall not place a load upon the OS Tenant Space exceeding the Maximum Structural Load — OS.
     4. USE.
          4.1 OS Permitted Use. The OS Tenant Space may be used only for the OS Permitted Use. Tenant shall not use any portion of the OS Tenant Space as a datacenter or telecommunications facility or similar use but the OS Tenant Space may be used for purposes ancillary to Tenant’s datacenter use of the Tenant Space, provided, however, that in no event shall Tenant install, maintain or use the datacenter equipment in the OS Tenant Space..
          4.2 OS Tenant Space Access. Subject to all of the terms and conditions of this Rider and the Lease, Tenant shall quietly have, hold and enjoy the OS Tenant Space without hindrance from Landlord or any person or entity claiming by, through or under Landlord. Subject to the terms and conditions of the Lease and this Rider (including, without limitation, the OS Rules and Regulations), Landlord’s Access Control Systems and Force Majeure, Tenant shall have access to the OS Tenant Space twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year. Tenant and its Tenant Parties shall comply with the OS Rules and Regulations. Tenant acknowledges that Landlord may revise the OS Rules and Regulations from time to time.
          4.3 Services to be Provided by Landlord. Subject to the OS Rules and Regulations, Landlord shall furnish Tenant, at Landlord’s expense, while Tenant is occupying the OS Tenant Space, the following services during the OS Rider Term:
               (1) Air conditioning and heating in season, Monday through Friday from 8:00 a.m. to 6:00 p.m., and on Saturday from 9:00 a.m. to 1:00 p.m., at such temperatures and in office-use standard amounts for the Building, but such service on Saturday after 1:00 p.m., Sundays and holidays to be furnished only upon the request of Tenant, who shall bear the cost thereof. Tenant acknowledges that such service and temperature may be subject to change by local, county, state or federal regulation. Whenever machines or equipment that generate abnormal heat are used in the OS Tenant Space which affect the temperature otherwise maintained by the air conditioning system, Landlord shall have the right to install supplemental air conditioning in the OS Tenant Space, and the cost thereof, including the cost of installation, operation, use and maintenance, shall be paid by Tenant to Landlord as Additional Rent upon demand.
               (2) Water at those points of supply provided for general use.
               (3) Janitor service in and about the Building, and the OS Tenant Space, as may in the judgment of Landlord be reasonably required; however, Tenant shall pay the additional costs attributable to the cleaning of improvements within the OS Tenant Space other than building standard improvements. Landlord shall provide the janitorial services set forth on Exhibit “H” attached hereto to the OS Tenant Space throughout the term of the Lease with respect to the OS Tenant Space.
               (4) Elevators for ingress to and egress from the Building as may in the judgment of Landlord be reasonably required. Landlord may reasonably limit the number of elevators in operation after usual and customary business hours and on Saturday afternoons, Sundays and legal holidays.
               (5) Replacement of fluorescent lamps in the building standard ceiling mounted fixtures installed by Landlord and incandescent bulb replacement in all public areas.
          4.4 Interruption of Services. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense of any type which Tenant may sustain or incur if the quantity or character of the utility provided electric service is changed, is no longer available, or is no longer suitable for Tenant’s requirements. No interruption or malfunction of any electrical or other service (including, without limitation, HVAC) to the OS Tenant Space (or to any other portion of the Building or Property) shall, in any event, (i) constitute an eviction or disturbance of Tenant’s use and possession of the OS Tenant Space, (ii) constitute a breach by Landlord of any of Landlord’s obligations under the Lease or this Rider, (iii) render Landlord liable for damages of any type or entitle Tenant to be relieved from any of Tenant’s obligations under the Lease or this Rider (including the obligation to pay Additional Rent, or other charges), (iv) grant Tenant any right of setoff or recoupment, (v) provide Tenant with any right to terminate the Lease or this Rider, or (vi) make Landlord liable for any injury to or interference with Tenant’s business or any punitive, incidental or consequential damages (of any type), whether foreseeable or not, whether arising from or relating to the making of or failure to make any repairs, alterations or improvements, or whether arising from or related to the provision of or failure to provide for or to restore any service in or to any portion of the OS Tenant Space, the Property, or the Building. In the event of any interruption, however, Landlord shall employ commercially reasonable efforts to restore such service or cause the same to be restored in any circumstances in which such restoration is within the reasonable control of Landlord.
     5. MAINTENANCE; ALTERATIONS.
          5.1 Landlord’s Maintenance. Aside from Landlord’s Repair Obligations, Landlord shall have no repair and maintenance obligations in connection with the OS Tenant Space. Subject to Section 6 below, Landlord shall be responsible for Landlord’s Repair Obligations, all as necessary to maintain such elements of the Building and the OS Tenant Space in a first class, clean, and safe condition. In the event that the OS Tenant Space becomes in need of repairs which are within Landlord’s Repair Obligations, Tenant shall give immediate notice to Landlord of the nature of such repair needs; and Landlord shall cause such repairs to be completed within thirty (30) days after such request, or such additional reasonable period of time as is reasonably necessary to repair such condition(s).
          5.2 Tenant’s Maintenance. Aside from Landlord’s Repair Obligations, during the OS Rider Term, Tenant shall, at Tenant’s sole cost and expense, maintain the OS Tenant Space and Tenant’s property, fixtures and equipment therein in clean, safe and good condition, in as good condition as when Tenant took possession, ordinary wear and tear excepted. If Tenant fails to perform its covenants of maintenance and repair hereunder within thirty (30) days after written notice that Tenant has failed to perform such maintenance and repair (or such longer time as Tenant may reasonably require to perform such maintenance and repair, provided that Tenant commences to perform such maintenance and repair within such thirty (30) day period and thereafter diligently prosecutes such maintenance and repair to completion), or if Tenant or any of Tenant’s technicians or representatives physically damages the OS Tenant Space, the personal property of any other tenant or anything else in the Building or the Property, Landlord may, but shall not be obligated to, perform all necessary or appropriate maintenance and repair, and any amounts expended by Landlord in connection therewith, plus an administrative charge of ten percent (10%), shall be reimbursed by Tenant to Landlord as Additional Rent upon demand, provided, however, that, in an emergency, Landlord shall not be required to give Tenant prior notice as a condition to exercising its rights under this sentence.
          5.3 Alterations; Fixtures.
               5.3.1 Tenant will make no alteration, change, improvement, repair, replacement or physical addition in or to the OS Tenant Space or the Building without the prior written consent and approval of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. All materials introduced by or for Tenant, or anyone claiming by, through, or under Tenant, into the OS Tenant Space and/or, except as otherwise permitted pursuant to the provisions of the Lease, the Property must be consented to in advance by Landlord. All cable installed by or for Tenant, or anyone claiming by, through, or under Tenant, in the OS Tenant Space and/or otherwise at the Property must be plenum rated. If such prior written consent of Landlord is granted, the work in such connection shall be at Tenant’s expense by workmen and contractors approved in advance in writing by Landlord and in a manner and upon terms and conditions and at times that are reasonably satisfactory to and reasonably approved in advance in writing by Landlord. In any instance where Landlord grants such consent, Landlord may grant such consent contingent and conditioned upon Tenant’s contractors, laborers, materialmen and others furnishing labor or materials for Tenant’s job working in harmony and not interfering with any labor utilized by Landlord, Landlord’s contractors or mechanics or by any other tenant or such other tenant’s contractors or mechanics; and if at any time such entry by one (1) or more persons furnishing labor or materials for Tenant’s work shall cause disharmony or interference for any reason whatsoever without regard to fault, the consent granted by Landlord to Tenant may be withdrawn at any time upon written notice to Tenant.
               5.3.2 Tenant shall remove Tenant’s trade fixtures, office supplies and movable office furniture and equipment not attached to the Building prior to the expiration of the OS Rider Term. All other property in the OS Tenant Space and any alteration or addition to the OS Tenant Space (including wall-to-wall carpeting, paneling or other wall covering) and any other article attached or affixed to the floor, wall or ceiling of the OS Tenant Space or the Building shall, upon such expiration or termination, become the property of Landlord, shall be surrendered in good condition, normal wear and tear and damage caused by a Casualty Event, Taking or a Landlord breach excepted, and shall remain upon, and be surrendered with, the OS Tenant Space or the Building, as applicable, as part thereof at the expiration of the OS Rider Term, Tenant hereby waiving all rights to any payment or compensation therefor; provided, however, that Tenant shall, in any event, remove all cabling, including, without limitation, telephone and computer cabling, installed in the OS Tenant Space and/or the risers of the Building in connection with Tenant’s lease of the OS Tenant Space. If, however, Landlord so requests in writing, Tenant will, prior to the termination of this Rider, remove in a good and workmanlike manner any and all alterations, additions, fixtures, equipment and property placed or installed by Tenant in or about the OS Tenant Space and/or the Building in connection with each alteration, including, without limitation, above ceiling alterations, and will repair any damage occasioned by such removal. Landlord agrees to make such election at the time that Landlord approves Tenant’s plans for any such alteration, if Tenant requests in writing that Landlord make such election at the time that Tenant request Landlord’s approval of such alteration.
     6. MISCELLANEOUS.
          6.1 Incorporation; Amendment; Merger. The OS Tenant Space shall be deemed to be a part of the Tenant Space under the Lease for the purposes of Sections 1.8.3, 2.3 (except for rent), 4.1, 6.3.1, 8.1, 8.4, 9, 10, 11, 12, 13, 14, 15 and 16. This Rider, along with any exhibits and attachments or other documents referred to herein, all of which are hereby incorporated into this Rider by this reference, constitutes the entire and exclusive agreement between Landlord and Tenant relating to the OS Tenant Space, and each of the aforementioned documents may be altered, amended or revoked only by an instrument in writing signed by the party to be charged thereby. All prior or contemporaneous oral or written agreements, understandings and/or practices relative to the leasing or use of the OS Tenant Space are merged herein or revoked hereby. This Rider is hereby incorporated into the Lease by this reference.
          6.2 Effectiveness of Rider. This Rider shall not be binding or effective until the parties have executed and delivered an original or counterpart hereof to each other.
          6.3 Authority. Landlord and Tenant hereby represent to one another that the persons executing this Rider on behalf of Landlord and Tenant are duly authorized to execute and deliver this Rider pursuant to their respective by-laws, operating agreement, resolution or other legally sufficient authority. Further, Landlord and Tenant represent to one another that (i) if it is a partnership, the undersigned are all of its general partners, (ii) it has been validly formed or incorporated, (iii) it is duly qualified to do business in the state in which the Property is located, and (iv) this Rider is being executed on its behalf and for its benefit.

          6.4 Counterparts; Delivery by Facsimile or E-mail. This Rider may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Rider. Landlord and Tenant agree that the delivery of an executed copy of this Rider by facsimile or e-mail shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Rider had been delivered.
          6.5 Confidentiality. Each party agrees that (i) the terms and provisions of this Rider are confidential and constitute proprietary information of the parties; and (ii) as such, the terms and provisions of this Rider are, and shall be, subject to the terms of Section 17.19 of the Lease.
[SIGNATURES APPEAR ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Rider on the respective dates set forth below to be effective as of the OS Effective Date.
LANDLORD:

GIP WAKEFIELD, LLC, a Delaware limited liability company
By:	GIP WAKEFIELD HOLDING COMPANY,
LLC, a Delaware limited liability company,
its Sole Member and Manager

By:	GLOBAL INNOVATION PARTNERS,
LLC, a Delaware limited liability company,
its Sole Member and Manager

By:	GLOBAL INNOVATION MANAGER,
LLC, a Delaware limited liability company,
its Manager

By:	/s/ David J. Caron
	Name:	David J. Caron
Authorized Signatory

Date: 6/3/2011
TENANT:

CARBONITE, INC., a Delaware corporation
By:	/s/ David Friend
	Name:	David Friend
	Title:	CEO

Date: 5/26/11

EXHIBIT “A”
DEPICTION OF OS TENANT SPACE

EXHIBIT “B”
EXAMPLE OF CONTROLLABLE EXPENSE CAP
Assuming that Controllable Operating Expenses for 2012 are $100,000, then the Controllable Expense Cap through calendar year 2015 shall be as follows:

I	II
Operating Year	Controllable Expense Cap
2012	1.03% x $100,000.00=$103,000.00
2013	1.03% x $103,000.00=$106,090.00
2014	1.03% x $106,090.00=$109,272.70
2015	1.03% x $109,272.70=$112,550.09

EXHIBIT “C”
INTENTIONALLY DELETED

EXHIBIT “D”

EXCLUSIONS FROM OPERATING EXPENSES
     The following shall be excluded from Operating Expenses:
     1. Costs for capital improvements and capital expenditures, other than capital improvements and expenditures which, although capital in nature, can reasonably be expected to reduce the normal operating costs of the Building, as well as all capital improvements made in order to comply with any law promulgated by any governmental authority after the Effective Date (other than the costs to cure any governmental law violations existing as of the date of this Rider), and except for items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like, with any such capital improvements or costs to be amortized over the useful economic life of such improvements in accordance with generally accepted accounting principles as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes). It is understood and agreed that all costs (capital or otherwise) related to completing the initial: (i) construction of the Building and all of its systems and (ii) infrastructure for the Property, shall be excluded from Operating Expenses.
     2. Costs for repair, replacements and general maintenance paid by proceeds of insurance or by Tenant, other tenants in the Building or other third parties, and alterations attributable solely to tenants of the Building other than Tenant;
     3. Costs for principal, interest, amortization or other payments on loans to Landlord and all refinancings thereof;
     4. Costs for depreciation of the Building, Building equipment and Landlord’s personal property;
     5. Costs incurred in connection with leasing space in the Building to tenants (including Tenant), including, without limitation, marketing costs, leasing commissions and the costs of any inducements provided to tenants, including but not limited to tenant improvement work, tenant finish allowances, costs incurred for materials and labor in connection with the installation of multi-tenant floor corridor configurations, security systems, rent allowances, lease takeover costs, payment of moving costs and other similar costs and expenses;
     6. Costs for legal expenses, other than those incurred for the general benefit of the Building’s tenants (e.g., tax disputes);
     7. Costs for renovating or otherwise improving space for occupants of the Building or vacant space in the Building;
     8. Costs for correcting structural defects or defects in the construction of the Building;
     9. Costs for overtime or other expenses of Landlord in curing defaults or performing work expressly provided in this Rider or the Lease to be borne at Landlord’s expense;
     10. Costs for federal income taxes, inheritance, estate, gift, franchise, corporation, or similar taxes assessed against or imposed on or measured by the income of Landlord from the operation of the Building, except to the extent imposed in lieu of all or any part of taxes;
     11. Costs for alterations, maintenance, repair or replacements attributable solely to specific tenants or occupants of the Building or for building equipment or systems dedicated to premises of other tenants in the Building and not the OS Tenant Space;
     12. Costs for fees for professional services including legal, architectural, engineering, accounting and appraisal that (a) are not directly related to the management, operation, repair and maintenance of the Building, or (b) are related to the purchase or leasing of the Building;

     13. Costs incurred by Landlord to the extent that Landlord is entitled to receive reimbursement for such costs from any source (including, but not limited to, insurance and tenants of the Building);
     14. Costs for real estate commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations with purchasers or potential purchasers of the Building;
     15. Costs for all costs and expenses (including but not limited to attorneys’ fees) incurred in connection with disputes with tenants or other occupants of the Building;
     16. Costs for expenses in connection with services or other benefits which are not provided to Tenant, but which are provided solely to other tenants or occupants of the Building;
     17. Costs incurred by Landlord due to the violation by Landlord, or any other tenants of the Building, of the terms and conditions of any lease of space in the Building;
     18. Costs for Landlord’s general overhead and general administrative expenses;
     19. Costs for rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment or machinery ordinarily considered to be of a capital nature, if such machinery or equipment would constitute a capital expenditure if purchased by Landlord;
     20. Costs for advertising and promotional expenditures;
     21. Costs for penalties or fines incurred by Landlord due to a violation by Landlord of any legal requirement, building codes or any other government rule or requirement;
     22. Costs for salary, benefits and commissions of Landlord’s officers, management supervisors and leasing agents;
     23. Costs for expenses related to compliance with environmental laws;
     24. Costs necessitated by or resulting from the negligence of Landlord, its agents, officers, or employees or Landlord’s breach of its obligations under this Rider or any lease with other tenants in the Building (provided, however, that Landlord may include repair costs which would otherwise be covered by Landlord’s casualty insurance but for a commercially reasonable deductible carried by Landlord, even if such repair is required by reason of Landlord’s negligence or breach as aforesaid);
     25. Costs for any amounts payable under any ground lease; and
     26. Costs related to any so-called “linkage” payments.

EXHIBIT “E”
LANDLORD’S OS INSTALLATIONS
Landlord agrees to cause:
1. The OS Demising Walls to be constructed in the OS Tenant Space, approximately as set forth on Exhibit “A” attached hereto.*
2. The OS Demising Walls to be painted with Building Office Standard type, color and quantity of paint.*
3. Building Office Standard flooring to be installed in the OS Tenant Space.*

*	Landlord agrees to complete Landlord’s OS Installations at Landlord’s sole cost and expense; provided, however, in the event that Tenant requests changes to the foregoing description of Landlord’s OS Installations (including any request for other than “Building Office Standard” materials, design and/or quantity), Tenant shall bear the incremental costs related to all such change requests, and shall pay the same to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor from Landlord.
Landlord’s Warranty, as set forth on Exhibit “E” to the Lease, shall apply to the Landlord’s Installations with respect to the OS Tenant Space.

EXHIBIT “F”
OS COMMENCEMENT DATE NOTICE
_________ __, 20__
VIA [FAX/E-MAIL]: [# OR E-MAIL ADDRESS]
AND FEDERAL EXPRESS
[INSERT TENANT’S ADDRESS
FOR NOTICES FROM BLI #3]
Re:	That certain Office Space Rider with an effective date of ______ __, 20__ (as amended and modified from time to time, the “Rider”), by and between CARBONITE, INC. (“Tenant”), as tenant, and GIP WAKEFIELD, LLC (“Landlord”), as landlord, covering Suite ____ at that certain building located at 200 QUANNAPOWITT PARKWAY, WAKEFIELD, MASSACHUSETTS. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Rider.
Ladies and Gentlemen:
     Please be advised that Landlord has caused each of the Commencement Date Conditions to occur. Accordingly, Landlord confirms the following:
1.	The OS Commencement Date is _______ ___, 20_.

2.	Tenant’s OS Base Rent schedule is as follows: $100 per year which has been paid in full for the entire OS Rider Term.
     Should you have any questions, please contact Ana McKenna (Property Manager) at 781-224-1700, who will be glad to assist you.

Sincerely,
By:
Name:
Title:
On behalf of Landlord

cc:	[INSERT ADDITIONAL NOTICE ADDRESSES, IF APPLICABLE]

EXHIBIT “G”
OS RULES AND REGULATIONS
     1. Upon termination of this Rider, Tenant agrees to return all keys to Landlord.
     2. Tenant shall refer all contractors, contractor’s representatives and installation technicians rendering any service to Tenant, to Landlord for Landlord’s supervision, approval (not to be unreasonably withheld, delayed or conditioned) and control, before performance of any contractual service. This provision shall apply to all work performed in the Building, including, without limitation, installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.
     3. Movement in and out of the Building of furniture, office equipment or other bulky materials, or movement through Building entrances or lobby, or dispatch or receipt by Tenant of any merchandise or materials which requires use of elevators or stairways shall be restricted to hours designated by Landlord. All such movement shall be under supervision of Landlord and in the manner agreed between Tenant and Landlord by prearrangement before performance of any such movement. Such prearrangements initiated by Tenant shall include determination by Landlord, and subject to Landlord’s decision and control, of the time, method and routing of movement, and limitations imposed by safety or other concerns which may prohibit any article, equipment or any other item from being brought into the Building. Tenant shall assume all risk as to damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for Tenant from the time of entering property to completion of work.
     4. No signs, advertisements or notices shall be allowed in any form on windows or doors inside or outside the OS Tenant Space or any other part of the Building, and no signs except in uniform location and uniform styles fixed by Landlord shall be permitted on exterior identification pylons, if any, in the public corridors or on corridor doors or entrances to the OS Tenant Space. All signs shall be contracted for by Landlord for Tenant at the rate fixed by Landlord from time to time, and Tenant shall be billed and pay for such service accordingly upon demand.
     5. No draperies, shutters, or other window covering shall be installed on exterior windows or walls or windows and doors facing public corridors without Landlord’s written approval. Landlord shall have the right to require installation and continued use of uniform window covering for such windows.
     6. No portion of the OS Tenant Space or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.
     7. Tenant shall not place, install or operate in the OS Tenant Space or in any other part of the Building any machinery or conduct mechanical operations, or place or use in or about the OS Tenant Space any explosives, gasoline, kerosene, oil, acids, caustics or any other inflammable, explosive or hazardous materials, fluid or substance without the prior written consent of Landlord.
     8. Landlord shall not be responsible for lost or stolen personal property, equipment, money or jewelry from the OS Tenant Space or public rooms regardless of whether such loss occurs when any such area is locked against entry or not.
     9. No birds or animals shall be brought into or kept in or about the OS Tenant Space or any other part of the Building.
     10. None of the entries, sidewalks, vestibules, elevator shafts, passages, doorways or hallways and similar areas shall be blocked or obstructed, or any rubbish, litter, trash or material of any nature placed, emptied or thrown into such areas, or such areas be used at any time for any purpose except for ingress or egress by Tenant, Tenant’s agents, employees or invitees to and from the OS Tenant Space and for going from one to another part of the Building.

     11. Tenant and Tenant’s employees, agents and invitees shall observe and comply with the driving and parking signs and markers on the premises or parking facilities surrounding the Building.
     12. Landlord shall have the right to prescribe the weight and position of safes and other heavy equipment which shall, in all cases, in order to distribute their weight, stand on supporting devices approved by Landlord. All damage done to the OS Tenant Space or to the Building by placing in or taking out any property of Tenant, or done by Tenant’s property while in the OS Tenant Space or the Building, shall be repaired immediately at the sole expense of Tenant.
     13. Plumbing fixtures and appliances shall be used only for purposes for which constructed, and no sweeping, rubbish, rags or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant, or Tenant’s agents or employees shall be paid by Tenant, and Landlord shall not in any case be responsible therefor.
     14. Tenants on multi-tenant floors shall keep all entrance doors to the OS Tenant Space closed at all times.
     15. Landlord reserves the right to rescind any of these rules and make such other and further reasonable rules and regulations as in Landlord’s judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees and invitees, which rules when made and notice thereof given to a tenant shall be binding upon such tenant in like manner as if originally prescribed.

EXHIBIT “H”
JANITORIAL SERVICES
GENERAL CLEANING
Nightly
•	Sweep all tile floors using a chemically treated dust cloth: file rooms, copy rooms and storage rooms. Mop all pantry floors and wipe down outsides of all kitchen cabinets, appliances, tables and stairways, and insides of all microwaves.

•	Spot clean fingerprints from doorknobs, light switches and card readers.

•	Empty all waste receptacles and replace liners (supplied by Contractor), Included in this provision is the emptying of both trash and recycling containers.

•	Place waste in bags furnished by contractor and leave in a designated area.

•	Vacuum all carpeted areas using high-powered vacuum cleaners.

•	Damp wipe all furniture in cafeteria area.

•	Clean all water coolers and fountains.

•	Dust all ledges within hand reach including windowsills, wall ledges, chairs, tables, file cabinets, pictures and all manner of furniture with chemically treated cloth, and remove all cobwebs.

•	Vacuum all elevators and polish bright work. Spot clean carpets when needed.

•	Glass lobby and entry doors to be wiped clean of fingerprints.

•	Sweep, mop (as needed), and spray-buff stone floor of entrance lobby.

•	Clean all interior surfaces of elevator cabs. Remove all finger marks and eraser marks from furniture.

•	Upon completion of the nightly chores, all lights shall be turned off, doors locked, and offices left in a neat, orderly condition.

•	Keep slop sink rooms in clean and orderly condition.

•	Parking garage and structure policed nightly.
Once Per Year

Remove dirt and marks from painted walls.

High Dusting
•	Dust all picture frames, charts, graphs, and similar wall coverings once a month,
•	Dust all vertical surfaces such as walls, partitions, doors and other surfaces not reached in nightly cleaning once a month,
•	Hand dust and vacuum all ventilating and air conditioner louvers and vents once a year.
•	Dust all venetian blinds once a month.
WINDOWS AND GLASS
Windows
Interior and exterior of perimeter windows will be washed two (2) times per year. All windows will be washed to have no streaks or unwashed places and no water will be spilled or splashed on walls, sashes or other furnishings in the room. Contractor will furnish necessary cloths to protect the furnishings and other property.

All window cleaning will be performed during regular working hours between 7:00 am and 5:00 pm, Monday through Friday, excluding Saturdays, Sundays and Holidays. No exterior window washing will be done on days of rain, sleet or snow, but will be performed as soon as possible thereafter.
The Vendor will comply with all State, Federal and local regulations and safety measures pertaining to the use and/or structural requirements as performed in the industry through OSHA.
The Vendor will require its employees to follow accepted and safe practices in the performance of their work.
EXTERMINATING
Weekly
Kitchen facilities, including all pantries.
Monthly
•	Offices and common areas.

•	Complete insecticide service utilizing FICAM, and odorless, colorless, and non-staining insecticide.

•	Complete rodent service utilizing TALON, a strong formulated feeding product to rid premises of mice infestation.

•	Service will be provided by a licenses Board of Health operator.

•	Special emergency calls will be provided, on request, at no additional charge.
LIGHT FIXTURE CLEANING
Once Per Year
•	Clean all fixtures and lens coverings for lighting throughout Building and Parking Structure.

•	Replace burned out lamps as required. Lamps supplied by Contractor.
LAVATORIES
•	All floors will be washed and disinfected nightly. All floors will be machine scrubbed when necessary, but no less than once per month.

•	All floors will be stripped and sealed three times per year.

•	Nightly wash and polish all mirrors, powder shelves (Formica cabinets), bright work, sinks, enameled surfaces, etc., including flushometers, piping and toilet, seat hinges.

•	All partitions, tiled walls and interior of waste cans and sanitary disposal containers will be washed with proper disinfectant, monthly.

•	Wipe clean, replace and fill all lavatory cabinets including: (a) toilet tissue; (b) hm1d towels (c) sanitary napkins; and (d) liquid hand soap, nightly.

•	Scour, wash and disinfect all basins, bowls and urinals, nightly.

•	Report all mechanical deficiencies, dripping faucets, etc. to Landlord, daily.

•	Maintenance contractor will supply lavatory materials.

GRANITE/STONE/FLOOR MAINTENANCE
•	Treat granite/stone with a special metal-interlock floor finish; initially. This will service to protect the smooth surface of the polished marble.

•	Wash and buff marble floor five times per week. This will maintain a shine on the floor.

•	Strip and refinish marble twice per year or more if needed, in the atrium and rear entrance and all other marbled floored locations. This will remove any dirt and build-up.
SHAMPOOING
•	All carpeting will be completely shampooed one (1) time per year, Common areas are to be shampooed when needed.